UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ELDERTRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Shares of Beneficial Interest, $.01 par value

(2)	Aggregate number of securities to which transaction applies:

8,031,946 Common Shares of ElderTrust (includes 247,500 shares underlying options to purchase Common Shares)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$12.50 per Common Share (with respect to outstanding options, the per share price was based on the difference between $12.50 per share and the per share exercise price of in-the-money options)

(4)	Proposed maximum aggregate value of transaction:

$98,474,062 (includes $35,713 to be paid to holders of distribution equivalent rights)

(5)	Total fee paid:

$7,966.55

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ElderTrust

Little Falls Centre One

2711 Centerville Road, Suite 108

Wilmington, Delaware 19808

Dear Shareholder:

You are cordially invited to attend a Special Meeting of shareholders of ElderTrust to be held at 101 East State Street, Kennett Square, Pennsylvania 19348, on Tuesday, February 3, 2004, at 3:00 p.m., local time.

At the Special Meeting, you will be asked to approve the merger of ElderTrust with Ventas Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Ventas, Inc., a publicly-traded Delaware corporation. If the merger is completed, each of our outstanding common shares of beneficial interest, par value $.01 per share, will be converted into the right to receive $12.50 in cash, without interest and subject to adjustment, as more fully described in the enclosed proxy statement.

Our board of trustees has unanimously approved the merger agreement, the merger, and the other transactions contemplated by the merger agreement, including the proposed amendments to the ElderTrust declaration of trust to be effected as part of the merger which are described in the enclosed proxy statement, and has unanimously declared the merger advisable and in the best interests of our shareholders and unanimously recommends that our shareholders approve the merger agreement, and the merger, including the proposed amendments to the declaration of trust. Among the factors considered by our board of trustees in evaluating the merger was the opinion, dated November 19, 2003, of Wachovia Capital Markets, LLC, our financial advisor, which provides that, as of that date, the cash consideration to be received by our shareholders in the merger was fair, from a financial point of view, to such holders. The written opinion of Wachovia Capital Markets, LLC is attached as Appendix B to the accompanying proxy statement and should be read carefully and in its entirety.

Your vote is important. The affirmative vote of holders of at least two-thirds of the common shares outstanding and entitled to vote at the Special Meeting is necessary to approve the merger. You should be aware that the failure to vote, an abstention or a broker non-vote will have the same effect as a vote against the merger agreement, the merger, and the other transactions contemplated by the merger agreement, including the proposed amendments to our declaration of trust to be effected as part of the merger which are described in the enclosed proxy statement. If the merger is approved by the requisite holders of our common shares at the Special Meeting, the merger will be consummated as soon as all of the other conditions to the consummation of the merger are satisfied or waived.

We urge you to read carefully the attached proxy statement and the Agreement and Plan of Merger, a copy of which is included in the proxy statement as Appendix A. The enclosed proxy statement provides you with a summary of the merger agreement, the merger, including the proposed amendments to the declaration of trust, and additional information about the parties involved.

It is very important that your shares be represented at the Special Meeting. Whether or not you plan to attend the Special Meeting, you are urged to promptly authorize a proxy to vote your shares by telephone or via the internet in accordance with the instructions provided or complete, date and sign the enclosed proxy card and return it in the envelope provided.

This proxy statement is dated December 22, 2003 and is first being mailed to shareholders on or about December 29, 2003.

Sincerely,

Michael R. Walker
Executive Chairman of the Board, Acting President and Chief Executive Officer

ElderTrust

Little Falls Centre One

2711 Centerville Road, Suite 108

Wilmington, Delaware 19808

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Dear Shareholder:

NOTICE IS HEREBY GIVEN that a Special Meeting of shareholders of ElderTrust, a Maryland real estate investment trust, will be held at 101 East State Street, Kennett Square, Pennsylvania 19348, on Tuesday, February 3, 2004, at 3:00 p.m., local time, for the following purposes:

1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger by and among ElderTrust, Ventas, Inc., a Delaware corporation, and Ventas Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Ventas dated as of November 19, 2003, the merger, and the other transactions contemplated by the merger agreement, including the proposed amendments to our declaration of trust to be effected as part of the merger which are described in the enclosed proxy statement; and

2. To transact such other business as may properly be brought before the meeting or any adjournments or postponement of that meeting or matters incidental thereto.

The board of trustees has fixed the close of business on December 18, 2003 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements of the meeting. Only the shareholders of record of ElderTrust at the close of business on the record date are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements of that meeting. At the close of business on the record date, ElderTrust had outstanding and entitled to vote 7,784,446 common shares.

Your vote is important. The approval and adoption of the merger agreement, the merger, and the other transactions contemplated by the merger agreement, including the proposed amendments to our declaration of trust to be effected as part of the merger which are described in the enclosed proxy statement, require the affirmative vote of the holders of two-thirds of the common shares outstanding and entitled to vote at the Special Meeting. You should be aware that the failure to vote, an abstention or a broker non-vote will have the same effect as a vote against the merger agreement, the merger, and the other transactions contemplated by the merger agreement, including the proposed amendments to our declaration of trust to be effected as part of the merger which are described in the enclosed proxy statement.

All shareholders are cordially invited to attend the Special Meeting. To ensure your representation at the Special Meeting, however, you are urged to promptly authorize a proxy to vote your shares by telephone or via the internet in accordance with the instructions provided or complete, date and sign the enclosed proxy card and return it in the envelope provided. If you attend the Special Meeting, you may vote in person even if you have already returned a proxy.

BY ORDER OF THE BOARD OF TRUSTEES

MICHAEL R. WALKER
Executive Chairman of the Board and Acting Secretary

Wilmington, Delaware

December 22, 2003

Our board of trustees has unanimously approved and recommends that you vote “FOR” approval of the merger agreement the merger, and the other transactions contemplated by the merger agreement, including the proposed amendments to our declaration of trust to be effected as part of the merger which are described in the enclosed proxy statement.

-i-

-ii-

ElderTrust

Little Falls Centre One

2711 Centerville Road, Suite 108

Wilmington, Delaware 19808

PROXY STATEMENT

Special Meeting of Shareholders

To Be Held on Tuesday, February 3, 2004

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire document, as well as the additional documents to which we refer you, including the Agreement and Plan of Merger, a copy of which is attached as Appendix A, which we refer to throughout this proxy statement as the merger agreement. We encourage you to read the merger agreement in its entirety as it is the legal document that governs the merger and the other transactions contemplated by the merger agreement. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. This proxy statement is first being mailed to our shareholders on or about December 29, 2003.

The Parties to the Merger (page 12)

•	ElderTrust. We are a self-managed and self-administered Maryland real estate investment trust that invests principally in senior housing and other healthcare facilities, primarily skilled nursing facilities, assisted and independent living facilities and medical office and other buildings. Our principal office is located at Little Falls Centre One, 2711 Centerville Road, Suite 108, Wilmington, Delaware 19808 and our telephone number is (302) 993-1022. Our common shares trade on The New York Stock Exchange under the trading symbol “ETT.”

•	Ventas, Inc. Ventas, Inc. (to which we refer throughout this proxy statement as “Ventas”) is a Delaware corporation that owns a geographically diverse portfolio of healthcare related facilities that consists of hospitals, nursing facilities and other healthcare-related and senior housing facilities. Ventas’ business consists of financing, owning and leasing healthcare-related and senior housing facilities. Ventas’ principal executive offices are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and its telephone number is (502) 357-9000. Ventas’ common stock trades on The New York Stock Exchange under the trading symbol “VTR.”

•	Ventas Sub, LLC. Ventas Sub, LLC, or the “Merger Sub,” is a Delaware limited liability company recently formed by Ventas solely for the purpose of merging with ElderTrust. The principal executive offices of the Merger Sub are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and its telephone number is (502) 357-9000.

The Merger (page 12)

•	Pursuant to the merger agreement, a copy of which is attached as Appendix A, the Merger Sub will merge with and into ElderTrust, with ElderTrust being the surviving entity. Following the merger, ElderTrust will become a subsidiary of Ventas.

•	At the effective time of the merger, each of our outstanding common shares of beneficial interest, par value $.01 per share, will be converted into the right to receive $12.50 in cash, without interest, and subject to adjustment. The merger agreement provides that, if prior to the completion of the merger we declare or pay any dividend or distribution to our shareholders, other than a quarterly distribution of up to $0.18 per common share with respect to our fiscal quarter ending December 31, 2003, the per common share merger consideration will be reduced by the amount of that dividend or distribution per share. In addition, if the merger is not consummated by May 31, 2004, the per common share merger consideration will be increased by an amount equal to our current annual dividend rate per common share of $0.72, divided by 365, or $0.00197 per day, for each day from and including June 1, 2004 through but not including the date on which the merger is consummated.

•	Ventas may require that we declare and pay to our shareholders:

•	such dividends, immediately prior to the effective time of the merger, as may be necessary to permit Ventas to make an election under the Internal Revenue Code of 1986, as amended (and to which we refer throughout this proxy statement as the “Code”), to have us treated as having sold and reacquired all of our assets immediately prior to the merger; and

•	such dividends as may be necessary to maintain our status as a real estate investment trust prior to the effective time.

If any such dividends are declared or paid prior to the effective time of the merger, the per common share merger consideration will be reduced by an amount equal to the amount of such dividends per share. The sum of such dividends declared or paid, if any, and the merger consideration to be paid will be the same as would be paid if no such dividend were declared or paid.

•	Amendments to our declaration of trust will be effected as part of the merger. These amendments will, among other things, remove the transfer and ownership restrictions on our common shares, declassify our board and reduce the number of trustees to one, reduce the number of authorized shares, lower the vote for extraordinary actions to a majority and make such other changes to our declaration of trust as may be requested by Ventas. These amendments will only be effected if and when the merger becomes effective. In this proxy statement, references to the merger or approval of the merger shall be deemed to include these amendments.

•	After the completion of the merger, the holders of our common shares will have no continuing equity interest in our company, and will not share in our future earnings, dividends or growth, if any. In addition, after the merger has been completed, our common shares will no longer be listed on The New York Stock Exchange or registered with the Securities and Exchange Commission.

Recommendation of Our Board of Trustees and Reasons for the Merger (page 18)

•	After an evaluation of a variety of business, financial and market factors and consultation with our legal and financial advisors, at a meeting on November 17, 2003, our board of trustees determined that the merger is advisable and fair to and in the best interests of our company and its shareholders. Our board of trustees unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously voted to recommend that our shareholders approve the merger agreement and the merger.

Opinion of Financial Advisor (page 21)

•	On November 17, 2003, Wachovia Capital Markets, LLC, which is sometimes referred to in this document as “Wachovia Securities,” rendered an oral opinion to our board of trustees that, as of the date of that opinion, the merger consideration to be received by holders of our common shares pursuant to the merger agreement was fair, from a financial point of view, to such holders. Wachovia Securities confirmed its opinion to the board of trustees in writing on November 19, 2003.

•	The full text of the written opinion of Wachovia Securities, which is based upon and subject to the factors and assumptions set forth therein, is attached as Appendix B to this proxy statement. The opinion of Wachovia Securities does not constitute a recommendation as to how any holder of our common shares should vote with respect to the merger. You should read carefully the opinion in its entirety.

Availability of Funds (page 26)

•	Ventas has represented to us in the merger agreement that at the consummation of the merger it will have adequate funds to pay the aggregate merger consideration and all other payments contemplated by the merger agreement.

Structure of the Merger (page 26)

•	As a result of the merger, the Merger Sub will be merged with and into ElderTrust, with ElderTrust being the surviving entity. Following the effective time of the merger, we will become a subsidiary of Ventas.

•	In the merger, each of our common shares issued and outstanding immediately prior to the effective time of the merger will be canceled, retired and converted into the right to receive the per common share merger consideration.

Interests of Certain Persons in the Merger (page 27)

•	In addition to their interests as shareholders, certain of our employees, consultants, trustees and our executive officer have interests in the merger that differ from your interests as a shareholder. Our board of trustees was aware of these interests and considered them, among other matters, in approving the merger agreement, the merger and the other transactions contemplated by the merger agreement.

•	Transaction Payments. Pursuant to a compensation agreement with ElderTrust, Michael R. Walker, our acting president, chief executive officer and chief financial officer, will receive $150,000 upon the consummation of the merger. In addition, each of our employees will receive a payment equal to their current salary upon the earlier to occur of (a) his or her termination of employment with the surviving entity or (b) the one year anniversary of the consummation of the merger. Ridgeway Capital, LLC, one of our consultants, will receive $200,000 upon the consummation of the merger.

•	Options. As of the consummation of the merger, all outstanding options to purchase common shares will be converted into the right to receive an amount in cash equal to the number of common shares underlying each option multiplied by the excess, if any, of $12.50 (or the adjusted per common share merger consideration) over the option exercise price per share applicable to that option. Our trustees and our executive officer hold options to purchase our common shares, which will entitle them to an aggregate cash payment, before any applicable withholding taxes, of approximately $747,405 at the consummation of the merger, of which approximately $249,280 will be paid to Michael R. Walker, our executive officer and one of our trustees, and approximately $498,125 will be paid to our other trustees (Messrs. Zuber, Moorhead, Foos, Clymer and Rodgers).

All of our employees and one of our consultants also have been granted options, and such employees and consultant will be entitled to an aggregate cash payment, before any applicable withholding taxes, of approximately $385,369 upon consummation of the merger.

•	Distribution Equivalent Rights. At the effective time of the merger, all of our distribution equivalent rights will be canceled and the surviving entity will pay to the holders of those rights an amount in cash equal to their accrued and unpaid distribution equivalents as of the effective time of the merger, net of applicable withholding taxes. Our trustees and our executive officer hold distribution equivalent rights, which will entitle those holders to an aggregate cash payment of approximately $35,713 at the consummation of the merger, of which approximately $21,291 will be paid to Michael R. Walker, our executive officer and one of our trustees, and approximately $14,422 will be paid to our other trustees (Messrs. Zuber, Moorhead, Foos, Clymer and Rodgers).

•	Class A Units. All holders of Class A units in the operating partnership have entered, or will have entered, into agreements, which we refer to throughout this proxy statement as “unitholder agreements,” to sell their Class A units to Ventas concurrent with the consummation of the merger. Holders of Class A units will receive the same per unit merger consideration as is paid to the holders of common shares, on a per common share basis, based on the number of common shares which would otherwise be issued to such holders upon conversion of their Class A units. Of the outstanding Class A units, Mr. Walker owns, directly and indirectly, 228,416 Class A units in the operating partnership and will receive, directly and indirectly, approximately $2,855,200 in connection with the sale of his Class A units.

•	Indemnification. In addition, under the terms of the merger agreement, our trustees and officers will be entitled to indemnification in certain circumstances, as more fully described in the section entitled “Terms of the Merger—Indemnification.”

The Special Meeting (page 29)

•	The Special Meeting of our common shareholders will be held at 101 East State Street, Kennett Square, Pennsylvania 19348, on Tuesday, February 3, 2004, at 3:00 p.m., local time. At the Special Meeting, the holders of our common shares will be asked to vote upon a proposal to approve the merger agreement and the merger.

Record Date and Voting Power (page 29)

•	Our board of trustees has fixed the close of business on December 18, 2003 as the record date for determining shareholders entitled to notice of, and to vote at, the Special Meeting.

•	On the record date, we had 7,784,446 outstanding common shares held by approximately 70 shareholders of record. We have no other class of voting securities outstanding.

•	Shareholders of record on the record date will be entitled to one vote per common share on any matter that may properly come before the Special Meeting and any adjournment or postponement of that meeting, including the proposal to approve the merger agreement and the merger.

Quorum, Vote Required and Voting Agreement (page 29)

•	Our declaration of trust and our bylaws, each as amended and restated to date, require: (a) the presence, in person or by duly executed proxy, of the holders of common shares representing at least a majority of the votes entitled to be cast at the Special Meeting in order to constitute a quorum; and (b) the affirmative vote of the holders of common shares representing not less than two-thirds of the shares outstanding and entitled to vote at the Special Meeting in order to approve the merger. Please be aware that the failure to vote, an abstention or a broker non-vote will have the same effect as a vote against the merger agreement, the merger and the other transactions contemplated by the merger agreement.

•	Ventas has entered into a voting agreement with each of our trustees, our executive officer and Mr. D. Lee McCreary, Jr., a former trustee and chief executive officer of ElderTrust. In this agreement, our trustees and executive officer and Mr. McCreary have agreed to vote the common shares owned by them in favor of the merger agreement, the merger and the other transactions contemplated by the merger agreement and to vote against any action or agreement that is inconsistent with the merger or would reasonably be expected to result in the breach of a covenant, representation or warranty or other obligation or agreement of ours under the merger agreement or would reasonably be expected to result in any of the conditions to the merger agreement not being fulfilled. Our trustees and executive officer and Mr. McCreary also granted Ventas a power of attorney to execute and deliver an irrevocable proxy to vote their shares in the manner described in the preceding sentence. The voting agreement excludes any shares as to which the trustee, executive officer or Mr. McCreary is a beneficial owner solely because he currently serves in a fiduciary capacity as an officer or director of a corporation with respect to the person or entity that directly owns the shares. The voting agreement does not prevent any trustee from exercising his duties and obligations as a trustee of our company or otherwise taking any action, subject to the applicable provisions of the merger agreement, in his capacity as a trustee of ElderTrust. The trustees and executive officer and Mr. McCreary have agreed not to transfer or pledge their shares before the merger, except that they may transfer their shares for tax planning purposes, subject to certain requirements. In the aggregate, our trustees and executive officer and Mr. McCreary own approximately 929,807 of our common shares that are subject to the voting agreement, representing approximately 11.9% of our outstanding common shares.

Proxies, Voting and Revocation (page 30)

•	Common shares represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted at the Special Meeting and at any adjournments or postponements of that meeting, in accordance with those instructions on the proxies. If a proxy is duly executed and submitted without instructions, the common shares represented by that proxy will be voted “FOR” the approval of the merger agreement, the merger, and the other transactions contemplated by the merger agreement, including the proposed amendments to our declaration of trust to be effected as part of the merger which are described herein, and in the discretion of our management with respect to any other matter that comes before the meeting, including any adjournments or postponements of the meeting or matters incident to the conduct of the meeting. Proxies are being solicited on behalf of our board of trustees.

•	Your vote is important! Whether or not you expect to attend in person, we urge you to grant a proxy to vote your shares by signing, dating, and returning the enclosed proxy card at your earliest convenience. Returning your proxy card will help ensure the presence of a quorum at the meeting. Promptly authorizing a proxy to vote your shares will save us the expense of additional solicitation. If you prefer, an addressed envelope, for which postage has been prepaid if mailed in the United States, is enclosed if you wish to vote your shares by mail. Sending in your proxy card will not prevent you from voting at the meeting if you desire to do so, as your vote by proxy is revocable at your option.

•	You can also authorize a proxy to vote via the internet or by telephone in accordance with the instructions provided. Voting by proxy via the internet or by telephone is fast, convenient, and your proxy is immediately confirmed and tabulated. Also, by using the internet or telephone, you help us reduce postage and proxy tabulation costs. Instructions to authorize a proxy to vote via the internet or by telephone will be provided by (1) your broker, (2) our transfer agent, Mellon Investor Services LLC, or (3) our proxy solicitor, Georgeson Shareholder Communications Inc. Please do not return the enclosed proxy card if you authorize a proxy to vote over the internet or by telephone.

•	A proxy may be revoked by the person who executed it at, or before, the Special Meeting by: (a) delivering to our secretary a written notice of revocation of a previously delivered proxy bearing a later date than the proxy; (b) duly executing, dating and delivering to our secretary a subsequent proxy; or (c) attending the Special Meeting and voting in person. In addition to the foregoing, if you authorized a proxy to vote by telephone or via the internet, you may also revoke your proxy by authorizing a new proxy by telephone or via the internet. Attendance at the Special Meeting will not, in and of itself, constitute revocation of a proxy.

Effective Time (page 31)

•	The merger will become effective upon the acceptance for record of: (a) the articles of merger by the State Department of Assessments and Taxation of the State of Maryland in accordance with the Maryland REIT Law and (b) the certificate of merger by the Secretary of State of the State of Delaware in accordance with the Delaware Limited Liability Company Act, or at such later time which Ventas and we shall have agreed upon and designated in the articles of merger in accordance with Maryland law and in the certificate of merger in accordance with Delaware law as of the effective time of the merger, which is expected to be as soon as practicable after shareholder approval of the merger and the satisfaction or waiver of all other conditions to the consummation of the merger.

Exchange of Share Certificates (page 31)

•	At the effective time of the merger, Ventas will deposit with a paying agent cash in an amount sufficient to pay the holders of common shares and options to purchase common shares and distribution equivalent rights outstanding immediately prior to the effective time of the merger, the merger consideration to which they are entitled under the merger agreement.

•	As soon as reasonably practicable after the effective time of the merger, the paying agent will send to each shareholder of record a letter of transmittal and instructions specifying the procedures to be followed in surrendering his, her or its certificates. You should not send any share certificates to the paying agent or to anyone else until you receive the letter of transmittal. Upon the surrender of a share certificate in accordance with the letter of transmittal and accompanying instructions, the surrendering holder will be entitled to the merger consideration.

ElderTrust Operating Limited Partnership Unit Purchases (page 37)

•	All holders of Class A units in the operating partnership have entered, or will have entered, into unitholder agreements to sell their Class A units to Ventas concurrent with the consummation of the merger. Holders of Class A units will receive the same per unit merger consideration as is paid to the holders of common shares, on a per common share basis, based on the number of common shares which would otherwise be issued to such holders upon conversion of their Class A units.

Conditions to the Merger (page 38)

•	We will not complete the merger unless a number of conditions are satisfied or waived, including approval of the merger by our shareholders and other closing conditions that are described more fully in the section entitled “Conditions to the Merger.”

Solicitation of Proposals from Other Parties (page 39)

•	We have agreed, except in limited circumstances, not to solicit or encourage any proposals relating to alternative business combinations or other similar transactions with a party other than Ventas while the merger is pending.

Amendment to Partnership Agreement (page 40)

•	Concurrent with the consummation of the merger, the second amended and restated agreement of limited partnership of ElderTrust Operating Limited Partnership, the operating partnership through which we conduct substantially all of our business, will be amended pursuant to an amendment agreement which we refer to throughout this proxy statement as the “Class C amendment agreement.” The Class C amendment agreement removes certain voting rights of the holders of Class C units of the operating partnership. In addition, the Class C amendment agreement amends certain payment obligations of the operating partnership to the Class C unitholders in the event that certain actions by the operating partnership cause certain specified adverse tax consequences for the Class C unitholders.

Termination of the Merger Agreement (page 41)

•	Ventas and ElderTrust may terminate the merger agreement by mutual agreement, and the merger agreement may otherwise be terminated under certain other circumstances.

Break-Up Fee; Expense Reimbursement (page 42)

•	As a condition to Ventas’ willingness to enter into the merger agreement, we have agreed to pay Ventas a break-up fee of $4.25 million or expenses of up to $1.5 million if the merger agreement is terminated under certain circumstances.

No Appraisal Rights (page 44)

•	No dissenters’ or appraisal rights are available in connection with the merger or any of the other transactions contemplated by the merger agreement.

Regulatory Approvals (page 44)

•	There are no federal or state regulatory approvals which will need to be obtained in order to consummate the merger, other than the filing and acceptance for the record of (a) the articles of merger with the State Department of Assessments and Taxation of the State of Maryland, and (b) the certificate of merger with the Secretary of State of the State of Delaware.

Federal Income Tax Consequences (page 44)

•	If the merger is completed, the exchange of our common shares by our shareholders in return for the merger consideration will be a taxable transaction under the Code. Generally, a U.S. taxpayer will recognize capital gain or loss to the extent the per share merger consideration differs from the taxpayer’s basis in our common shares. If a dividend is paid immediately prior to consummation of the merger, as may be required to maintain real estate investment trust status, a portion of the consideration received will be taxed as a dividend, and not as consideration received in the merger. Because of the complexities of the tax laws, we advise you to consult your own tax advisors concerning any federal, state, local, foreign and other tax consequences resulting from the merger.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Upon what am I being asked to vote?

A:	You are being asked to approve the merger of ElderTrust with the Merger Sub, including the proposed amendments to our declaration of trust, and the merger agreement. After the merger, ElderTrust, as the surviving entity, will continue as a subsidiary of Ventas and you will no longer own an equity interest in ElderTrust. Our board of trustees has unanimously approved the merger and recommends that you vote “FOR” the approval of the merger agreement and the merger.

Q:	What will happen in the merger?

A:	Upon completion of the merger, we will be merged with the Merger Sub, and our shareholders will receive a cash payment of $12.50, without interest and subject to adjustment, as described below, for each common share that they hold.

Q:	What will happen to my ElderTrust common shares after the merger?

A:	Following completion of the merger, your common shares will represent solely the right to receive the cash merger consideration, and trading in our common shares on The New York Stock Exchange will cease. Price quotations for our common shares will no longer be available, and we will cease filing periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

Q:	Does our board of trustees recommend the approval of the merger agreement and the merger?

A:	Yes. Our board of trustees unanimously recommends that our shareholders approve the merger agreement and the merger. Our board of trustees considered many factors in deciding to recommend the approval of the merger agreement and the merger, including the premium to the then current market price offered by Ventas, forward funds from operations multiples, net asset value estimates, and comparable merger transactions.

Q:	Why has the merger been proposed?

A:	Our board of trustees has proposed the merger because it believes that the merger represents the strategic alternative that is in the best interest of our shareholders. The merger consideration to be received by our shareholders represents a premium to the historical and recent market price of our common shares. Our board of trustees determined in its business judgment that the merger presents the strategic alternative that is in the best interest of our shareholders, and that the proposed transaction is even more favorable to our shareholders than our company continuing to operate as an independent company.

Q:	What is the premium to the market price of our common shares offered by Ventas in the merger?

A:	The $12.50 cash per common share merger consideration represents an approximate 18.4% premium over the closing price of our common shares on November 19, 2003, the last trading day before the public announcement of the signing of the merger agreement, an approximate 22.2% premium over the average daily closing price of our common shares over the 30 trading days ending November 19, 2003 and an approximate 24.3% premium over the closing price of our common shares on October 20, 2003, the day on which Ventas and ElderTrust entered into a confidentiality agreement.

Q:	What vote is required to approve the merger?

A:	Approval of the merger requires the affirmative vote of holders of common shares representing not less than two-thirds of the shares then outstanding and entitled to vote on the matter. We urge you to authorize a proxy to vote your shares by telephone or via the internet in accordance with the instructions provided or complete, date and sign the enclosed proxy card and return it in the envelope provided. Please be aware that the failure to vote, an abstention or a broker non-vote will have the same effect as a vote against the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Q:	What rights do I have if I oppose the merger?

A:	You can vote against the merger by indicating a vote against the proposal on your proxy card and signing and mailing your proxy card, by authorizing a proxy to vote against the merger by telephone or via the internet in accordance with the instructions provided, or by voting against the merger in person at the Special Meeting. You are not, however, entitled to dissenters’ or appraisal rights under Maryland law.

Q:	What will I receive in the merger?

A:	As a holder of our common shares, you will receive $12.50 in cash, without interest and subject to adjustment, for each common share that you own. This amount is referred to as the merger consideration. For example, if you own 100 common shares, upon completion of the merger and provided no adjustment is required as described below, you will receive $1,250 in cash.

The merger agreement provides that, if prior to the completion of the merger we declare or pay any dividend or distribution to our shareholders, other than a quarterly distribution of up to $0.18 per common share with respect to our fiscal quarter ending December 31, 2003, the per common share merger consideration will be reduced by the amount of that dividend or distribution on a per common share basis. In addition, if the merger is not consummated by May 31, 2004, the per common share merger consideration will be increased by an amount equal to our current annual dividend rate per common share of $0.72, divided by 365, or $0.00197 per day for each day from and including June 1, 2004 through but not including the date on which the merger is consummated.

Ventas may require that we declare and pay to our shareholders such additional dividends, immediately prior to the effective time of the merger, as may be necessary to permit Ventas to make an election under the Code, to have us treated as having sold and reacquired all of our assets immediately prior to the merger and such dividends as may be necessary to continue our status as a real estate investment trust prior to the effective time.

If any such dividends are declared or paid prior to the effective time of the merger, the per common share merger consideration would be reduced by an amount equal to the amount of such dividends per share. The sum of such preceding dividends declared or paid, if any, and the merger consideration to be paid, $12.50 or such adjusted amount, will be the same as would be paid if no such dividend were declared or paid.

Q:	If the merger is completed, when can I expect to receive the merger consideration for my shares?

A:	Promptly after the effective time of the merger, you will receive instructions regarding the surrender of your share certificates. You should not send your share certificates to us or anyone else until you receive these instructions. The paying agent will arrange for the payment of the merger consideration to be sent to you as promptly as practicable following receipt of your share certificates and other required documents.

Q:	When do you expect the merger to be completed?

A:	Although we can provide no assurances, we are working to complete the merger as soon as practicable after the Special Meeting.

Q:	What will happen to my options to purchase common shares?

A:	At the effective time of the merger, all options to purchase our common shares outstanding immediately prior to the effective time will be converted into the right to receive an amount in cash equal to the number of common shares underlying each option multiplied by the excess, if any, of $12.50 (or such adjusted per common share merger consideration) over the option exercise price per share applicable to that option. If the exercise price applicable to any options you hold is more than the merger consideration, you will not receive any consideration for such options and such options will be canceled.

Q:	What will happen to my quarterly dividends?

A:	The merger agreement provides that we may declare and pay (i) any distributions or dividends required for us to maintain our status as a real estate investment trust under the Code and (ii) quarterly dividends of up to $0.18 per share with respect to our common shares for the fiscal quarter ending December 31, 2003. We may not declare or make any other dividend or distribution to our shareholders without the prior written consent of Ventas. In the event that a distribution or dividend is declared prior to the effective time of the merger, but not paid as of the effective time of the merger, the holders of common shares will be entitled to receive their dividends from us at the time their common shares are exchanged pursuant to the merger agreement.

If the merger agreement is terminated at any time, we will determine when and whether to declare and pay any dividends or distributions going forward.

Q:	What will happen to my distribution equivalent rights?

A:	At the effective time of the merger, all of our distribution equivalent rights will be canceled and the surviving entity will pay to the holders of those rights an amount in cash equal to their accrued and unpaid distribution equivalents as of the effective time of the merger, net of applicable withholding taxes.

Q:	What are the tax consequences of the merger to me?

A:	Depending on your individual tax status, your receipt of the merger consideration will be a taxable transaction for federal income tax purposes. To review the tax consequences of the merger to you in greater detail, see pages 44 through 46. Your tax consequences will depend on your personal situation. You should consult your own tax advisors for a full understanding of the tax consequences of the merger to you.

Q:	What happens if I sell my common shares before the Special Meeting?

A:	The record date for the Special Meeting is earlier than the expected completion date of the merger. If you held your common shares on the record date but have transferred those shares after the record date and before the merger, you will retain your right to vote at the Special Meeting but not the right to receive the merger consideration. The right to receive the merger consideration will pass to the person to whom you transferred your common shares.

Q:	If my common shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not vote your common shares unless you provide instructions on how to vote. You should instruct your broker how to vote your common shares by following the directions your broker provides. If you do not provide instructions to your broker, your common shares will not be voted, and this will have the same effect as a vote against the merger.

Q:	What do I need to do now?

A:	This proxy statement contains important information regarding the merger agreement and the merger, as well as information about us and Ventas. It also contains important information about what our board of trustees considered in approving the merger. We urge you to read this proxy statement carefully, including its appendices. You may also want to review the documents referenced under “Where You Can Find More Information.”

After reviewing the proxy statement and related documents, please vote your common shares in accordance with the directions provided.

Q:	How do I vote?

A:	Just indicate on your proxy card how you want your shares voted, sign and date your proxy card and mail it in the enclosed postage-paid envelope, or cast your vote by authorizing a proxy by telephone or via the internet in accordance with the instructions provided, as soon as possible so that your common shares will be represented at the Special Meeting. You may attend the Special Meeting and vote your common shares in person, rather than voting by proxy. You may withdraw your proxy until the time your vote has been cast and either submit a subsequent proxy to change your vote or attend the Special Meeting and vote in person. In addition, if you authorized a proxy to vote by telephone or via the internet, you may also revoke your proxy by authorizing a new proxy by telephone or via the internet. You should be aware that the failure to vote, an abstention or a broker non-vote will have the same effect as a vote against the merger.

WHO CAN HELP ANSWER YOUR QUESTIONS

If you would like additional copies of this document, or if you would like to ask any additional questions about the merger, you should contact:

ElderTrust	Georgeson Shareholder Communications Inc.
Little Falls Centre One	17 State Street
2711 Centerville Road, Suite 108	New York, New York
Wilmington, Delaware 19808	Call Toll Free: (800) 932-9864
Attention: Kelly Keomanikhoth
Telephone: (302) 993-1022 (extension 100)

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains certain forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of ElderTrust, Ventas and the Merger Sub and members of their respective management teams, as well as the assumptions on which those statements are based. Those forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, and actual results may differ materially from those contemplated by the forward-looking statements. Important factors currently known to management of ElderTrust, Ventas and the Merger Sub that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the occurrence of a material adverse change in ElderTrust’s business, results of operations, properties, assets, liabilities (contingent or otherwise) or financial condition, the receipt of the required approval of ElderTrust’s shareholders and ElderTrust’s satisfying the conditions to closing set forth in the merger agreement. ElderTrust, Ventas and the Merger Sub undertake no obligation to update or revise forward-looking statements in this proxy statement to reflect changes in assumptions, the occurrence of unanticipated events, or changes in future operating results over time.

THE PARTIES TO THE MERGER

ElderTrust

We are a self-administered and self-managed real estate investment trust, or REIT, which invests principally in senior housing and other healthcare facilities, primarily skilled nursing facilities, assisted and independent living facilities and medical office and other buildings. Substantially all of our interests in commercial properties are held directly or indirectly by ElderTrust Operating Limited Partnership, and substantially all of our operations relating to these properties are conducted through that partnership, which we refer to throughout this proxy statement as the “operating partnership.” We are the sole general partner of the operating partnership and, on September 30, 2003, we owned an approximately 96.3% interest in the operating partnership.

Our principal office is located at Little Falls Centre One, 2711 Centerville Road, Suite 108, Wilmington, Delaware 19808 and the telephone number of our offices is (302) 993-1022.

Ventas, Inc.

Ventas is a Delaware corporation that owns a geographically diverse portfolio of healthcare-related facilities that consisted of 44 hospitals, 202 nursing facilities and nine other healthcare-related and senior housing facilities in 37 states as of September 30, 2003. Ventas also has investments relating to 25 healthcare-related and senior housing facilities. Ventas’ business consists of financing, owning and leasing healthcare-related and senior housing facilities.

Ventas’ principal executive offices are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and its telephone number is (502) 357-9000.

Ventas Sub, LLC

Ventas Sub, LLC, or the Merger Sub, is a Delaware limited liability company recently formed by Ventas solely for the purpose of merging with ElderTrust in the merger. The principal executive offices of the Merger Sub are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and its telephone number is (502) 357-9000.

THE MERGER

General

Pursuant to the merger agreement, the Merger Sub will be merged with and into ElderTrust, with ElderTrust being the surviving entity. The merger will be completed when (i) the articles of merger have been accepted for record by the State Department of Assessments and Taxation of the State of Maryland in accordance with the Maryland REIT Law and (ii) the certificate of merger has been accepted for record by the Secretary of State of the State of Delaware in accordance with the Delaware Limited Liability Company Act, which is expected to occur as soon as practicable after the approval of our shareholders of the merger and the satisfaction or waiver of all other conditions to closing the merger.

At the effective time of the merger, holders of our common shares will have no further ownership interest in ElderTrust. Instead, each holder of common shares issued and outstanding immediately prior to the effective time of the merger will be entitled to receive $12.50 in cash per common share, without interest and subject to adjustment. The merger agreement provides that if prior to the completion of the merger we declare or pay any dividend or distribution to our shareholders, other than a quarterly distribution of up to $0.18 per common share with respect to our fiscal quarter ending December 31, 2003, the per common share merger consideration will be reduced by the amount of that dividend or distribution per share. In addition, if the merger is not consummated by May 31, 2004, the per common share merger consideration will be increased by an amount equal to the current annual dividend rate per common share of $0.72, divided by 365, or $0.00197 per day, for each day from and including June 1, 2004 through but not including the date on which the merger is consummated.

Ventas may require that we declare and pay to our shareholders

•	such dividends, immediately prior to the effective time of the merger, as may be necessary to permit Ventas to make an election under the Code, to have us treated as having sold and reacquired all of our assets immediately prior to the merger; and

•	such dividends as may be necessary to maintain our status as a real estate investment trust prior to the effective time.

If any such dividends are declared or paid prior to the effective time of the merger, the per common share merger consideration would be reduced by an amount equal to the amount of such dividends per share. The sum of such dividends declared or paid, if any, and the merger consideration to be paid will be the same as would be paid if no such dividend were declared or paid.

In connection with the merger, all of our outstanding options to purchase common shares immediately prior to the effective time of the merger will be converted into the right to receive an amount in cash equal to the number of common shares underlying each option multiplied by the excess, if any, of $12.50 (or such adjusted amount of per common share merger consideration) over the option exercise price per share applicable to that option. If the exercise price applicable to any options you hold is more than the merger consideration, you will not receive any consideration for such options and such options will be canceled. In addition, at the effective time of the merger, all of our distribution equivalent rights will be canceled and the surviving entity will pay to the holders of those rights an amount in cash equal to their accrued and unpaid distribution equivalents as of the effective time of the merger, net of applicable withholding taxes.

All holders of Class A units in the operating partnership have entered, or will have entered, into unitholder agreements to sell their Class A units to Ventas concurrent with the consummation of the merger. Holders of Class A units will receive the same per unit merger consideration as is paid to the holders of common shares, on a per common share basis, based on the number of common shares which would otherwise be issued to such holders upon conversion of their Class A units. Concurrent with the consummation of the merger, we will amend the partnership agreement of the operating partnership as set forth in the Class C amendment agreement.

Background of the Merger

Since shortly after completing its initial public offering in 1997, our company faced a number of financial and operational challenges, primarily related to the financial condition of Genesis Health Ventures, Inc. (“Genesis”), our primary tenant. Following Genesis’ emergence from bankruptcy in October 2001, we began to have discussions with a number of potential investors and business partners.

On January 25, 2002, at a telephonic meeting of our board of trustees, Mr. D. Lee McCreary, then our chief executive officer and a trustee, informed the board that he and Mr. Michael R. Walker, one of our trustees and currently our acting president, chief executive officer and chief financial officer, had met with the chief executive officer of a healthcare-focused real estate investment trust, regarding a possible transaction between the two companies. Mr. McCreary also discussed with the board that he had recently spoken to Ms. Debra A. Cafaro, the chief executive officer of Ventas, and she had expressed an interest in exploring a transaction with ElderTrust. The board discussed ElderTrust’s strategic direction and then directed ElderTrust’s management to report back to it regarding the financial implications of remaining independent versus a strategy of ElderTrust entering into a business combination transaction in which it would be acquired.

On February 13, 2002, ElderTrust received a letter from a healthcare-focused real estate investment trust which included a non-binding, preliminary indication of interest to acquire ElderTrust. According to the terms of this letter, the potential acquiror was willing to pay between $8.70 and $9.50 per common share to acquire all of the outstanding common shares of ElderTrust.

On February 26, 2002, during a telephonic meeting of the board of trustees, Mr. McCreary informed the board that he again had met with Ms. Cafaro regarding a possible transaction between Ventas and ElderTrust. Mr. McCreary informed the board that he and Ms. Cafaro planned to meet again in April 2002, in order to discuss further a possible transaction. The board also discussed the letter received from the other healthcare-focused real estate investment trust.

During the spring of 2002, ElderTrust considered a number of business opportunities including business combinations with Ventas and the other healthcare-focused real estate investment trust.

To assist it in analyzing various options, ElderTrust engaged Wachovia Securities on July 12, 2002 to advise it with respect to financing and strategic alternatives. An affiliate of Wachovia Securities also agreed to provide ElderTrust with a $7.5 million line of credit.

In the fall of 2002, ElderTrust determined that the various business opportunities it had been considering would not maximize shareholder value at that time. On October 11, 2002, Mr. McCreary advised the board of trustees that Genesis, ElderTrust’s primary tenant, was soliciting bids to sell or spin-off its ElderCare division, which is the division responsible for the operation of the facilities leased by Genesis from ElderTrust. The board discussed the importance of this process to ElderTrust’s future business prospects, since a buyer of the ElderCare division would succeed to Genesis’ position as ElderTrust’s largest tenant. After this discussion, the board authorized management to submit a non-binding preliminary expression of interest to Genesis’ investment banker regarding the acquisition of Genesis’ ElderCare assets.

On November 21, 2002, Mr. McCreary advised the board of trustees that ElderTrust would need to submit a revised preliminary bid to Genesis by December 5, 2002 if ElderTrust wished to remain in the bidding process. The board unanimously authorized management to prepare and submit a revised preliminary bid to acquire those assets.

On February 12, 2003, Genesis announced that its board of directors had elected not to sell its ElderCare division and instead had approved a plan to spin-off its ElderCare division to its shareholders in a tax-free transaction.

In March 2003, in connection with the exercise of ElderTrust’s right to consent to the Genesis spin-off and in an effort to improve the rent coverage and value of ElderTrust’s portfolio, ElderTrust and Genesis began negotiations regarding the restructuring of certain of ElderTrust’s lease arrangements with Genesis (we refer to these transactions as the “Restructuring Transactions”).

On May 23, 2003, at ElderTrust’s annual meeting of shareholders, the shareholders of ElderTrust approved a shareholder proposal presented by Insight Investments, LP requesting that the board of trustees immediately pursue a sale or merger of ElderTrust. Although the board of trustees recommended a vote against this proposal, the proposal was approved by a majority of the votes cast at the meeting.

During the week of May 26, 2003, at a meeting requested by Ventas, Ms. Cafaro and Mr. McCreary met to discuss Ventas’ interest in acquiring ElderTrust.

On June 2, 2003, Ventas submitted a letter to ElderTrust indicating an interest in acquiring ElderTrust for between $9.00 and $9.50 per share, to be paid in cash or stock of Ventas at the option of ElderTrust.

On June 5, 2003, at a special meeting of the board of trustees, Mr. McCreary briefly discussed the indication of interest received from Ventas. Mr. McCreary also discussed the status of the discussions with Genesis, including the expected cash proceeds from the Restructuring Transactions and the potential uses of such proceeds. Following that discussion, the board authorized management to continue its discussions with Genesis regarding the proposed Restructuring Transactions. The board also requested that Wachovia Securities prepare for review and consideration by the board at its next meeting a formal analysis of the proposed Restructuring Transactions and a formal analysis of strategic alternatives.

On June 18, 2003, as part of ElderTrust’s continued exploration of strategic alternatives, including the potential use of the cash proceeds from the Restructuring Transactions, Mr. McCreary and ElderTrust’s financial advisors met with representatives of a privately held medical office property owner and developer (we refer to this party as the “Merger Target”), regarding a potential merger between the two companies.

On June 26, 2003, the board of trustees met with management and its legal and financial advisors to discuss the Restructuring Transactions and a preliminary review of ElderTrust’s strategic alternatives prepared by Wachovia Securities. The board determined that the Ventas offer was inadequate, and that long-term shareholder value would most likely be maximized by completion of the Restructuring Transactions in advance of any other strategic transaction. The board also determined that the improved lease coverage and portfolio quality, the reduced leverage and the cash proceeds provided by the Restructuring Transactions would provide ElderTrust with a broader range of options to maximize shareholder value. Accordingly, the board authorized management to continue negotiating the letter of intent with Genesis regarding the Restructuring Transactions. Management also continued its preliminary discussions with the Merger Target following this board meeting.

On July 14, 2003, ElderTrust and Genesis entered into, and publicly announced, a non-binding letter of intent with respect to the Restructuring Transactions.

On July 25, 2003, at a meeting of the board of trustees, Mr. Walker reported that a special committee of the board, consisting of Messrs. Walker, Zuber and McCreary, had asked management to request that Wachovia Securities assist management in identifying and informally contacting likely potential acquirors of ElderTrust to determine whether such parties would have an interest in acquiring ElderTrust. The board believed that improvements in ElderTrust’s portfolio and balance sheet resulting from the announced Restructuring Transactions would make ElderTrust more attractive to potential acquirors. The board reviewed a draft engagement letter between ElderTrust and Wachovia Securities, providing for the engagement of Wachovia Securities to explore strategic alternatives, and to provide advice with respect to certain of the Restructuring Transactions and a potential transaction with the Merger Target. The board of trustees determined that it was in the shareholders best interests for ElderTrust to pursue the acquisition of the Merger Target while simultaneously attempting to ascertain the price at which potential acquirors would be willing to buy ElderTrust. Accordingly, our management continued discussions with the Merger Target and also authorized Wachovia Securities to begin preliminary discussions with a targeted group of potential buyers regarding such parties’ interest in acquiring ElderTrust.

On July 31, 2003, ElderTrust engaged Wachovia Securities, pursuant to a new engagement letter, to advise it on strategic alternatives and certain specific transactions.

During late July and early August 2003, Wachovia Securities initiated discussions with six publicly held real estate investment trusts (including Ventas) and one private buyer regarding their interest in pursuing a transaction with ElderTrust (based solely on publicly available information). The potential buyers were selected based on their perceived interest and ability to acquire ElderTrust at an attractive valuation.

During August 2003, Wachovia Securities received preliminary indications of interest from six of the parties it had contacted on behalf of ElderTrust, including Ventas. The indications ranged from approximately $9.75 per share to $11.00 per share. Also during this month, one of the other parties that Wachovia Securities contacted expressed that it had no interest in acquiring ElderTrust.

On August 6, 2003, at a meeting requested by Ventas and attended by members of the senior management teams of ElderTrust and Ventas, together with the companies’ respective financial advisors, Ventas indicated an interest in acquiring ElderTrust for $10.50 per share, one half of which would be paid in cash and the other half of which would be paid in Ventas stock. This indication was subsequently set forth in a letter from Ventas to ElderTrust, dated August 15, 2003.

On August 29, 2003, the board of trustees of ElderTrust met with its legal and financial advisors, among other things, to discuss the results of Wachovia Securities’ review of ElderTrust’s strategic alternatives. The board determined that the indications of interest received from the entities that had been approached by Wachovia Securities were inadequate to maximize shareholder value. The board determined that the shareholders’ interests could be better served by pursuing merger discussions with the Merger Target. The board also authorized Wachovia Securities to approach four of the parties that had expressed an interest in acquiring ElderTrust, including Ventas (we refer to these parties throughout this proxy statement as the “Interested Parties”), to ascertain such entities’ interest in acquiring assets from ElderTrust. The board anticipated that proceeds from the asset sales to Genesis that were contemplated by the Restructuring Transactions would be used to finance the acquisition of the Merger Target. ElderTrust subsequently entered into confidentiality agreements with two of the Interested Parties. Ventas elected to move forward initially without the benefit of confidential information, and another of the Interested Parties did not execute a confidentiality agreement until later in October 2003. The two Interested Parties that executed confidentiality agreements commenced a due diligence investigation of our assets in September 2003.

On September 4, 2003, Mr. McCreary resigned as chief executive officer and a trustee of ElderTrust, and Mr. Walker was named as our acting president and chief executive officer.

On September 11, 2003, ElderTrust and Genesis entered into a definitive agreement with respect to the Restructuring Transactions.

On September 22, 2003, as a result of discussions with Ventas regarding its interest in acquiring assets from ElderTrust, Ventas submitted a written offer to ElderTrust to acquire either (i) 100% of ElderTrust’s common shares and units for $10.50 per share, one half of which would be paid in cash and the other half of which would be paid in Ventas stock, or (ii) all of ElderTrust’s assets for $146.9 million in cash.

On October 3, 2003, ElderTrust received offers from two other Interested Parties to acquire ElderTrust’s assets at prices lower than the price offered by Ventas on September 22, 2003. Ventas and these two other Interested Parties were invited to conduct additional due diligence investigations and property tours necessary to submit final offers for ElderTrust’s assets. Ventas and these Interested Parties commenced additional due diligence investigations during October 2003.

On October 6, 2003, ElderTrust and the Merger Target entered into an agreement, which we refer to throughout this proxy statement as the “Exclusivity Agreement,” providing for a 45-day exclusive negotiation period between the companies. The agreement precluded ElderTrust from conducting discussions with third parties regarding change of control transactions, not including a sale of assets.

On October 7, 2003, ElderTrust executed a confidentiality agreement with the fourth Interested Party relating to a purchase of ElderTrust’s assets and delivered to that party certain property level diligence information.

On October 20, 2003, ElderTrust entered into a confidentiality agreement with Ventas in connection with Ventas’ continued interest in pursuing an acquisition of assets from ElderTrust.

At a meeting of the board of trustees held on October 24, 2003, a representative of Ridgeway Capital, a consultant to ElderTrust, reviewed with the board the proposed terms of a transaction involving the acquisition of the Merger Target. Following the discussion, the board authorized and approved management’s continued due diligence investigation and review of the potential acquisition, and the costs associated with that review. Mr. Walker then updated the board on the status of the discussions with the Interested Parties regarding potential asset purchases from ElderTrust.

On November 3, 2003, at a meeting requested by Ventas, Ms. Cafaro met with Mr. Walker, and verbally offered to acquire ElderTrust at a price of $12.50 per share, one half of which would be paid in cash and the other half of which would be paid in Ventas stock.

On November 4, 2003, management of ElderTrust and the Merger Target, together with their respective legal and financial advisors, met and elected to terminate the provisions of the Exclusivity Agreement to allow ElderTrust to explore the revised Ventas offer.

On November 6, 2003, ElderTrust received an offer from one of the Interested Parties that had not conducted an extensive due diligence review of ElderTrust to acquire its assets at a lower price than the $12.50 per common share offer from Ventas.

At a Special Meeting of the board of trustees, on November 7, 2003, Mr. Walker led a discussion on the status of ElderTrust’s potential asset sales. Representatives from Wachovia Securities discussed the indications of interest that had been received as of that date. The board then discussed the offer from Ventas. Mr. Walker notified the board that, at the request of ElderTrust, Ventas was willing to structure its offer as an all cash transaction. Representatives of Pepper Hamilton LLP, counsel to ElderTrust, discussed the proposed structure of such transaction. Representatives of Ridgeway Capital and Wachovia Securities led a discussion of the proposed term sheet from Ventas and anticipated timing of such a transaction. The board of trustees authorized management to move forward with negotiations with Ventas and requested that Wachovia Securities approach the other Interested Parties to determine their ability to match or improve upon the offer from Ventas.

During the weeks of November 3rd and 10th, Wachovia Securities, on behalf of ElderTrust, approached each of the other Interested Parties to ascertain such entities’ interest in matching or improving upon the Ventas offer. Two of the other Interested Parties indicated that they would be unable to match Ventas’ offer, while the third party requested, and received, additional information to allow it to consider further a revised offer.

On November 9, 2003, Willkie Farr & Gallagher LLP, Ventas’ legal advisor, provided an initial draft of the merger agreement. ElderTrust and its advisors reviewed that draft and provided comments to Ventas on November 11, 2003.

Between November 11, 2003 and November 17, 2003, ElderTrust’s representatives, representatives of Ventas and our respective advisors were in frequent contact negotiating certain issues relating to the merger agreement, and additional revised drafts were circulated by Pepper Hamilton LLP and by Willkie Farr & Gallagher LLP.

On November 14, 2003, the Interested Party that had requested additional information submitted an offer to acquire all of the assets of ElderTrust at a lower implied per share price than the Ventas offer.

On November 17, 2003, we entered into a new engagement letter with Wachovia Securities pursuant to which Wachovia Securities agreed to serve as our exclusive financial advisor with respect to a possible sale of ElderTrust.

At a meeting on November 17, 2003, our board of trustees considered the proposed transaction with Ventas. Prior to the meeting, the board of trustees received a summary of the proposed transaction and a complete draft of the merger agreement and related documents. Representatives from Pepper Hamilton LLP reviewed the terms of the proposed merger with our board, and again reviewed with our board its duties under Maryland law. Representatives of Wachovia Securities reviewed their financial analysis of the transaction with our board. Representatives from Wachovia Securities rendered to our board an oral opinion that, as of the date of the meeting, and based upon and subject to the factors and assumptions set forth in its subsequent written opinion, the merger consideration to be received by the holders of our common shares pursuant to the merger agreement was fair, from a financial point of view, to such holders. Members of the board asked a series of questions concerning this financial analysis, each of which was addressed by representatives of Wachovia Securities. Members of our board of trustees were asked if they had each received all of the information they believed was necessary to consider and vote on the proposed transaction, to which they indicated that they had. The board discussed at length the terms of the proposed merger and a variety of positive and negative considerations concerning the transaction. The factors considered are described in more detail in the section entitled “Recommendation of Our Board of Trustees and Reasons for the Merger.” Our board of trustees then unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

On November 17, 2003, in connection with the approval of the merger agreement, our board of trustees approved an amendment to our rights agreement dated October 13, 1999 between ElderTrust and Wachovia Bank, National Association (as successor by merger to First Union National Bank) to ensure that ElderTrust’s entering into the merger agreement with Ventas would not trigger the issuance of any rights under that agreement.

On November 18 and 19, 2003, ElderTrust, Ventas and their respective legal and financial advisors held numerous conference calls to resolve outstanding issues regarding the merger agreement.

On November 19, 2003, ElderTrust and Wachovia Bank, National Association, in connection with the execution of the merger agreement, executed the amendment to the rights agreement.

On November 19, 2003, ElderTrust, Ventas and the Merger Sub entered into the merger agreement. In connection therewith, the members of ElderTrust’s board of trustees and Mr. McCreary entered into separate agreements to vote their respective common shares in favor of the merger. Also, on November 19, 2003, in connection with the execution of the merger agreement, Wachovia Securities delivered to our board of trustees a written opinion that, as of that date, and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be received by holders of our common shares pursuant to the merger agreement was fair, from a financial point of view, to such holders.

On November 20, 2003, ElderTrust and Ventas issued a joint press release announcing the execution of the merger agreement.

Recommendation of Our Board of Trustees and Reasons for the Merger

As described above in the section entitled “Background of the Merger,” our board of trustees unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement at a meeting held on November 17, 2003. Our board of trustees believes that the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair, from a financial point of view, to, and in the best interests of, ElderTrust and our shareholders. Accordingly, our board of trustees recommends approval by our shareholders of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

In reaching its conclusion to approve the merger agreement and the merger, our board of trustees consulted with our management, our legal counsel, our accountants and Wachovia Securities, our financial advisor in this transaction. Our board of trustees considered our short-term and long-term interests and those of our shareholders.

After taking into consideration all of the factors described below, our board of trustees determined that the potential benefits of the merger outweighed the potential detriments associated with the merger. In particular, our board of trustees considered the following factors, all of which it deemed favorable, in reaching its decision to approve the merger agreement and the merger:

•	Value of Merger Consideration as Compared to Historical and Recent Market Price of our Common Shares. The consideration to be received by our shareholders in the merger represents a premium of approximately:

•	18.4% over the closing price of $10.56 on November 19, 2003, which was the last trading day prior to the public announcement of the merger;

•	22.2% over the average of the daily closing prices of our common shares ($10.23) over the 30 trading days ending November 19, 2003;

•	24.3% over the closing price of $10.05 on October 20, 2003, which was the date on which the parties executed the confidentiality agreement;

•	72.1% over the closing price of $7.26 on May 19, 2003, which was six months before the announcement of the merger; and

•	51.2% over the average of the daily closing prices of our common shares ($8.27) for the period from January 1, 2003 to November 19, 2003.

•	Our Business, Financial Condition and Prospects. Our board of trustees believes that the merger represents a more desirable alternative for our shareholders than continuing to operate as an independent public company under our current business plan. Although we have achieved an increase in return to our shareholders over the past few years, in our board’s view, we now face a challenging economic and capital environment in which it will be increasingly difficult to execute our current business plan and maintain levels of return to our shareholders consistent with our historic performance.

Our board of trustees also took into consideration the increasingly prevalent view that institutional REIT investors are becoming more focused on companies with larger market capitalizations that offer greater liquidity.

•	Other Strategic Alternatives Available to Us. Our board of trustees also considered other strategic alternatives to the merger that might be available to us, including:

•	diversifying our business into new geographic markets and/or property types;

•	entering into joint ventures with institutional investors and other sources of private equity capital;

•	liquidating our portfolio through individual property sales;

•	pursuing other business combination transactions with larger and smaller REITs; and

•	continuing to seek acquisitions of individual properties or portfolios of properties.

After considering the potential benefits and risks to us and our shareholders associated with each of these alternatives, our board of trustees determined that the merger represented the alternative that is in the best interests of our shareholders.

•	Wachovia Securities’ Analysis and Fairness Opinion. Our board of trustees considered in reaching its determination, the opinion, analyses and presentations of Wachovia Securities described in “—Opinion of Financial Advisor” below, including the opinion of Wachovia Securities to the effect that, as of the date of its opinion, and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be received by holders of our common shares pursuant to the merger agreement was fair, from a financial point of view, to such holders. A copy of the fairness opinion of Wachovia Securities is attached as Appendix B to this proxy statement.

•	The Financial Ability and Willingness of Ventas to Consummate the Transaction. Our board of trustees considered the fact that Ventas would be able to obtain funding for the transaction from its currently available lines of credit or other sources.

•	Our Termination Rights in the Event of a Superior Acquisition Proposal and Break-Up Fee. Prior to the Special Meeting, if we receive an unsolicited inquiry or proposal from a third party regarding another potential business combination that is reasonably likely to lead to a more favorable transaction to our shareholders, then our board is permitted to negotiate and provide information to such third party and, subject to the satisfaction of certain conditions, enter into an agreement with respect to a more favorable transaction with a third party, subject to the payment of a $4.25 million break-up fee to Ventas.

•	Necessary Shareholder Approval. The merger is subject to the approval of our shareholders and our shareholders have the option to reject the merger transaction. Specifically, approval of the merger will require the affirmative vote of the holders of two-thirds of our common shares that are outstanding and entitled to vote on the merger.

Our board of trustees also considered the following potentially negative factors in its deliberations concerning the merger agreement and the merger:

•	Holders of Common Shares Unable to Share in Future Growth. Our board of trustees acknowledged that the merger would preclude the holders of our common shares from having the opportunity to participate in the future growth of our assets, if any.

•	The Tax Consequences to Our Shareholders. Our board of trustees acknowledged that the merger is a taxable transaction and, as a result holders of our common shares generally will be required to pay taxes on any capital gain as a result of their receipt of the cash consideration in the transaction.

•	Significant Costs Involved. Our board of trustees considered the significant costs involved in connection with completing the merger, the substantial management time and effort required to effect the merger and the related disruption to our operations.

Our board of trustees also considered the potential benefits to certain trustees and officers discussed in the section entitled “Interests of Certain Persons in the Merger,” including the transaction payments to be paid to Mr. Walker and the acceleration of the vesting of all outstanding options to acquire common shares and the payment of the outstanding distribution equivalent rights.

In the opinion of our board of trustees, the above factors, among others, represent the material potential adverse consequences which could occur as a result of the merger. In considering the merger, our board of trustees considered the impact of these and other factors on our shareholders.

In view of the wide variety of factors considered by our board of trustees, our board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered. Our board of trustees viewed its position and recommendation as being based on the totality of the information presented to it, and considered by it. After taking into consideration all the factors set forth above, our board of trustees determined that the potential benefits of the merger outweighed the potential detriments associated with the merger.

In the event the merger is not completed for any reason, we will continue to pursue our business objectives of increasing funds from operations per share and enhancing shareholder value, and operating our properties for long-term growth of funds from operations with an intact executive and employee group. In addition, we may seek to enter into other acquisition or business combination opportunities or seek to raise capital through debt or equity financings.

Opinion of Financial Advisor

Our board of trustees retained Wachovia Securities to act as our exclusive financial advisor in connection with the merger. The board selected Wachovia Securities to act as our exclusive financial advisor based on its investment banking and business valuation qualifications, expertise and reputation, and its knowledge of our company’s business and affairs. Wachovia Securities rendered its oral opinion to our board, which was subsequently confirmed in writing, that, as of the date of the written opinion, and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be received by holders of our common shares pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Wachovia Securities’ opinion, dated November 19, 2003, which is based upon and subject to the factors and assumptions set forth therein, is attached as Appendix B to this proxy statement. We urge you to read the opinion carefully and in its entirety. This summary is qualified in its entirety by reference to the full text of the opinion.

Wachovia Securities’ opinion, which was directed solely to our board, addressed only the fairness, from a financial point of view, to the holders of our common shares, as of the date of the opinion, and based upon and subject to the factors and assumptions set forth therein, of the merger consideration to be received by such holders pursuant to the merger agreement, and did not address any other aspect of the merger.

At the direction of our board of trustees, Wachovia Securities’ opinion did not address our underlying business decision to proceed with or effect the merger, nor did it constitute a recommendation to any holder of our common shares as to how such shareholder should vote with respect to the merger. Wachovia Securities was neither asked to, nor did it, offer any opinion as to any term of the merger agreement or the form of the merger, other than as to the fairness, from a financial point of view, to the holders of our common shares, as of the date of the opinion, based upon and subject to the factors and assumptions set forth therein, of the merger consideration to be received by such holders pursuant to the merger agreement. In rendering its opinion, Wachovia Securities assumed, with the consent of our board of trustees, that each party to the merger agreement would comply with all the material terms of the merger agreement.

In arriving at its opinion, Wachovia Securities, among other things:

•	Reviewed the merger agreement, including the financial terms of such agreement.

•	Reviewed certain business, financial and other information, including financial forecasts, regarding our company that were publicly available or furnished to Wachovia Securities by our management, and discussed our business and prospects with our management.

•	Reviewed historical closing prices of our common shares for the twelve month period ended November 17, 2003.

•	Considered certain financial data for our company and compared that data with similar data regarding certain other publicly traded companies that Wachovia Securities deemed to be relevant.

•	Compared the proposed financial terms of the merger agreement with the financial terms of certain other business combinations and transactions that Wachovia Securities deemed to be relevant.

•	Developed a discounted cash flow model for ElderTrust.

•	Calculated a net asset value per common share for ElderTrust based on our projected net operating income.

•	Considered other information such as financial studies, analyses and investigations, as well as financial and economic and market criteria, that Wachovia Securities deemed to be relevant.

In connection with its review, Wachovia Securities, with our company’s consent, relied upon the accuracy and completeness of the financial and other information described above, and did not assume any responsibility for any independent verification of such information. Wachovia Securities further relied upon the assurance of our management that they were unaware of any facts that would make the information provided to Wachovia Securities incomplete or misleading in any material respect. With respect to our financial forecasts, which were provided to Wachovia Securities by our management, Wachovia Securities assumed that such forecasts were reasonably prepared and reflected the best current good faith estimates and judgments of our management as to the future financial performance of our company. Wachovia Securities discussed our financial projections with our company’s management, but assumed no responsibility for and expressed no view as to financial projections of ElderTrust or the assumptions upon which they were based. In arriving at its opinion, Wachovia Securities conducted physical inspections of certain of our properties or facilities, but did not make any comprehensive evaluations or appraisals of our assets or liabilities.

In rendering its opinion, Wachovia Securities assumed that the representations and warranties of each party contained in the merger agreement were true and correct and that the merger contemplated by the merger agreement would be consummated on the terms described in the merger agreement, without waiver of any material terms or conditions, and that, in the course of obtaining any necessary legal, regulatory or third-party consents and/or approvals, no restrictions would be imposed that would have an adverse effect on the merger or other actions contemplated by the merger agreement. Wachovia Securities’ opinion is necessarily based on economic, market, financial and other conditions and the information made available to it as of the date of its written opinion. Although subsequent developments may affect Wachovia Securities’ opinion, Wachovia Securities does not have any obligation to update, revise or reaffirm its opinion.

Wachovia Securities’ opinion does not address the relative merits of the merger or other actions contemplated by the merger agreement compared with other business strategies that may have been considered by our management and/or our board of trustees or any committee thereof.

The following summaries of Wachovia Securities’ financial analyses present some information in tabular format. In order to understand fully the financial analyses used by Wachovia Securities, the tabular information must be read together with the text of each summary. The tabular information alone does not constitute a complete description of the financial analyses. Accordingly, the information provided in the tables and the accompanying narrative discussion must be considered as a whole. Considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Wachovia Securities’ opinion.

In connection with the preparation and delivery of its opinion, Wachovia Securities performed a variety of financial and comparative analyses, which are described below. No limitations were imposed by our board of trustees with respect to the investigations made or procedures followed by Wachovia Securities in rendering its opinion.

In arriving at its opinion, Wachovia Securities did not ascribe a specific range of value to our company, but rather made its determination as to the fairness, from a financial point of view, to the holders of our common shares, as of the date of the opinion, and based upon and subject to the factors and assumptions set forth therein, of the merger consideration to be received by such holders pursuant to the merger agreement, on the basis of the multiple financial and comparative analyses described below.

Historical Stock Trading Analysis. Wachovia Securities compared the $12.50 per share offer to the closing prices of our common shares during certain periods, in each case ended on November 17, 2003. The $12.50 per share offer represents a premium to the average closing prices for such periods as follows:

	Price	Premium to Offer

November 17, 2003	$10.50	19%

10 Day Average	$10.46	19%

30 Day Average	$10.30	21%

60 Day Average	$10.09	24%

90 Day Average	$9.97	25%

180 Day Average	$9.21	36%

365 Day Average	$8.09	55%

Comparable Companies Analysis. Using publicly available information and estimates of 2004 funds from operations (“FFO”) published by First Call, Wachovia Securities analyzed the market value and trading multiples of selected publicly traded REITs that own primarily senior housing properties and that Wachovia Securities believed were reasonably comparable to our company. These companies included:

Health Care REIT, Inc.	Omega Healthcare Investors, Inc.

LTC Properties, Inc.	Senior Housing Properties Trust

Nationwide Health Properties, Inc.	Ventas, Inc.

For each of the comparable companies, Wachovia Securities calculated the multiple of market value (based on November 17, 2003 closing share prices) to projected FFO for 2004, as reported by First Call. Wachovia Securities calculated a range consisting of the high, mean, median and low multiples for the comparable companies and applied this range to management’s projected 2004 FFO estimates for our company of $1.20 per share, resulting in the following range of implied share prices for our common shares:

	2004 FFO Multiple	Implied ElderTrust Share Price

High	12.3x	$14.80

Mean	10.6x	$12.74

Median	10.7x	$12.83

Low	9.2x	$11.03

None of the companies utilized in the above analysis for comparative purposes is identical to our company. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results. This analysis also involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies and the potential trading value of our common shares. In addition, the multiples of common share price to projected 2004 FFO per share for the comparable companies are based on projections prepared by securities analysts using only publicly available information. Accordingly, such estimates may or may not prove to be accurate.

Selected Transactions Analysis. Using publicly available information, Wachovia Securities examined selected transactions involving publicly traded real estate companies announced from January 1, 2001, to the date of its opinion, with target equity values of less than $500 million. The selected transactions were:

Target	Acquiror

Mid-Atlantic Realty Trust	Kimco Realty Corporation

Crown American Realty Trust	Pennsylvania Real Estate Investment Trust

RFS Hotel Investors, Inc.	CNL Hospitality Properties, Inc.

Center Trust, Inc.	Pan Pacific Retail Properties, Inc.

IRT Property Company	Equity One, Inc.

JDN Realty Corporation	Developers Diversified Realty Corporation

National Golf Properties, Inc.	GS Capital Partners 2000 LP

JP Realty, Inc.	General Growth Properties, Inc.

Cabot Industrial Trust	CalWest Industrial Properties

United Investors Realty Trust	Equity One, Inc.

Using publicly available information and estimates of future financial results published by First Call, Wachovia Securities calculated, among other things, a range consisting of the high, mean, median and low forward FFO multiples for the targets (based on the value of the consideration received in each transaction and First Call FFO estimates for the year in which the transaction was announced, or in the following year, depending on whether the transaction was announced in the first or second half of the year) for the selected transactions and applied this range to the 2004 FFO estimate for our company of $1.20 per share, resulting in the following range of implied share prices for our common shares.

	Transaction FFO Multiple	Implied ElderTrust Share Price

High	11.4x	$13.76

Mean	9.0x	$10.81

Median	8.8x	$10.65

Low	7.0x	$8.42

Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between our businesses, operations and prospects and those of the comparable acquired companies, Wachovia Securities believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis. Accordingly, Wachovia Securities also made qualitative judgments concerning differences between the characteristics of these transactions and the proposed merger that could affect our acquisition values and those of such acquired companies.

Premiums Paid Analysis. Wachovia Securities reviewed the same transactions used in the Selected Transactions Analysis to analyze the premium or discount paid by the acquiror in relation to the closing market price of the target company’s common shares 1 day, 10 days, 30 days, 60 days and 90 days prior to the announcement of the respective transactions.

Using publicly available information, Wachovia Securities calculated, among other things, a range consisting of the high, mean, median and low premiums paid in these transactions and applied this range to our common share closing market prices for November 17, 2003 and the 10, 30, 60 and 90 days prior to that date. This analysis resulted in the following range of implied share prices for our common shares.

	1 day	10 days	30 days	60 days	90 days

High	$12.82	$13.47	$13.27	$13.22	$14.16

Mean	$11.34	$11.53	$11.37	$11.38	$11.41

Median	$11.28	$11.51	$11.51	$11.20	$11.07

Low	$9.48	$9.17	$8.68	$9.35	$8.58

Although Wachovia Securities’ premiums paid analysis refers to the premiums paid in selected transactions in relation to the targets’ closing market prices for 1 day, 10 days, 30 days, 60 days and 90 days prior to the announcement of the respective transactions, Wachovia Securities’ presentation to our board of trustees was delivered on November 17, 2003, and was based on our closing market price on that date, which was three days prior to the November 20, 2003 announcement of our merger with Ventas. Our closing market price on November 17, 2003, was $10.50 and our closing market price on November 19, 2003, which was the day preceding our announcement of the merger, was $10.56.

Discounted Cash Flow Analysis. Wachovia performed a discounted cash flow analysis of our company based upon the projected unleveraged cash flows provided by our company’s management for the years 2004 through 2009. Wachovia calculated a range of equity values per common share based upon the sum of the discounted net present values of our company’s six year stream of unleveraged free cash flows plus the discounted net present value of our company’s terminal value based upon a range of capitalization rates and our company’s 2009 net operating income. Using discount rates ranging from 10.0% to 12.0% and terminal capitalization rates ranging from 10.0% to 11.0%, Wachovia calculated a range of implied share values of $10.10 to $12.81.

Net Asset Valuation Analysis. Using information provided by us, Wachovia Securities calculated the net asset value per share of our company. For this calculation, Wachovia Securities applied a range of capitalization rates from 9.50% to 10.50% to our management’s projected twelve month forward net operating income. The resulting gross real estate value was added to the gross value of our other assets, less our outstanding debt, marked-to-market adjustments for debt and certain transaction costs and other liabilities, to arrive at an equity net asset value per share. In applying the range of capitalization rates, Wachovia Securities took into consideration current market conditions and property characteristics. The net asset valuation analysis produced an estimated per share value range of $10.92 to $12.81 for our common shares.

General. The summary set forth above does not purport to be a complete description of the analyses performed by Wachovia Securities, but describes, in summary form, the material elements of the presentation that Wachovia Securities made to our board on November 17, 2003, in connection with the delivery of its fairness opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Wachovia Securities considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Wachovia Securities believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion.

In performing its analyses, Wachovia Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our company’s control. No company, transaction or business used in the analyses described above is identical to our company or the proposed merger. Any estimates contained in Wachovia Securities’ analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. None of our company, Wachovia Securities or any other person assumes any responsibility if future results are different from those projected. The analyses performed were prepared solely as a part of Wachovia Securities’ analysis of the fairness, from a financial point of view, to the holders of our common shares, as of the date of the opinion, and based upon and subject to the factors and assumptions set forth therein, of the consideration to be received by such holders pursuant to the merger agreement, and were conducted in connection with the delivery by Wachovia Securities of its written opinion, dated November 19, 2003, to our board of trustees. Wachovia Securities’ analyses do not purport to be appraisals or to reflect the prices at which our business or securities might actually be sold. The consideration to be paid to holders of our common shares in the merger was determined through negotiations between us, Ventas, members of their respective senior management teams and respective advisors, and was unanimously approved by our board of trustees. Wachovia Securities did not recommend any specific consideration to our board or that any given consideration constituted the only appropriate consideration for the merger.

Wachovia Securities’ opinion was one of the many factors taken into consideration by our board of trustees in making its determination to approve the merger. Wachovia Securities’ analyses summarized above should not be viewed as determinative of the opinion of our board of trustees with respect to the value of our shares or of whether the board would have been willing to agree to a different form of consideration.

Wachovia Securities is a nationally recognized investment banking and advisory firm and a subsidiary of Wachovia Corporation. Wachovia Securities, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Wachovia Securities and its affiliates (including Wachovia Corporation and its affiliates) may maintain relationships with us or Ventas, as well as any of their principals or affiliates. Additionally, in the ordinary course of its business, Wachovia Securities may trade in our securities and those of Ventas for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

An affiliate of Wachovia Securities is the sole lender in our $7.5 million credit facility. Wachovia Securities is also currently engaged as our advisor with respect to (i) certain of the Restructuring Transactions and (ii) a review of our strategic alternatives.

We have paid Wachovia Securities a fee of $250,000, which represents a non-refundable cash fee paid to Wachovia Securities upon the delivery of its fairness opinion to our board of trustees. The full amount of this fee became fully earned and payable at the time Wachovia Securities rendered its fairness opinion, and no part of this fee was contingent upon the approval or consummation of the merger. We have also agreed to pay Wachovia Securities a customary fee for its financial advisory services, which included financial and market-related advice in connection with the merger, upon consummation of the merger. We have also agreed to reimburse Wachovia Securities for its expenses incurred in performing its services and to indemnify Wachovia Securities and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Wachovia Securities or any of its affiliates against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Wachovia Securities’ engagement and any related transactions.

Availability of Funds

Ventas has represented to us in the merger agreement that at the consummation of the merger it will have all funds necessary to pay the aggregate merger consideration and to satisfy its obligations under the merger agreement.

Structure of the Merger

In the merger, we will be merged with the Merger Sub, with ElderTrust as the surviving entity. As a result of the merger, we will become a subsidiary of Ventas.

In the merger, each of our common shares issued and outstanding immediately prior to the effective time of the merger will be canceled, retired and converted into the right to receive the merger consideration.

Interests of Certain Persons in the Merger

In addition to their interests in the merger as shareholders, certain of our trustees and our executive officer have interests in the merger that differ from, or are in addition to, your interests as a shareholder. Our board of trustees was aware of these interests and considered them, among other matters, in adopting the merger agreement. These interests include the following:

Transaction Payments. Pursuant to a compensation agreement with ElderTrust, Michael R. Walker, our acting president, chief executive officer and chief financial officer, will receive $150,000 upon the final consummation of the merger. Each of our employees will receive a payment equal to their current salary upon the earlier to occur of (a) his or her termination of employment with the surviving entity or (b) the one year anniversary of the consummation of the merger. In addition, Ridgeway Capital, LLC, one of our consultants, will receive $200,000 upon the consummation of the merger.

Options. At the effective time of the merger, all of our options outstanding immediately prior to the effective time will be converted into the right to receive an amount in cash equal to the number of common shares underlying each option multiplied by the excess, if any, of $12.50 (or such adjusted per common share merger consideration) over the option exercise price per share applicable to that option. As a result, the options set forth in the following table held by our officers will become fully vested and our officers and trustees will receive approximately (before withholding tax) the indicated cash payment in settlement of his options assuming a $12.50 per common share merger consideration. The vesting of options held by each trustee to purchase 3,000 common shares at an exercise price of $7.14 will be accelerated, resulting in a payment of approximately $16,080 to each trustee. The vesting of options held by each trustee (except for Messrs. Clymer and Rodgers) to purchase 2,000 shares at an exercise price of $7.90 will be accelerated, resulting in a payment of approximately $9,200 to those trustees. The vesting of options held by Mr. Moorhead to purchase 30,000 shares at an exercise price of $0.75, 2,000 shares at an exercise price of $2.6875, and 2,000 shares at an exercise price of $3.50 will be accelerated, resulting in a payment to Mr. Moorhead of approximately $390,125. The vesting of options held by Mr. Walker to purchase 100,000 shares at an exercise price of $10.26 will be accelerated, resulting in a payment of approximately $224,000. These options were granted over the period from January 1998 through October 2003.

Name	Number of Option Shares	Exercise Price		Option Settlement Amount

Executive Officer:
Michael R. Walker	2,000 3,000 100,000	$ $ $	7.9000 7.1400 10.2600	$ $ $	9,200 16,080 224,000
Non-Employee Trustees:		$		$
James Clymer	3,000		$7.1400		$16,080
John G. Foos	2,000 3,000	$ $	7.9000 7.1400	$ $	9,200 16,080
Rodman W. Moorhead	2,000 30,000 2,000 2,000 3,000	$ $ $ $ $	2.6875 0.7500 3.5000 7.9000 7.1400	$ $ $ $ $	19,625 352,500 18,000 9,200 16,080
Edward Rodgers	3,000		$7.1400		$16,080
Harold L. Zuber, Jr.	2,000 3,000	$ $	7.9000 7.1400	$ $	9,200 16,080

All of our employees and one of our consultants also have been granted options, and such employees and consultant will be entitled to an aggregate cash payment, before any applicable withholding taxes, of approximately $385,369 at the consummation of the merger.

Distribution Equivalent Rights. At the effective time of the merger, all of our distribution equivalent rights will be canceled, and the surviving entity will pay to the holders of those rights an amount in cash equal to their accrued and unpaid distribution equivalents as of the effective time of the merger, net of applicable withholding taxes. Our trustees and our executive officer hold distribution equivalent rights, which will entitle those holders to an aggregate cash payment of approximately $35,713 at the consummation of the merger, of which approximately $21,291 will be paid to Michael R. Walker, our executive officer and one of our trustees, and approximately $14,422 will be paid to our other trustees (Messrs. Zuber, Moorhead, Foos, Clymer and Rodgers).

Indemnification. Under the terms of the merger agreement, our trustees and officers will be entitled to indemnification in certain circumstances, as more fully described in the section entitled “Terms of the Merger—Indemnification.” In addition, Ventas has agreed that the surviving entity will purchase “run-off” directors’ and officers’ liability insurance coverage for our trustees and officers for a period of six years following the effective time, which will provide the trustees and officers with a coverage amount and other terms comparable to those currently provided by us, provided, however, that, in fulfilling such obligations, Ventas shall not be required to pay each year aggregate premiums in excess of 175% of the annual premiums currently paid by us for such coverage.

Interests in ElderTrust Operating Limited Partnership. All holders of Class A units in the operating partnership have entered, or will have entered, into unitholder agreements to sell their Class A units to Ventas concurrent with the consummation of the merger. Holders of Class A units will receive the same per unit merger consideration as is paid to the holders of common shares, on a per common share basis. Of the outstanding Class A units, Mr. Walker owns, directly and indirectly, 228,416 units in the operating partnership and will receive, directly and indirectly, approximately $2,855,200 in connection with the sale of his units.

Voting Agreement

Ventas has entered into a voting agreement with each of our trustees, our executive officer and Mr. D. Lee McCreary, Jr., a former trustee and chief executive officer of our company. In this agreement, our trustees and executive officer and Mr. McCreary have agreed to vote the common shares owned by them in favor of the merger agreement, the merger and the other transactions contemplated by the merger agreement and to vote against any action or agreement that is inconsistent with the merger or would reasonably be expected to result in the breach of a covenant, representation or warranty or other obligation or agreement of ours under the merger agreement or would reasonably be expected to result in any of the conditions to the merger agreement not being fulfilled. Each of these persons also granted Ventas a power of attorney to execute and deliver an irrevocable proxy to vote his shares in the manner described in the preceding sentence.

The voting agreement excludes any shares as to which the trustee, executive officer or Mr. McCreary is a beneficial owner solely because he currently serves in a fiduciary capacity as an officer or director of a corporation with respect to the person or entity that directly owns the shares. The voting agreement does not prevent any trustee signatory from exercising his duties and obligations as a trustee of our company or otherwise taking any action, subject to the applicable provisions of the merger agreement, in his capacity as a trustee of ElderTrust. The trustees and executive officer and Mr. McCreary have agreed not to transfer or pledge their shares before the merger, except that they may transfer their shares for tax planning purposes, subject to certain requirements. In the aggregate, our trustees and executive officer and Mr. McCreary own approximately 929,807 of our common shares that are subject to the voting agreement, representing approximately 11.9% of our outstanding common shares.

Certain Effects of the Merger

If the merger is completed, holders of our common shares will not have an opportunity to continue their equity interest in the surviving entity and, therefore, will not have the opportunity to share in our future earnings, dividends or growth, if any. In addition, upon completion of the merger, our common shares will no longer be listed on The New York Stock Exchange and will cease to be registered with the Securities and Exchange Commission.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

The Special Meeting will be held at 101 East State Street, Kennett Square, Pennsylvania 19348, on Tuesday, February 3, 2004, at 3:00 p.m., local time.

Purpose of the Special Meeting

At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the merger of ElderTrust with the Merger Sub, with ElderTrust being the surviving entity, including the amendments to our declaration of trust, and the merger agreement.

Record Date and Voting Power

Our board of trustees has fixed the close of business on December 18, 2003 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting. As of the record date, there were 7,784,446 outstanding common shares held by approximately 70 shareholders of record. Common shares are our only outstanding class of shares of beneficial interest. Shareholders of record on the record date will be entitled to one vote per common share of beneficial interest on any matter that properly comes before the Special Meeting and any adjournments or postponements of that meeting.

Quorum, Vote Required and Voting Agreement

Our declaration of trust and bylaws, each as amended and restated to date, require (a) the presence, in person or by duly executed proxy, of the holders of common shares representing at least a majority of the votes entitled to be cast at the Special Meeting in order to constitute a quorum, and (b) the affirmative vote of the holders of our common shares representing not less than two-thirds of the shares outstanding and entitled to vote at the Special Meeting in order to approve the merger. For purposes only of determining the presence or absence of a quorum for the transaction of business, we intend to count abstentions as present at the Special Meeting. Abstentions and broker non-votes are not, however, counted as favorable votes and, therefore, have the same effect as a vote against the merger. Broker non-votes are proxies from brokers or other nominees indicating that they have not received instructions from the beneficial owner or other person entitled to vote the shares which are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power.

Ventas has entered into a voting agreement with each of our trustees, our executive officers and Mr. D. Lee McCreary, Jr., our former trustee and chief executive officer. In this agreement, our trustees and executive officer and Mr. McCreary have agreed to vote the common shares owned by them in favor of the merger agreement, the merger and the other transactions contemplated by the merger agreement and to vote against any other acquisition proposal. Our trustees and executive officer and Mr. McCreary also granted Ventas a power of attorney to execute and deliver an irrevocable proxy to vote their shares in the manner described in the preceding sentence. The voting agreement excludes any shares as to which the trustee, executive officer or Mr. McCreary is a beneficial owner solely because he currently serves in a fiduciary capacity as an officer or director of a corporation with respect to the person or entity that directly owns the shares. The voting agreement does not prevent any trustee signatory from exercising his duties and obligations as a trustee of our company or otherwise taking any action, subject to the applicable provisions of the merger agreement, in his capacity as a trustee of our company. Finally, the trustees and executive officer and Mr. McCreary agreed not to transfer or pledge their shares before the merger, except that they may transfer their shares for tax planning purposes, subject to certain requirements. In the aggregate, our trustees and executive officer and Mr. McCreary own approximately 929,807 of our common shares that are subject to the voting agreement, representing approximately 11.9% of our outstanding common shares.

Proxies, Voting and Revocation

Our common shares represented at the Special Meeting by properly executed proxies received prior to, or at, the Special Meeting, and not revoked, will be voted at the Special Meeting, and at any adjournment or postponement of that meeting, in accordance with the instructions on those proxies. If a proxy is duly executed and submitted without instructions, common shares represented by that proxy will be voted “FOR” the approval of the merger agreement, the merger, and the other transactions contemplated by the merger agreement, including the proposed amendments to our declaration of trust to be effected as part of the merger which are described herein. Proxies are being solicited on behalf of our board of trustees.

If you prefer, an addressed envelope, for which postage has been prepaid if mailed in the United States, is enclosed if you wish to grant a proxy to vote your shares by mail. Sending in your proxy card will not prevent you from voting at the meeting if you desire to do so, as your vote by proxy is revocable at your option.

You can also authorize a proxy to vote via the internet or by telephone in accordance with the instructions provided. Voting by proxy via the internet or by telephone proxy is fast, convenient, and your proxy is immediately confirmed and tabulated. Also, by using the internet or telephone, you help us reduce postage and proxy tabulation costs. Instructions to authorize a proxy to vote via the internet or by telephone will be provided by (1) your broker, (2) our transfer agent, Mellon Investor Services LLC, or (3) our proxy solicitor, Georgeson Shareholder Communications Inc. Please do not return the enclosed proxy card if you vote over the internet or by telephone.

A proxy may be revoked by the person who executed it at, or before, the Special Meeting by:

•	delivering to our corporate secretary a written notice of revocation of a previously delivered proxy bearing a later date than the proxy;

•	duly executing, dating and delivering to our corporate secretary a subsequent proxy;

•	attending the Special Meeting and voting in person; or

•	in addition to the foregoing, if you authorized a proxy by telephone or via the internet, you may also revoke your proxy by authorizing a new proxy by telephone or via the internet.

Attendance at the Special Meeting will not, in and of itself, constitute revocation of a previously delivered proxy.

Any written notice revoking a proxy should be delivered to ElderTrust, Little Falls Centre One, 2711 Centerville Road, Suite 108, Wilmington, Delaware 19808, Attention: Corporate Secretary.

Solicitation of Proxies and Expenses

We will bear the entire cost of solicitation of proxies from our shareholders. We have retained Georgeson Shareholder Communications Inc. to assist in soliciting proxies and will pay approximately $12,000 plus reasonable out of pocket expenses in connection with the solicitation. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding in their names our common shares beneficially owned by others to forward to those beneficial owners. We will reimburse persons representing beneficial owners of our common shares for their expenses in forwarding solicitation materials to those beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our trustees, officers or other regular employees. No additional compensation will be paid to our trustees, officers or other regular employees for these services.

TERMS OF THE MERGER

The terms of and conditions to the merger are contained in the merger agreement, a copy of which is attached to this proxy statement as Appendix A and incorporated in this document by reference. Set forth below is a description of the material terms and conditions of the merger. This description is qualified in its entirety by, and made subject to, the text of the merger agreement.

Effective Time

The merger will become effective when the State Department of Assessments and Taxation of the State of Maryland has accepted the articles of merger for record in accordance with the Maryland REIT Law and the Secretary of State of the State of Delaware has accepted the certificate of merger for record in accordance with the Delaware Limited Liability Company Act, or at such later time which we and Ventas shall have agreed upon and designated in the articles of merger in accordance with Maryland law and in the certificate of merger in accordance with Delaware law. At that time, the Merger Sub will be merged with and into ElderTrust, with ElderTrust being the surviving entity. We expect the merger to become effective as soon as practicable after approval of the merger by our shareholders and the satisfaction or waiver of all other conditions to closing the merger.

Conversion of Shares Pursuant to the Merger

At the effective time of the merger, each of our issued and outstanding common shares of beneficial interest, par value $.01 per share, will be converted into the right to receive $12.50 in cash, without interest, subject to adjustment. The merger agreement provides that, if prior to the completion of the merger we declare or pay any dividend or distribution to our shareholders, other than a quarterly distribution of up to $0.18 per common share with respect to our fiscal quarter ending December 31, 2003, the per common share merger consideration will be reduced by the amount of that dividend or distribution on a per common share basis. In addition, if the merger is not consummated by May 31, 2004, the per common share merger consideration will be increased by an amount equal to the current annual dividend rate per common share of $0.72, divided by 365, or $0.00197 per day for each day from and including June 1, 2004 through but not including the date on which the merger is consummated.

Ventas may require that we declare and pay to our shareholders

•	such dividends, immediately prior to the effective time of the merger, as may be necessary to permit Ventas to make an election under the Code, to have us treated as having sold and reacquired all of our assets immediately prior to the merger;

•	such dividends as may be necessary to maintain our status as a real estate investment trust prior to the effective time.

If any such dividends are declared or paid prior to the effective time of the merger, the per common share merger consideration would be reduced by an amount equal to the amount of such dividends per share. The sum of such preceding dividends declared or paid, if any, and the merger consideration to be paid will be the same as would be paid if no such dividend were declared or paid.

Exchange of Share Certificates

Prior to the effective time of the merger, Ventas will select a bank or trust company to act as paying agent for the merger. At the effective time, Ventas will deposit, or cause to be deposited with the paying agent, for the benefit of the holders of our common shares and for exchange in accordance with the terms of the merger agreement, cash in an amount sufficient to pay the merger consideration in exchange for our outstanding common shares, options to purchase common shares and distribution equivalent rights. As soon as reasonably practicable following the effective time of the merger, the paying agent will mail a letter of transmittal to each record holder of certificates representing ElderTrust common shares and instructions as to, among other things, the surrender of the share certificates in exchange for the merger consideration. Delivery of the share certificates will be effected, and risk of loss and title to the share certificates will pass, only upon proper delivery of the share certificates to the paying agent. You are urged not to surrender your share certificates until you receive a letter of transmittal and instructions.

Upon the surrender to the paying agent of your share certificate(s), together with a duly executed and properly completed letter of transmittal and any other required documents, and subject to any required withholding of taxes, you will be paid the merger consideration for each common share previously represented by your certificate, and the certificate will then be canceled.

No interest will be paid or accrued on the cash payable upon the surrender of your share certificate. If payment is to be made to a holder other than the registered holder of the certificate surrendered, it will be a condition of payment that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting that exchange pay transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the surviving entity that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions stated above, each share certificate will, after the effective time of the merger, represent only the right to receive the merger consideration.

After the effective time of the merger, no transfers of certificates that previously represented our common shares will be permitted or recorded on our share ledger. If, after the effective time, certificates are presented to the surviving entity or the paying agent for payment, they will be canceled and exchanged for the merger consideration, without interest. If your share certificates have been lost, stolen or destroyed, you will become entitled to the merger consideration only after signing an affidavit to that effect and delivering a reasonable indemnity to protect Ventas and the Merger Sub against claims by another party related to your share certificates.

Amendment to Declaration of Trust

Amendments to our declaration of trust will be effected as part of the merger, among other things, to remove the transfer and ownership restrictions on our common shares, declassify our board and reduce the number of trustees to one, reduce the number of authorized shares, lower the vote for extraordinary actions to a majority and make such other changes to our declaration of trust as may be requested by Ventas. These amendments will only be effected if and when the merger becomes effective. In this proxy statement, references to the merger or approval of the merger shall be deemed to include these amendments.

Representations and Warranties

The merger agreement contains customary representations and warranties given by us, Ventas, and the Merger Sub, as to, among other things:

•	organization, good standing, qualification and corporate, limited liability or trust power; as applicable;

•	authorization and enforceability of the merger agreement;

•	the payment of brokers and similar fees;

•	no violations of charter documents, declarations, permits or contracts; and

•	absence of accelerations or defaults in any material agreement or contract as a result of or due to the merger and required consents and approvals.

In addition, the merger agreement contains representations and warranties by us, as to, among other things:

•	our subsidiaries;

•	our capital structure;

•	our compliance with laws and court orders;

•	our ownership interest in any other persons;

•	the inapplicability of certain restrictions on common share transfers in our declaration of trust, our rights agreement and any anti-takeover statute, to the merger, the voting and exchange agreements and the other transactions contemplated by the merger agreement and the voting and exchange agreements. We refer to the foregoing as “defensive measures” throughout this proxy statement;

•	the accuracy of our filings (including financial statements) with the Securities and Exchange Commission;

•	our undisclosed liabilities;

•	the absence of certain changes or events regarding our company;

•	our litigation and regulatory actions;

•	our real property and properties under development;

•	our tenant matters;

•	our compliance with environmental matters;

•	transactions with our advisors or our trustees, officers and other affiliates;

•	our employee benefit plans and matters relating to the Employee Retirement Income Security Act of 1974;

•	matters relating to our employees;

•	tax matters and our compliance with certain tax laws, including qualification as a REIT;

•	the condition of our properties;

•	matters relating to certain of our leases, loan documents and other contracts and commitments;

•	matters relating to the Investment Company Act of 1940;

•	our rights relating to intellectual property;

•	our insurance coverage;

•	our books and records;

•	the absence of illegal rebates, gifts, bribes, kickbacks or other similar payments;

•	our contracts with Genesis HealthCare Ventures, Inc. and its affiliates;

•	our information contained in this proxy statement being true and correct in all material respects; and

•	our board of trustees’ receipt of an opinion of Wachovia Securities to the effect that the merger consideration was fair, from a financial point of view, to the holders of our common shares.

The representations and warranties in the merger agreement relating to our company are very detailed and the above description is only a summary. You are urged to read carefully and in its entirety the section of the merger agreement entitled “Representations and Warranties of the Company” in Appendix A included in this proxy statement.

Covenants Under the Merger Agreement

Conduct of the Business Before the Merger. We have agreed that, prior to the merger, we and our subsidiaries will, subject to certain exceptions, or as expressly prohibited by the merger agreement or consented to in writing by Ventas:

•	conduct our business and our subsidiaries’ business in the ordinary course in compliance with all legal requirements and contracts and substantially consistent with past practice;

•	use, and cause our subsidiaries to use, commercially reasonable efforts to preserve intact our business organizations and goodwill and keep available the services of our officers and employees;

•	maintain our books and records in accordance with generally accepted accounting principles consistently applied (which we refer to in this proxy statement as “GAAP”) and not change any of our methods, principles or practices of accounting in effect since our most recent fiscal year, except as may be required by GAAP;

•	maintain insurance in such amounts and against such risks and losses as in effect on the date of the merger agreement, except for changes in the ordinary course of business;

•	perform in all material respects all our obligations under all of our leases and other material contracts and permits, and enforce our material rights under all material contracts and leases, unless in our good faith judgment after consultation with Ventas, we determine that enforcement of such rights is not advisable;

•	continue to maintain in all material respects, our properties in accordance with present practices in a condition, taken as a whole, reasonably suitable for their current use;

•	make distributions at times and in amounts sufficient to maintain in effect our REIT status under the Code;

•	maintain our qualification as a REIT under the Code; and

•	file all tax returns and reports when due and timely pay all taxes unless we have a reasonable dispute related to a tax payment and we have set aside on our books adequate reserves.

In addition, we have agreed that, prior to the merger, we and our subsidiaries will not, subject to certain exceptions or as expressly permitted by the merger agreement or consented to in writing by Ventas:

•	incur, become subject to or assume or agree to incur, become subject to or assume any liabilities, other than in the ordinary course of business, or any indebtedness;

•	make any loans, advances or capital contributions to, or investments in, any other person;

•	exercise an option to acquire additional real property;

•	sell, lease, mortgage, subject to lien or property restrictions, or otherwise dispose of, any property or other assets, excluding any lien or property restriction that is not material to the applicable asset and excluding sales or personal property that do not exceed $50,000 in the aggregate;

•	pay, discharge or satisfy any material liabilities, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (or in accordance with their terms), of liabilities reflected or reserved against in our audited financial statements or incurred since December 31, 2002 in the ordinary course of business consistent with past practice;

•	modify, amend or terminate in any material respect, or suffer or allow to terminate, any material contract or any contract pursuant to which our financial advisors are entitled to receive the fees specified in such contract or otherwise increase the fees payable to our financial advisors or waive, release or assign any material rights or claims thereunder, or enter into any new material contracts;

•	modify, amend or terminate, or suffer or allow to terminate, any Genesis contract; waive, release or assign any rights or claims thereunder; perform our obligations under any Genesis contract in any manner materially inconsistent with the express terms of such Genesis contract as of the date of the merger agreement; enter into any contract to which Genesis or any subsidiary of Genesis would be a party or by which Genesis or any subsidiary of Genesis would be bound; or transact any business or make any payment to Genesis or any subsidiary of Genesis other than pursuant to the express terms of such Genesis contract as of the date of the merger agreement;

•	modify, amend or terminate, or suffer or allow to terminate, any lease of any of our property which is operated by a tenant under a healthcare lease; waive, release or assign any rights or claims thereunder; or perform our obligations under any healthcare lease in any manner materially inconsistent with the express terms of the healthcare lease;

•	make or agree to make any capital expenditure other than in the ordinary course of business or capital expenditures in excess of $100,000 in the aggregate;

•	acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation for the acquisition of any real property or other transaction involving nonrefundable deposits in excess of $50,000 and, in any event, not in excess of $100,000 in the aggregate;

•	commence construction of, or enter into any commitment to develop or construct, other real estate projects involving in excess of $50,000, or enter into any lease that will be operated by the tenant thereunder as a healthcare or healthcare related facility, including, without limitation, skilled nursing facilities and assisted living facilities or in excess of 2,500 square feet or incur or commit to incur any tenant allowances or landlord funded construction expenditures related thereto;

•	merge or consolidate with, acquire all or substantially all of the assets of, or acquire the beneficial ownership of a majority of the outstanding capital stock or other equity interest in any person or division thereof, or acquire any assets, including real estate, except purchases in the ordinary course of business consistent with past practice in an amount not involving more than $100,000, in the aggregate;

•	amend our declaration of trust or bylaws or the articles of incorporation, by-laws, partnership agreement, joint venture agreement or comparable charter or organizational document of any of our subsidiaries, each as amended and restated to date;

•	except for a quarterly dividend of up to $0.18 per common share with respect to the fiscal quarter ending December 31, 2003 and for any dividend necessary for the maintenance of our status as a REIT under the Code, declare, set aside or pay any dividend or other distribution payable in cash, shares, stock or property with respect to our common shares or the capital stock of any of our subsidiaries;

•	redeem, purchase or otherwise acquire directly or indirectly any of our shares of beneficial interest (or options, warrants, calls, commitments or rights of any kind to acquire any shares of beneficial interest) or capital stock of any of our subsidiaries, except (a) for deemed transfers of our excess shares required under our declaration of trust to preserve our status as a REIT under the Code, and (b) in connection with the use of common shares to pay the exercise price or tax withholding in connection with equity based employee benefit plans by the participants therein;

•	issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any common shares or any securities of our subsidiaries, other than common shares issued upon the exercise of certain options;

•	accept a promissory note in payment of the exercise price of any option, except as otherwise required pursuant to the terms of an option in effect as of the date of the merger agreement;

•	split, combine or reclassify the outstanding shares of beneficial interest or capital stock or other equity interests of us or any of our subsidiaries;

•	make any loan or advance to, or payment (including with respect to outstanding indebtedness) for the benefit of, any direct or indirect beneficial owner of any common shares or options, other than payment of salary and benefits to employees, in the ordinary course of business, consistent with past practice and travel advances in the ordinary course of business to employees who are not executive officers;

•	permit any defensive measures to be applicable to the merger, the amendment to our declaration of trust, the voting agreements, the unitholder agreements, the Class C amendment agreement or the transactions contemplated by the merger agreement and such other agreements;

•	increase in any manner the compensation or fringe benefits of any of our or our subsidiaries’ trustees or directors (or persons occupying similar positions) or officers or pay any benefit not required by any plan and arrangement in effect as of the date of the merger agreement;

•	increase the compensation or benefits payable or to become payable to any of our employees or employees of any of our subsidiaries, other than the payment of 2003 annual bonuses; provided that the 2003 annual bonuses may not exceed $90,000;

•	adopt any new employee plan or grant any award under, or amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under, any existing employee plan;

•	enter into or modify or amend any employment or severance agreement with or grant any severance or termination rights to any officer, trustee (or person occupying a similar position) or employee;

•	make any loan to any trustee, director, executive officer or employee (other than travel advances in the ordinary course of business to employees who are not executive officers);

•	engage in a transaction with, or enter into, amend, modify, terminate, waive or take any similar action with respect to any contract with, any affiliate, consultant, investment banker or financial advisor, or any officer or trustee (or person occupying a similar position) of us or our subsidiaries or any affiliate of them, or any person who acquired our common shares in a private placement in the past three years;

•	settle or otherwise compromise any shareholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by the merger agreement or the voting agreements, the unitholder agreements or the Class C amendment agreement or any material litigation, arbitration or other judicial or administrative dispute or proceeding relating to us, any of our subsidiaries or any of our or our subsidiaries’ assets;

•	make or rescind any express or deemed election relative to taxes or alter any method of tax accounting;

•	enter into any tax sharing, tax indemnity or tax protection agreement;

•	settle, compromise, enter into, or agree to enter into a closing agreement or settle any material federal, state, local or foreign tax liability or engage in any action that could reasonably be expected to cause us to fail to continue to qualify as a REIT;

•	take any action, omit to take any action or enter into any transaction that results in any increased tax liability or reduction of our tax assets other than in the ordinary course of business;

•	make any payments or incur any liability or obligation for the purpose of obtaining any consent from any person to the merger, other than (a) filing fees paid to governmental agencies in connection with the merger and (b) payments not in excess of $50,000 in the aggregate;

•	waive the benefits of, or agree to modify in any material manner, any confidentiality, standstill or similar agreement relating to us or our subsidiaries;

•	take any action that would reasonably be expected to result in any of the conditions to the merger not being satisfied;

•	authorize, recommend, propose or announce an intention to do any of the foregoing prohibited actions, or enter into any contract to do any of the foregoing prohibited actions; and

•	pay expenses related to the merger and its consummation (which we refer to in this proxy statement as the “transaction expenses”) in excess of $100,000 in any month, except for regulatory filing fees and other similar expenses the payment of which may not be deferred until the consummation of the merger, or pay or incur any transaction expenses owed to any affiliate of ElderTrust.

The covenants in the merger agreement relating to the conduct of our business are very detailed and the above description is only a summary. You are urged to read carefully and in its entirety the section of the merger agreement entitled “Conduct of the Company’s Business Pending Merger” in Appendix A included in this proxy statement.

Other Covenants. The merger agreement contains a number of mutual covenants between Ventas and ElderTrust, including covenants relating to:

•	preparing and filing this proxy statement;

•	preparing and filing any tax returns, questionnaires, applications or other documents to be filed in connection with any taxes and obtaining certain rulings from the Internal Revenue Service;

•	using commercially reasonable efforts to do all things required to complete the transactions contemplated by the merger agreement, the voting agreements, the unitholder agreements and the Class C amendment agreement, including obtaining all waivers, consents and approvals necessary thereto;

•	the payment of dividends (including dividends we are permitted to declare and pay and dividends which Ventas may require us to declare and pay); and

•	taking all actions required for our common shares and capital stock of Ventas to remain listed on The New York Stock Exchange.

In addition, the merger agreement requires us to: (1) convene the Special Meeting, (2) ensure that the defensive measures do not apply, or become applicable, to the transactions contemplated by the merger agreement and the other agreements related thereto, (3) provide Ventas access to our books, records and other information, (4) provide reasonable cooperation in connection with Ventas’ purchase of partnership interests in our operating partnership, (5) upon the written request of Ventas, cause any or all of our trustees or officers to resign their positions effective as of the effective time of the merger, (6) use commercially reasonable efforts to procure estoppel certificates from certain of our tenants, (7) make any changes or modifications to any agreements or organizational documents of our company or our subsidiaries necessary to allow Ventas to comply with its financial covenants, (8) provide copies of certain tenant documents, (9) enter into amended space leases as contemplated by our agreements with Genesis and (10) provide notice to Ventas of certain events relating to us.

ElderTrust Operating Limited Partnership Unit Purchases

All holders of Class A units in the operating partnership have entered, or will have entered, into unitholder agreements to sell their Class A units to Ventas concurrent with the consummation of the merger. Holders of Class A units will receive the same per unit merger consideration as is paid to the holders of common shares, on a per common share basis.

Conditions to the Merger

The obligation of Ventas, the Merger Sub and our company to complete the merger is subject to the satisfaction of the following conditions:

•	approval from holders of at least two-thirds of the outstanding common shares entitled to vote at the Special Meeting has been obtained; and

•	Ventas, the Merger Sub and we are not subject to any temporary restraining order, preliminary or permanent injunction or other order of a court of competent jurisdiction or other legal restraint which prohibits or prevents the consummation of the merger or any of the contemplated transactions related to the merger.

The obligation of Ventas and the Merger Sub to complete the merger is subject to the satisfaction of the following additional conditions any one or more of which may be waived in writing by Ventas:

•	our representations and warranties contained in the merger agreement, qualified as to a material adverse effect, are true and correct and the other representations and warranties contained in the merger agreement that are not so qualified are true and correct in all material respects as of the closing date, and we have performed in all material respects all obligations required by the merger agreement to be performed by us on or prior to the closing date and Ventas shall have received a certificate signed by our chief executive officer or our chief financial officer certifying the same;

•	we have not experienced any material adverse effect;

•	we shall have obtained all of the consents and approvals required by the merger agreement which will include certain consents from regulatory agencies in connection with the transfer of certain real estate properties;

•	the transactions required by the merger agreement to be consummated shall have been consummated;

•	Ventas shall have received an opinion from our counsel, Pepper Hamilton LLP, relating to our qualification as a REIT under the Code;

•	each partner in the operating partnership (except for ElderTrust and the holder of Class C units) shall have sold their interests in the operating partnership to Ventas or a designee of Ventas, pursuant to the unitholder agreements;

•	the transactions contemplated by the Class C amendment agreement shall have been consummated;

•	none of the defensive measures shall be applicable to the merger, the voting agreements, the amendment to the declaration of trust, the unitholder agreements or the Class C amendment agreement and the transactions contemplated thereby;

•	we will be required to have certain specified minimum amounts of restricted and unrestricted cash available for business use and our transaction expenses must not exceed $3.5 million;

•	Genesis shall have completed the spin-off of its ElderCare business;

•	we shall have received and delivered to Ventas the required estoppel certificates;

•	our liabilities (excluding deferred revenue transaction expenses, mortgages, bonds, notes payable and capital lease obligations, but including indebtedness under existing lines of credit) may not exceed $1.7 million; and.

•	Ventas shall have received a certificate signed by our chief financial officer and supported by reasonable schedules and relevant information stating that we and our subsidiaries do not have and are not subject to liabilities in excess of $1.7 million.

Our obligation to complete the merger is subject to the satisfaction of the following additional condition:

•	Ventas’ representations and warranties contained in the merger agreement, qualified as to materiality or a material adverse effect, are true and correct and the other representations and warranties contained in the merger agreement that are not so qualified are true and correct in all material respects as of the closing date, and Ventas has performed in all material respects all obligations required by the merger agreement to be performed by it on or prior to the closing date and we shall have received a certificate signed by Ventas’ chief executive officer or chief financial officer certifying the same.

Solicitation of Proposals from Other Parties

In accordance with the merger agreement, we have agreed that, until the effective time of the merger agreement, neither we nor any of our subsidiaries will, nor will we permit any of our respective officers, employees, accountants, counsel, financial advisors, brokers, consultants or other representatives to, invite, initiate, solicit or encourage, directly or indirectly, any inquiries, proposals, discussions or negotiations or the making or implementation of any proposal or offer with respect to any direct or indirect:

•	merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction;

•	sale, acquisition, tender offer, exchange offer, share exchange or other transaction or series of related transactions that, if consummated, would result in the issuance of securities representing, or the sale, exchange or transfer of, 20% or more of our outstanding common shares or voting equity interests in any of our subsidiaries; or

•	sale, lease, exchange, mortgage, pledge, transfer or other disposition (which we refer to as a “transfer”) of any of the assets of our company or any of our subsidiaries in one or a series of transactions that, if consummated, would result in a transfer of 20% or more of our consolidated assets.

Each of the foregoing transactions is referred to as an “acquisition proposal.”

We have agreed to notify Ventas promptly (but in any event, within 48 hours) if we or any of our subsidiaries or representatives receives:

•	an acquisition proposal or any material amendment or change in any previously received acquisition proposal;

•	any request for confidential or nonpublic information or data relating to, or for access to the properties, books or records of, our company or any of our subsidiaries by any person that has made, or may be considering making, an acquisition proposal; or

•	any oral or written expression that those activities, discussions or negotiations are sought to be initiated or continued with us.

In addition, we have agreed to keep Ventas informed of the status and the material terms of any such acquisition proposal, indication or request.

If our board of trustees receives an unsolicited bona fide written acquisition proposal, which was not invited, solicited or encouraged by us or any of our subsidiaries or representatives, we may furnish information to, or enter into or participate in discussions or negotiations with, the third party making the proposal if our board of trustees determines in good faith that:

•	after consultation with and based on the advice of our legal advisors, failure to take such action would be inconsistent with the board of trustees’ duties to our shareholders under Maryland law;

•	after consultation with our financial advisors and legal counsel, (a) such acquisition proposal, if consummated, would be more favorable to our shareholders than the proposed merger, (b) financing, in the reasonable judgment of the board of trustees, is capable of being obtained, and (c) such acquisition proposal is reasonably capable of being consummated (we refer to such an acquisition proposal throughout this proxy statement as a “superior proposal”); and

provided that we provide notice to Ventas that information is to be provided to and discussions will be entered into with, and that we enter into a confidentiality agreement with, the third party.

Under the merger agreement, our board of trustees, in order to comply with its duties, may, prior to the Special Meeting and in response to an unsolicited bona fide written superior proposal of a third party, withdraw, modify, amend or qualify its recommendation of the merger in a manner adverse to Ventas and recommend such a superior proposal, provided that, at least three business days prior to taking such action, we:

•	provide Ventas with written notice advising Ventas that the board has received a superior proposal that it intends to accept and specifying the material terms and conditions and identifying the persons making the superior proposal; and

•	cause our financial and legal advisors to negotiate in good faith with Ventas to make such adjustments in the terms and conditions of the merger agreement so that the superior proposal would no longer constitute a superior proposal.

In the event that, after the three business day period, Ventas fails to make a counterproposal to the superior proposal or makes a counterproposal that our board, in good faith and after consultation with and based on the advice of our financial advisor, determines is not at least as favorable to our shareholders as the superior proposal, then our board of trustees may approve, propose or recommend the superior proposal, make a recommendation against the merger or cause us to enter into an agreement with respect to a superior proposal provided that we pay to Ventas a $4.25 million break-up fee or up to $1.5 million of expense reimbursement, as applicable and as described further below in the section of this proxy statement entitled “Break-Up Fee; Expense Reimbursement.”

Notwithstanding the foregoing, in no event is our board of trustees prevented from complying with Rules 14e-2(a) and 14d-9 under the Securities Exchange Act of 1934 or making any disclosure to our shareholders as is necessary for our board of trustees to comply with its duties under applicable law.

Amendment to Partnership Agreement

Concurrent with the consummation of the merger, the second amended and restated agreement of limited partnership of ElderTrust Operating Limited Partnership, the operating partnership through which we conduct substantially all of our business, will be amended pursuant to an amendment agreement which we refer to throughout this proxy statement as the “Class C amendment agreement.” The Class C amendment agreement removes certain voting rights of the holders of Class C units of the operating partnership. In addition, the Class C amendment agreement amends certain payment obligations of the operating partnership to the Class C unitholders in the event that certain actions by the operating partnership cause certain specified adverse tax consequences for the Class C unitholders.

Termination of the Merger Agreement

We or Ventas may terminate the merger agreement, whether before or after receiving shareholder approval, if:

•	the parties mutually agree in writing to terminate the merger agreement;

•	any judgment, injunction, order, decree, ruling or other action by any governmental agency of competent authority permanently restraining, enjoining or otherwise prohibiting the merger is issued and such judgment, injunction, order, decree, ruling or other action has become final and nonappealable;

•	the merger fails to receive the requisite vote for approval by our shareholders; or

•	the merger is not completed by May 31, 2004; provided that the terminating party is not in material breach of its representations, warranties, covenants or agreements under the merger agreement in any manner that caused or resulted in the failure to consummate the merger by such date.

In addition, we may terminate the merger agreement if:

•	prior to the Special Meeting, our board of trustees approves, and we concurrently enter into, a definitive agreement providing for the implementation of a superior proposal and (a) we are not in breach of our non-solicitation covenant in the merger agreement and (b) prior to termination, we pay Ventas the break-up fee;

•	any of the representations and warranties of Ventas or the Merger Sub contained in the merger agreement, which are qualified as to whether breach would individually or in the aggregate reasonably be expected to prevent or delay in any material respect the consummation of the merger, shall not be true and correct, and such breach is not cured within five business days following written notice to Ventas;

•	any other representations and warranties of Ventas or the Merger Sub contained in the merger agreement are not true and correct in all material respects, and such breach is not cured within five business days following written notice to Ventas; or

•	Ventas fails to perform in all material respects any obligation or to comply with any agreement or covenant to be performed or complied with by it under the merger agreement, and such breach is not cured within five business days following written notice to Ventas.

Ventas also may terminate the merger agreement if:

•	(a) our board of trustees withdraws or materially modifies its recommendation of the merger agreement or the merger in a manner adverse to Ventas or its shareholders or resolves to do so; (b) our board of trustees approves or recommends an acquisition proposal made by any person other than Ventas or the Merger Sub; or (c) we enter into a definitive agreement with respect to an acquisition proposal;

•	any of our representations and warranties contained in the merger agreement, which are qualified as to a material adverse effect, shall not be true and correct, and such breach is not cured within five business days following written notice to us;

•	any of our other representations and warranties contained in the merger agreement are not true and correct in all material respects, and such breach is not cured within five business days following written notice to us; or

•	we fail to perform in all material respects any obligation or to comply with any agreement or covenant to be performed or complied with by us under the merger agreement, and such breach is not cured within five business days following written notice to us.

Break-Up Fee; Expense Reimbursement

Break-Up Fee

If the merger agreement is terminated:

•	by Ventas, if our board of trustees withdraws or materially modifies its recommendation of the merger agreement or the merger in a manner adverse to Ventas or its shareholders or otherwise resolves to do so;

•	by Ventas, if our board of trustees approves or recommends an acquisition proposal made by any person other than Ventas and the Merger Sub;

•	by Ventas, if we enter into a definitive agreement with respect to an acquisition proposal made by any person other than Ventas and the Merger Sub;

•	by Ventas or us at a time when Ventas had the right to terminate the merger agreement on account of the occurrence of any of the events described in the preceding three bullet points;

•	by us, if, prior to receiving shareholder approval, our board of trustees approves and we concurrently enter into a definitive agreement to complete a superior proposal;

•	by either Ventas or us, due to our shareholders’ failure to approve the merger, if (a) another acquisition proposal is received by us or publicly disclosed prior to the termination of the merger agreement; and (b) within twelve months following the termination of the merger agreement we enter into a definitive agreement providing for, or consummate, an acquisition proposal (whether or not such acquisition proposal is the same one as was received or publicly disclosed at the time of such termination); or

•	by either Ventas or us, due to the failure to complete the merger by May 31, 2004, if (a) another acquisition proposal is received by us or publicly disclosed prior to the termination of the merger agreement; and (b) within twelve months following the termination of the merger agreement we enter into a definitive agreement providing for, or consummate, an acquisition proposal (whether or not such acquisition proposal is the same one as was received or publicly disclosed at the time of such termination), then we will pay Ventas a break-up fee in an amount equal to $4.25 million (subject to the potential escrowing of some or all of such amount as described below in the section entitled “Escrowed Amounts”).

Expense Reimbursement

If the merger agreement is terminated:

•	by Ventas or us, if any judgment, injunction, order, decree, ruling or other action by any governmental agency of competent authority permanently restraining, enjoining or otherwise prohibiting the merger is issued on account of a claim by a person or entity other than a governmental agency and such judgment, injunction, order, decree, ruling or other action has become final and nonappealable;

•	by Ventas or us due to the merger failing to receive the requisite vote for approval by our shareholders, if no acquisition proposal was received or publicly disclosed prior to the termination of the merger agreement;

•	by Ventas or us due to the merger not being consummated by May 31, 2004, if no acquisition proposal was received or publicly disclosed prior to the termination of the merger agreement and a condition or conditions to the consummation of the merger other than the obtaining of the lender consents and approvals required by the merger agreement remains unsatisfied or unwaived at the time of such termination; or

•	by Ventas or us due to our shareholders’ failure to approve the merger or the failure to complete the merger by May 31, 2004, if an acquisition proposal was received or publicly disclosed after the date of the merger agreement but the conditions described above to our obligation to pay a break-up fee are not satisfied, then we will pay to Ventas the expense reimbursement equal to Ventas’ out-of-pocket expenses incurred in connection with the merger agreement, including all attorneys’, accountants’ and investment bankers’ fees and expenses, up to $1,500,000 (subject to the potential escrowing of some or all of such amount as described below in the section entitled “Escrowed Amounts”).

Escrowed Amounts

If Ventas is unable immediately to receive the full amount of the break-up fee or expense reimbursement which is due to it on account of certain REIT or other tax compliance issues that affect Ventas’ ability immediately to receive such amounts, we will place the unpaid amount in escrow. Any unpaid amounts will be paid at subsequent times to the extent the payment would not cause Ventas to fail to meet REIT and other specified tax requirements under the Code. ElderTrust’s obligation to pay any unpaid portion of the break-up fee and expense reimbursement will terminate on November 19, 2006.

Liquidated Damages

The parties have agreed that the payment of the break-up fee and/or the reimbursement of expenses following a termination of the merger agreement in the circumstances described above will constitute compensation and liquidated damages with respect to any claim that Ventas may have against us for failure of the merger to be consummated due to the circumstances described above, but shall not be deemed a measure of damages in any circumstances in which payment of the break-up fee or expense reimbursement is not provided for.

Treatment of Options and Distribution Equivalent Rights

The merger agreement provides that, at the effective time of the merger, each option to purchase common shares that is outstanding immediately prior to the effective time of the merger, whether or not then exercisable, and which has not been exercised or canceled prior to that time, will be converted into the right to receive an amount in cash equal to the number of common shares underlying each option multiplied by the excess, if any, of $12.50 (or such adjusted amount of per common share merger consideration) over the option exercise price per share applicable to that option. The cash payment will be treated as compensation and will be net of any applicable tax. If the exercise price of any option equals or exceeds the merger consideration ($12.50 or such adjusted amount of per common share merger consideration), no cash will be paid to the holder and the applicable option will be canceled.

At the effective time of the merger, all of our distribution equivalent rights will be canceled and the surviving entity will pay to the holders of those rights an amount in cash equal to their accrued and unpaid distribution equivalents as of the effective time of the merger, net of applicable withholding taxes.

Certain Employee Benefits

The merger agreement provides that, as of the effective time of the merger, persons employed by the surviving company and its subsidiaries will, at the option of Ventas, either continue to be eligible to participate in the employee plans then maintained by the surviving company and its subsidiaries or will be eligible to participate in the same manner as similarly situated employees of Ventas in any employee benefit plan sponsored or maintained by Ventas for similarly situated employees after the effective time of the merger. At the time our employees participate in any employee benefit plan of Ventas, each employee will be given credit under any Ventas employee benefit plan for all service prior to the effective time of the merger with us and any of our subsidiaries as service rendered to Ventas for purposes of eligibility to participate and vesting (if applicable). In addition, with respect to any medical benefits provided by Ventas after the effective time of the merger, our employees whose employment is continued after the merger will not be required to submit to a waiting period for coverage and any coverage that would otherwise be denied due to a preexisting illness will be provided to such employees if they had such coverage under a health plan of ours as of the effective time of the merger. Ventas is under no obligation to continue the employment of any of our employees.

Indemnification

In the merger agreement, Ventas and the surviving entity, from and after the effective time of the merger, will provide exculpation and indemnification for each present and former officer or trustee of ElderTrust or its subsidiaries to the same extent as currently provided in our declaration of trust and our bylaws, each as amended and restated to date.

At or prior to the effective time of the merger, Ventas has agreed that the surviving entity will purchase “run-off” directors’ and officers’ liability insurance coverage for our trustees and officers for a period of six years following the effective time, which will provide the trustees and officers with the coverage amount and other terms comparable to those currently provided by us, provided, however, that, in fulfilling such obligations, Ventas shall not be required to pay each year aggregate premiums in excess of 175% of the annual premiums currently paid by us for such coverage.

Amendment

The merger agreement may be amended by the parties in writing by action of their board of directors or trustees, as the case may be, at any time before or after approval of our shareholders, but after shareholder approval is received, no amendment may be made which reduces the merger consideration or by law requires further approval of shareholders without, in either case, obtaining such further shareholder approval.

NO APPRAISAL RIGHTS

No dissenters’ or appraisal rights are available in connection with the merger or any of the other transactions contemplated by the merger agreement. Maryland law does not provide for dissenters’ or appraisal rights because our common shares are listed on The New York Stock Exchange.

REGULATORY APPROVALS

There are no federal or state regulatory approvals which will need to be obtained in order to consummate the merger, other than the filing and acceptance for the record of (a) the articles of merger with the State Department of Assessments and Taxation of the State of Maryland, and (b) the certificate of merger with the Secretary of State of the State of Delaware.

FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain material U.S. federal income tax considerations of the merger generally relevant to holders of our common shares, assuming that the merger is consummated as contemplated by the merger agreement and this proxy statement. This discussion is based upon interpretations of the Code, Treasury regulations promulgated under the Code, judicial decisions and administrative rulings as of the date of this proxy statement, all of which are subject to change or differing interpretations, including changes and interpretations with retroactive effect. The discussion below does not address all U.S. federal income tax consequences or any state, local or foreign tax consequences of the merger. Your tax treatment may vary depending upon your particular situation. Also, shareholders subject to special treatment, including dealers in securities or foreign currency, tax-exempt entities, non-U.S. shareholders, banks, thrifts, insurance companies, persons that hold our common shares as part of a “straddle,” a “hedge,” a “constructive sale” transaction or a “conversion transaction,” persons that have a “functional currency” other than the U.S. dollar, and investors in pass-through entities, may be subject to special rules not discussed below. This discussion also does not address the U.S. federal income tax consequences of the merger to holders of our common shares that do not hold those shares as a capital asset. A U.S. shareholder is a U.S. citizen or resident as defined within the Code, a domestic corporation, an estate the income of which is includable in its gross income for U.S. federal income tax purposes without regard to its source, or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all the substantial decisions of the trust. A non-U.S. shareholder is any shareholder that is not a U.S. shareholder.

THIS U.S. FEDERAL INCOME TAX DISCUSSION IS FOR GENERAL INFORMATION ONLY AND MAY NOT ADDRESS ALL TAX CONSIDERATIONS THAT MAY BE SIGNIFICANT TO A HOLDER OF OUR COMMON SHARES. EACH SHAREHOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS AND CHANGES IN APPLICABLE TAX LAWS.

Consequences to U.S. Shareholders

The merger will be treated as a taxable sale of shareholders’ common shares in exchange for the merger consideration. As a result, each U.S. shareholder will recognize capital gain or loss with respect to its common shares, measured by the difference between the tax basis in the common shares exchanged and the amount of cash received in the merger for those shares. The gain or loss on that disposition will constitute long-term capital gain or loss if the common shares had been held for more than one year as of the effective time of the merger. However, a shareholder who has held our common shares for six months or less at the effective time of the merger, taking into account the holding period rules of Sections 246(c)(3) and (4) of the Code, and who recognizes a loss with respect to those common shares will be treated as recognizing long-term capital loss to the extent of any capital gain dividends received from us with respect to those common shares.

In the case of shareholders who hold multiple blocks of our common shares (i.e., our common shares were acquired separately at different times and/or different prices), gain or loss on the receipt of the cash in the merger must be calculated and accounted for separately for each block of our common shares.

As described previously in this proxy statement, it is possible that we will, immediately before the merger, pay a dividend to the holders of our common shares in order to maintain our status as a REIT for tax purposes. To the extent the dividend is paid, it will reduce the cash to be received in the merger, which would affect the amount of the gain or loss realized by a shareholder in the merger. The dividend would be includable in the U.S. shareholder’s taxable income in accordance with the normal rules applicable to dividends received from REITs.

Consequences to Non-U.S. Shareholders

There is normally an obligation to withhold U.S. tax on the proceeds of the sale of shares of a U.S. real property holding company when the seller is a non-U.S. shareholder. However, so long as the common shares are determined to be regularly traded on an established securities market, then withholding will not apply. ElderTrust believes that its common shares have been regularly traded on an established securities market for the requisite time period, and as such will not withhold tax on the cash paid in the merger. A non-U.S. shareholder who or which has owned 5 percent or more of our common shares at any time during the existence of the company generally will be subject to U.S. tax on the disposition of shares at a gain in the merger.

As noted above, there may be a dividend or dividends paid immediately prior to the merger. Any such dividend will be subject to normal rules regarding withholding of U.S. tax from dividends.

Backup Withholding

A shareholder may be subject to a 28% backup withholding tax on any merger consideration payable to the shareholder, or the dividend paid immediately prior to the merger, if any. Backup withholding generally will not apply to payments made to certain exempt recipients such as a corporation or financial institution or to a shareholder who certifies such shareholder’s taxpayer identification number and certain other required information or provides a certificate of foreign status. If backup withholding applies, the amount withheld is not an additional tax, but is creditable against the shareholder’s U.S. federal income tax liability. Shareholders should consult their own tax advisors to ensure compliance with these procedures.

SECURITY OWNERSHIP OF MANAGEMENT AND

CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of October 31, 2003, certain information known to us regarding the beneficial ownership of our common shares, including common shares that may be issued in exchange for units of limited partnership of the operating partnership presented for redemption and upon exercise of options exercisable within 60 days, for: (a) each person believed by management to beneficially own more than 5% of the outstanding common shares, (b) each trustee and executive officer of ElderTrust, and (c) all trustees and executive officers as a group. The following table does not reflect that certain common shares may be deemed to be beneficially owned by Ventas pursuant to the merger agreement or the voting agreements. See “The Merger—Voting Agreement.”

Name and Address of Beneficial Owner (1)	Number of Common Shares Owned		Units of Limited Partnership of the Operating Partnership(9)		Common Share Options	Total Number of Shares Beneficially Owned	Percent of all Common Shares
5% Shareholders
North Star Partners, L.P. NS Advisors, LLC Andrew R. Jones (2) 61 Wilton Road Westport, CT 06880	580,500		—		—	580,500	6.8%
Trustees and Executive Officers
Michael R. Walker Acting President, Chief Executive Officer and Chairman of the Board of Trustees	316,666	(5)	228,416	(10)	255,000	800,082	9.4%
James J. Clymer Trustee	1,000		—		3,000	4,000	*
John G. Foos Trustee	37,200	(6)	—		5,000	42,200	*
Rodman W. Moorhead, III Trustee	37,500		—		46,500	84,000	*
Edward J. Rodgers Trustee	—		—		3,000	3,000	*
Harold L. Zuber, Jr. Trustee	161,700	(7)	—		5,000	166,700	1.9%
D. Lee McCreary, Jr. (3) 110 Stone Tower Lane Wilmington, Delaware 19803	375,741	(8)	—		50,000	425,741	5.0%
John H. Haas(4) 6 Clynmalira Court Phoenix, Maryland 21131 Vice President and Chief Operating Officer	28,333		—		—	28,333	*
All Trustees and Executive Officers as a Group (8 persons included)	958,140		228,416		317,500	1,554,056	18.2%

*	Less than one percent.

(1)	Unless otherwise indicated, the address of each person is c/o ElderTrust, Little Falls Centre One, 2711 Centerville Road, Suite 108, Wilmington, Delaware 19808.
(2)	The Schedule 13D of the reporting persons, dated August 26, 2003, states that (a) each of the reporting persons has shared voting and shared dispositive power with respect to 568,200 of these shares and (b) Mr. Jones has sole voting and sole dispositive power with respect to 11,300 of these shares.
(3)	Mr. McCreary resigned all of his offices and positions with ElderTrust as of September 4, 2003. Share ownership information for Mr. McCreary is as of October 31, 2003.
(4)	Mr. Haas resigned all of his offices and positions with ElderTrust as of June 7, 2002. He remained an employee of ElderTrust through October 31, 2002. Share ownership information for Mr. Haas is as of October 31, 2002.
(5)	Includes 76,566 common shares owned by Mr. Walker directly, 176,500 common shares owned indirectly through the Walker Family Partnership and 63,600 common shares owned indirectly through a corporation of which he is the principal stockholder and the sole officer.
(6)	Includes 35,500 common shares owned directly by Mr. Foos, 1,500 common shares owned indirectly by a family partnership, of which Mr. Foos serves as the investment advisor/manager and 200 common shares owned indirectly by his children. Mr. Foos shares voting power with his spouse with respect to 1,500 common shares owned directly by him.
(7)	The Form 4 of Mr. Zuber, dated August 14, 2003, states that this number includes 125,200 common shares owned by Mr. Zuber directly, 3,000 common shares held in an IRA and 33,500 common shares owned jointly with his children.
(8)	Includes 348,104 common shares owned by Mr. McCreary directly, 25,105 common shares held in an IRA, 434 common shares held in trust for his mother and 2,098 common shares owned jointly with his children.
(9)	Mr. Walker owns approximately 86.5% of the outstanding Class A units.
(10)	Includes 62,566 Class A units owned by Mr. Walker directly and 165,850 Class A units owned indirectly through a corporation of which he is the principal stockholder and the sole officer.

SHAREHOLDER PROPOSALS

We will hold a 2004 annual meeting of our shareholders only if the merger is not completed. If we hold our 2004 annual meeting, we expect to do so on our traditional schedule.

Our amended and restated bylaws provide that any shareholder who intends to present a proposal for action at the 2004 annual meeting also must have delivered notice to our principal executive offices not later than the close of business on March 24, 2004 nor earlier than the close of business on February 23, 2004; however, if the date of the 2004 annual meeting is advanced by more than 30 days or delayed by more than 60 days from May 23, 2004, notice by the shareholder to be timely must be delivered not earlier than the close of business on the 90th day prior to the 2004 annual meeting and not later than the close of business on the later of the 60th day prior to the 2004 annual meeting or the tenth day following the day on which public announcement of the date of the 2004 annual meeting is first made by us. A copy of the full text of these bylaw provisions may be obtained by writing to our Secretary at the address indicated above.

OTHER MATTERS

Our management knows of no other business to be presented at the Special Meeting. If other matters do properly come before the Special Meeting, or any adjournment or postponement of that meeting, it is the intention of the persons named in the proxy to vote on these matters according to their best judgment unless the authority to do so is withheld in such proxy.

WHERE YOU CAN FIND MORE INFORMATION

We and Ventas are each subject to the information filing requirements of the Securities Exchange Act of 1934 and, in accordance with that act, are obligated to file with the Securities and Exchange Commission periodic reports, proxy statements and other information relating to our business, financial condition and other matters. These reports, proxy statements and other information may be inspected at the SEC’s office at the public reference facilities of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, and are also available for inspection at the regional offices of the Commission located at Citicorp Center, 13th Floor, New York, New York 10048. Copies of these materials can be obtained, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 450 Fifth Street, NW, Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information. The information is also available at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

You should rely only on the information contained in this document to vote your common shares at the Special Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated December 22, 2003. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to shareholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in that jurisdiction.

If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as householding. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of this proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number:1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement, we will send a copy to you if you address your written request to or call ElderTrust, Little Falls Centre One, 2711 Centerville Road, Suite 108, Wilmington, DE 19808, Attention: Kelly Keomanikhoth (telephone number:1-302-993-1022, extension 100). If you are receiving multiple copies of our annual reports or proxy statements, you can request householding by contacting Ms. Keomanikhoth in the same manner.

Appendix A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

VENTAS, INC.

VENTAS SUB, LLC

AND

ELDERTRUST

DATED AS OF NOVEMBER 19, 2003

(Continued)

(ii)

(Continued)

EXHIBITS

Exhibit A –	Delaware Certificate of Merger
Exhibit B –	Maryland Articles of Merger
Exhibit C –	Voting Agreement
Exhibit D –	Unitholder Agreement
Exhibit E –	Class C Amendment Agreement
Exhibit F –	REIT Opinion

(iii)

INDEX OF DEFINED TERMS

Defined Term	Section
Acquisition Proposal	6.6
Adjusted Terms	6.6
Affiliate	3.13
Agreement	Preamble
Board	3.5
Break-Up Fee	9.3
Break-Up Fee Tax Opinion	9.3
Business Day	1.2
Certificate	2.1
Certificate of Merger	Recitals
Class C Amendment Agreement	Recitals
Class C Units	Recitals
Closing	1.2
Closing Date	1.2
Code	2.2
Commitment	5.1
Company	Preamble
Company 7.2 Liabilities	7.2
Company Audited Financials	3.7
Company Common Stock	Recitals
Company Disclosure Letter	3.1
Company Environmental Reports	3.12
Company Intellectual Property	3.21
Company Leased Properties	3.10
Company Material Adverse Effect	3.1
Company Option	2.3
Company Organizational Documents	3.1
Company Owned Properties	3.10
Company Partnership	Recitals
Company Partnership Merger	6.4
Company Permit	3.6
Company Preferred Stock	3.3
Company Prohibited Effect	3.6
Company Properties	3.10
Company Restricted Shares	2.3
Company SEC Documents	3.7
Company Shareholder Approval	3.5
Company Shareholders Meeting	3.28
Company Subsidiaries	3.2
Company Tenant	3.10
Company Title Insurance Policy	3.10
Company Transaction Expenses	7.2
Competing Agreement	6.6

INDEX OF DEFINED TERMS

(Continued)

Defined Term	Section
Confidentiality Agreement	5.3
Constituent Entities	1.1
Contract	3.19
Corporate Law	1.1
Declaration	3.1
Declaration Amendment	6.3
Defensive Measures	3.5
Delaware Certificate of Merger	Recitals
Distribution Equivalent Right	2.3
DLLCA	1.1
Effective Time	1.3
Employee Plan	3.14
Environmental Laws	3.12
ERISA	3.14
ERISA Affiliate	3.14
Estimate	3.7
Excess Distributions	2.1
Exchange Act	3.7
Exchange Fund	2.2
Financial Statement Date	3.7
GAAP	3.7
Genesis	3.1
Genesis Contract	3.25
Genesis Master Agreement	5.6
Genesis Ruling Request	3.16
Genesis Spin-off	7.2
GHC	3.1
Governmental Agency	3.6
Group Member	3.14
Hazardous Substances	3.12
Healthcare Lease	3.11
Indebtedness	3.19
Indemnified Parties	8.2
Insurance Policies	3.22
Intellectual Property	3.21
IRS	3.14
Knowledge	10.10
Lease	3.19
Legal Requirement	3.6
Liabilities	3.7
Liens	3.2
Maryland Articles of Merger	Recitals

(ii)

INDEX OF DEFINED TERMS

(Continued)

Defined Term	Section
Material Contract	3.19
Maximum Break-Up Fee	9.3
Medicaid	3.11
Medicare	3.11
Merger	Recitals
Merger Consideration	2.1
MHFA Properties	3.10
Multiemployer Plan	3.14
Order	3.9
Ordinary Course of Business	3.8
Parent	Preamble
Parent Expense Reimbursement	9.3
Parent Material Adverse Effect	4.1
Parent Permit	4.4
Paying Agent	2.2
PBGC	3.14
Pension Plan	3.14
Permitted Liens	3.10
Person	3.2
Property Restrictions	3.10
Provider Agreements	3.11
Proxy Statement	3.6
Qualifying Income	9.3
Regulation S-K	3.13
Regulation S-X	3.2
REIT	3.16
REIT Dividend	6.8
REIT Requirements	9.3
Rent Roll	3.10
Representatives	5.3
Restricted Share Grants	3.3
Rights	3.5
Rights Agreement	3.5
SEC	3.6
Securities Act	3.2
Space Lease	3.10
Stock Plan	2.3
Sub	Preamble
Subsidiary	3.2
Superior Acquisition Proposal	6.6
Surviving Entity	1.1
Tax Asset	5.1

(iii)

INDEX OF DEFINED TERMS

(Continued)

Defined Term	Section
Tax Protection Agreement	3.19
Taxes	3.16
Tenant Deliveries	3.11
Tenant Permits	3.11
Title 8	1.1
Title IV Plan	3.14
Transfer	6.6
Transfer and Gains Taxes	6.7
Unitholder Agreements	Recitals
Voting Agreements	Recitals
Welfare Plan	3.14
338 Dividend	6.8

(iv)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 19, 2003, by and among VENTAS, INC., a Delaware corporation (“Parent”), VENTAS SUB, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Sub”), and ELDERTRUST, a Maryland real estate investment trust (the “Company”).

R E C I T A L S:

WHEREAS, the board of directors of Parent and the board of trustees of the Company deem it advisable and in the best interests of their respective equityholders for Parent and the Company to combine their businesses by the merger of Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement (the “Merger”);

WHEREAS, immediately prior to the Merger, Sub and the Company shall execute a Certificate of Merger in substantially the form attached hereto as Exhibit A (the “Delaware Certificate of Merger”) and shall file such certificate in accordance with Delaware law to effectuate the Merger;

WHEREAS, immediately prior to the Merger, Sub and the Company shall execute Articles of Merger in substantially the form attached hereto as Exhibit B (the “Maryland Articles of Merger” and together with the Delaware Certificate of Merger, the “Certificate of Merger”) and shall file such articles in accordance with Maryland law to effectuate the Merger;

WHEREAS, the Company has received a fairness opinion relating to the Merger, as more fully described herein;

WHEREAS, as a condition and inducement to the willingness of Parent to enter into this Agreement, certain principal holders of common shares of beneficial interest in the Company, $.01 par value per share (the “Company Common Stock”), have entered into an agreement with Parent in the form attached hereto as Exhibit C (each, a “Voting Agreement”), pursuant to which such holders have (a) agreed, among other things, to vote their Company Common Stock in favor of the Merger and (b) granted to Parent an irrevocable proxy to vote their Company Common Stock upon the terms and conditions set forth therein;

WHEREAS, as a condition and inducement to the willingness of Parent to enter into this Agreement, certain partners (excluding the Company) of ElderTrust Operating Limited Partnership, a Delaware limited partnership (the “Company Partnership”) have entered into an agreement with Parent in the form attached hereto as Exhibit D (each, a “Unitholder Agreement”), pursuant to which such partners have agreed, among other things, to sell their partnership interest in the Company Partnership to Parent or Parent’s designee for a consideration equal to the cash amount such holder would have received pursuant to this Agreement had he, she or it exchanged his, her or its partnership interest for Company Common Stock immediately prior to the Effective Time (as defined herein);

WHEREAS, as a condition and inducement to the willingness of Parent to enter into this Agreement, the sole holder of Class C (LIHTC) Units (“Class C Units”) in the

Company Partnership has entered into an agreement with Parent in the form attached hereto as Exhibit E (the “Class C Amendment Agreement”), pursuant to which such holder has agreed, among other things, to amend the Second Amended and Restated Agreement of Limited Partnership of the Company Partnership, as amended, in accordance with the terms set forth therein, and take such other action to effect the changes to the rights afforded to the holder of the Class C Units as contemplated by the Class C Amendment Agreement; and

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I.

THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”) and Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (“Title 8” and, together with the DLLCA, “Corporate Law”), at the Effective Time (as defined below), Sub shall be merged with and into the Company, with the Company as the surviving entity (the “Surviving Entity”) and a wholly-owned subsidiary of Parent. Sub and the Company are collectively referred to as the “Constituent Entities.”

Section 1.2. Closing. The closing of the Merger (“Closing”) shall take place at 10:00 a.m. on the first Business Day after satisfaction of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing), unless another date is agreed to in writing by the parties hereto (the “Closing Date”); provided, however, that even if all of such conditions have been satisfied, Parent shall have the right to delay the Closing Date for such period of time as will allow the Company to set a record date with regard to a 338 Dividend or REIT Dividend and make payment thereof immediately prior to the Effective Time, as contemplated by Section 6.8 hereof, in compliance with requirements of Law, rules of the New York Stock Exchange and the Company’s Declaration. The Closing shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, unless another place is agreed to in writing by the parties hereto. “Business Day” shall mean any day, other than a Saturday, Sunday or legal holiday on which banks are permitted to close in the City and State of New York.

Section 1.3. Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII, Sub and the Company shall file the Certificate of Merger in accordance with Corporate Law, and shall make all other filings and recordings required under Corporate Law. The Merger shall become effective (the “Effective Time”) on the date and at such time as shall be specified in the Certificate of Merger (or on the date the Certificate of Merger is accepted for record in accordance with Corporate Law if not set forth therein). The Merger shall have the effects specified in this Agreement, the Certificate of Merger and the applicable provisions of Corporate Law. Unless otherwise agreed, the parties shall cause the Effective Time to occur on the Closing Date. Without limiting the generality of the foregoing and subject to the terms of this Agreement, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Entity.

Section 1.4. Constituent Documents. The constituent documents of the Company in effect at the Effective Time shall be the constituent documents of the Surviving Entity.

Section 1.5. Directors and Officers.

(a) The officers of Sub at the Effective Time shall become the initial officers of the Surviving Entity as of the Effective Time, to hold office in accordance with the constituent documents of the Surviving Entity until their successors are duly appointed and qualified or until their earlier death, resignation or removal.

(b) The Company and Parent shall cause T. Richard Riney (or some other person designated by Parent) to be the initial trustee of the Surviving Entity as of the Effective Time, to hold office in accordance with the constituent documents of the Surviving Entity until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

(c) Resignations will be tendered for all current trustees and officers of the Company effective upon the Effective Time.

ARTICLE II.

MERGER CONSIDERATION;

CONVERSION OF SHARES

Section 2.1. Effect of Merger on Equity. At the Effective Time by virtue of the Merger and without any action on the part of the Constituent Entities or the holders of any shares of capital stock or beneficial interests of the Constituent Entities:

(a) Membership Interests of Sub. The membership interests of Sub issued and outstanding immediately prior to the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder thereof, automatically shall be converted into one hundred fully paid and non-assessable common shares of beneficial interest of the Surviving Entity, which shall constitute all of the issued and outstanding equity interests of the Surviving Entity immediately after the Effective Time of the Merger.

(b) Treatment of Certain Company Common Stock. Each share of Company Common Stock that is owned by any Subsidiary of the Company or by Parent, Sub or any other controlled Affiliate of Parent shall be cancelled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock.

(i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b)) shall, by virtue of the Merger and without any further action on the part of the Constituent Entities or the holders of any membership interest of Sub or the holders of beneficial interest of the Company, be converted into the right to receive $12.50 in cash following the Merger, subject to adjustment as provided below (as adjusted, the “Merger Consideration”). If (x) from and after the date hereof, the Company declares or pays a dividend or distribution to its shareholders (including any 338 Dividend or REIT Dividend), but excluding those dividends and distributions permitted by clause (ii) of Section 6.8 (all such dividends or distributions, “Excess Distributions”), the Merger Consideration per share of Company Common Stock shall be reduced by the amount equal to the quotient obtained by dividing the aggregate amount of Excess Distributions by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time; and (y) the Closing shall not have occurred by May 31, 2004, the Merger Consideration per share of Company Common Stock shall be increased by an amount equal to the product of (a) $.72 divided by 365, multiplied by (b) the number of days that have elapsed from and including June 1, 2004 through but not including the Closing Date.

(ii) As of the Effective Time all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time evidenced any such shares of Company Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate in accordance with Section 2.2. The right of any holder of any share of Company Common Stock to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax law.

(d) Rights. Unless the context indicates otherwise, all references herein to shares of Company Common Stock shall be deemed to include any accompanying Rights (as defined herein).

Section 2.2. Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of Merger Consideration upon surrender of certificates evidencing Company Common Stock. At the Effective Time, Parent shall deposit, or cause the Surviving Entity to deposit, with the Paying Agent amounts in immediately available funds sufficient in the aggregate to provide cash necessary to pay for the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 2.1(c) (such cash being hereinafter referred to as the “Exchange Fund”), upon surrender of Certificates, it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be paid to Parent.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates that immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (by mail or made available for collection by hand if so elected by the surrendering shareholder) the amount of cash payable in respect of the shares of Company Common Stock theretofore evidenced by such Certificate pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender Merger Consideration as contemplated by this Section 2.2. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(c) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof determined in accordance with this Article II; provided, however, that Parent or the Paying Agent may require the delivery of a reasonable indemnity or bond against any claim that may be made against the Surviving Entity with respect to such Certificate or ownership thereof.

(d) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Entity’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the transfer books of the Surviving Entity of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly evidencing shares of Company Common Stock are presented to the Surviving Entity or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for nine months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration; provided, however, that Parent may cause the Surviving Entity to pay such claim for Merger Consideration.

(f) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration would otherwise escheat to or become the property of any Governmental Agency), any such cash in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Entity, free and clear of all claims or interest of any person previously entitled thereto.

(g) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

(h) Withholding Rights. Parent, the Surviving Entity or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as Parent, the Surviving Entity or the Paying Agent may be required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Entity or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Entity or the Paying Agent.

Section 2.3. Stock Plans.

(a) The Company shall take all actions necessary to provide that, at the Effective Time, (i) each then outstanding option to purchase shares of Company Common Stock (a “Company Option”), whether granted under any of the Company’s stock option plans referred to in Section 3.14, each as amended (collectively, the “Stock Plans”), or otherwise, and whether or not then exercisable or vested, shall be canceled and (ii) the Surviving Entity shall pay to such holders of Company Options an amount in cash with respect to each such Company Option equal to the product obtained by multiplying (A) the amount, if any, by which the Merger Consideration exceeds the exercise price relating to such Company Option, by (B) the number of shares of Company Common Stock subject thereto (such payment to be net of applicable withholding taxes). The aggregate amount to be paid pursuant to clause (ii) with respect to all Company Options (assuming that the Merger Consideration is $12.50) is $1,132,774. Prior to the Effective Time and contingent upon the consummation of the Merger, the Company shall notify each holder of a Company Option that (i) all outstanding Company Options that have not become fully vested prior to the Effective Time shall become fully vested immediately prior to the Effective Time and (ii) each such holder may exercise his or her Company Options prior to the Effective Time or such Company Options shall be canceled and cashed out in the manner set forth in clause (ii) above.

(b) The Company shall take all actions necessary to provide that, at the Effective Time, (i) each then outstanding right that entitles the recipient to receive credits based on a cash distribution that would have been paid on Company Common Stock specified in such right, or other award to which it relates (a “Distribution Equivalent Right”), whether granted under any of the Company’s Stock Plans or otherwise, shall be canceled and (ii) the Surviving Entity shall pay to the holders of Distribution Equivalent Rights an amount in cash equal to their accrued and unpaid distribution equivalents as of the Effective Time (such payment to be net of applicable withholding taxes). The Company represents and warrants that the total amount of shares of Company Common Stock specified in the Distribution Equivalent Rights is 74,000 and, as of November 30, 2003, the total unpaid and unreinvested distribution equivalents credited to the holders of Distribution Equivalent Rights shall be $22,147.

(c) Prior to the Effective Time, the Company shall cause any restrictions imposed pursuant to any stock plan on any outstanding shares of Company Common Stock (such shares, “Company Restricted Shares”) to lapse and each Company Restricted Share shall be subject to the same terms and conditions of this Agreement as other shares of Company Common Stock, including, but not limited to, Section 2.1(c) herein.

(d) Except as otherwise agreed to by the parties, (i) the Company shall cause the Stock Plans to terminate as of the Effective Time and the provisions in any other plan, program or arrangement, providing for the issuance or grant by the Company of any interest in respect of the shares of beneficial interest of the Company shall be terminated and have no further force or effect as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no holder of Company Options or any participant in the Stock Plans or anyone otherwise shall have any right to acquire any equity securities or other interest in respect of the capital stock of the Company, the Surviving Entity or any Company Subsidiary (as defined herein).

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Sub as follows:

Section 3.1. Organization, Standing and Power of the Company.

(a) The Company is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite power and authority to carry on its business as it is now being conducted or currently proposed to be conducted.

(b) Section 3.1(b) of the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) lists the jurisdictions in which the Company is qualified to do business as a foreign trust, which constitute all of the jurisdictions where the character of the properties owned or held under lease or the nature of its activities make such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as defined below).

As used in this Agreement, a “Company Material Adverse Effect” shall mean any event, circumstance or development (i) that has or is reasonably likely to have a material adverse effect on the business, properties, assets, condition (financial or otherwise), results of operations, cash flow, liabilities, prospects or operations of the Company and its Subsidiaries (as defined herein) taken as a whole (including, without limitation, (A) a material adverse effect on the ability of Genesis Healthcare Ventures, Inc. (“Genesis”; which term for purposes of this definition shall mean Genesis Healthcare Corporation (“GHC”) after such time as the Genesis Spin-off (as defined herein) is consummated) or its Subsidiaries to perform their respective obligations under the Space Leases (as defined herein) to which they are a party or the guarantees thereof, provided, however, that the Genesis Spin-off, in and of itself, shall not be deemed to have such effect, and (B) to the extent otherwise having any of the foregoing material adverse effects on the Company and its Subsidiaries, any other materially adverse effect, event, circumstance or development with respect to the business, properties, assets, condition (financial or otherwise), results of operation, cash flow, liabilities, prospects or operations of Genesis and its Subsidiaries, taken as a whole), or (ii) that materially adversely affects the ability of the Company or Parent, as the case may be, to perform its obligations hereunder or consummate the Merger; excluding, however, in the case of clause (i), any adverse effect arising from conditions in the United States economy or capital or financial markets generally or the effects of the public announcement of the pendency of the transactions contemplated hereby.

(c) The Company has delivered to Parent complete and correct copies of its Articles of Amendment and Restatement of Declaration of Trust including all amendments and supplements thereto (collectively, the “Declaration”) and its Amended and Restated Bylaws as in effect as of the date of this Agreement (together with the Declaration, the “Company Organizational Documents”).

Section 3.2. The Company Subsidiaries.

(a) Section 3.2 of the Company Disclosure Letter sets forth (i) each Subsidiary of the Company (the “Company Subsidiaries”), (ii) the legal form of each Company Subsidiary, including the state or country of formation, (iii) the ownership interest therein of the Company, if not wholly-owned, directly or indirectly, by the Company, and if not wholly-owned, the identity and the class and number of ownership interest of other owners of such Company Subsidiary, (iv) the real estate properties owned or under contract to be purchased by each Company Subsidiary, all real estate properties leased as lessee by each Company Subsidiary and separately setting forth each real estate property currently under development, (v) each jurisdiction in which each Company Subsidiary is required to be qualified or licensed to do business and (vi) each assumed name under which each Company Subsidiary conducts business in any jurisdiction. As used in this Agreement, “Subsidiary” of any Person means (x) any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person), either (A) owns capital stock or other equity interests having ordinary voting power to elect a majority of the board of directors (or equivalent) of such Person, (B) controls the management of which, directly or indirectly through one or more intermediaries, or (C) directly or indirectly through Subsidiaries owns more than 50% of the equity interests, and (y) any “subsidiary” as such term is defined in Section 1-02(x) of Regulation S-X (“Regulation S-X”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or any other legal entity or Governmental Agency (as defined herein).

(b) Except as set forth on Section 3.2 of the Company Disclosure Letter, (i) all the outstanding shares of capital stock of each Company Subsidiary that is a corporation have been validly issued and are (A) fully paid and nonassessable, (B) owned by the Company or by another Company Subsidiary, and (C) owned free and clear of any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, deed of trust, deed to secure debt, right of first refusal, encumbrance or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership (collectively, “Liens”), and (ii) all equity interests in each Company Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary are owned free and clear of all Liens. Each Company Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each Company Subsidiary that is a partnership, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. True and correct copies of the Articles of Incorporation, By-Laws, partnership agreements, joint venture and operating agreements or similar organizational documents of each Company Subsidiary, as amended to the date hereof, have been previously delivered to Parent.

(c) With respect to each less than wholly-owned Subsidiary, except as set forth on Section 3.2 of the Company Disclosure Letter: (i) the Company or the relevant Company Subsidiary is a partner, member or stockholder in good standing in such less than wholly-owned Subsidiary; and (ii) neither the Company nor any of the Company Subsidiaries is in breach in any material respect of any provision of any agreement, document or contract governing its rights in any such less than wholly-owned Subsidiary or to the interests owned or held by it, all of which agreements, documents and contracts are (x) set forth on Section 3.2 of the Company Disclosure Letter and (y) in full force and effect. To the Knowledge (as defined herein) of the Company, the other parties to such agreements, documents or contracts are not in any material breach of any of their respective obligations under such agreements, documents or contracts, nor has the Company received any notice of any such material breach.

Section 3.3. Capital Structure.

(a) As of November 19, 2003, the authorized shares of beneficial interest of the Company consist of 100 million shares of Company Common Stock, of which 7,784,446 were issued and outstanding, and 20 million preferred shares of beneficial interest, par value $.01 per share (the “Company Preferred Stock”), of which none were issued and outstanding. On the date hereof, except as set forth in this Section 3.3 or Section 3.3 of the Company Disclosure Letter, no shares of Company Common Stock or other voting or equity securities of the Company were issued, reserved for issuance or outstanding.

(b) Set forth on Section 3.3(b) of the Company Disclosure Letter is a true and complete list of each grant of Company Common Stock to employees which as of the date hereof are subject to any risk of forfeiture (“Restricted Share Grants”) under the Stock Plans and a total thereof. The Restricted Share Grants are included in the number of outstanding shares of Company Common Stock set forth in Section 3.3(a). For each Restricted Share Grant, Section 3.3(b) of the Company Disclosure Letter sets forth the name of the grantee, the date of the grant and the number of shares of Company Common Stock granted.

(c) All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company, or assets of any other entities exchangeable into Company Common Stock having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company shareholders may vote.

(d) Except for Company Options to acquire 461,500 shares of Company Common Stock issued under the Stock Plans, the grantee, exercise price, number of shares, vesting schedule and term of which are listed on Section 3.3(d) of the Company Disclosure Letter and the Distribution Equivalent Rights referenced in Section 2.3(b), there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (including, without limitation, distribution equivalent rights or phantom or other share awards) to which the Company or any Company Subsidiary is a party or by which such entity is bound, obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of beneficial interest, capital stock, voting securities or other ownership interests or award in respect of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

(e) All dividends or distributions on the Company Common Stock which have been authorized or declared prior to the date hereof have been paid in full.

Section 3.4. Other Interests. Except as set forth on Section 3.4 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any Person (other than investments in short-term investment securities and Subsidiaries). With respect to such interests, except as set forth on Section 3.4 of the Company Disclosure Letter, the Company and each such Company Subsidiary is a partner, member or stockholder in good standing, and owns such interests free and clear of all Liens.

Section 3.5. Authority; Board Action.

(a) The Company has the requisite power and authority to enter into this Agreement and, subject to the affirmative vote of at least two-thirds (2/3) of the outstanding Company Common Stock entitled to vote thereon to approve the Merger (the “Company Shareholder Approval”), to consummate the transactions contemplated by this Agreement (including the Declaration Amendment (as defined below)). The execution and delivery of this Agreement by the Company and consummation by the Company of the transactions contemplated by this Agreement (including the Declaration Amendment) have been duly authorized by all necessary action on the part of the Company, subject to Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

(b) The Board of Trustees (the “Board”) of the Company (at a meeting duly called and held) has by the unanimous vote of all trustees present: (i) determined that the Merger is advisable and fair and in the best interests of the Company and the Company shareholders, (ii) approved the Merger in accordance with the provisions of Section 8-501.1(d) of Title 8 and the Declaration Amendment, (iii) recommended the approval of this Agreement, the Merger and the Declaration Amendment by the holders of Company Common Stock, (iv) provided that this Agreement has not been terminated pursuant to Section 9.1 hereof, directed that the Merger be submitted for consideration by the Company shareholders at the Company Shareholders Meeting even if the Board later withdraws its recommendation, as authorized by Section 8-501.1(f) of Title 8, (v) taken all necessary steps to render the following (the “Defensive Measures”) inapplicable to the Merger, the Voting Agreements, the Unitholder Agreements, the Class C Amendment Agreement and the transactions contemplated by this Agreement (including the Declaration Amendment), the Voting Agreements, the Unitholder Agreements and the Class C Amendment Agreement: (A) Article 7 of the Declaration, (B) the rights (the “Rights”) issued pursuant to the terms of that certain Rights Agreement, dated as of October 13, 1999, between the Company and First Union National Bank, as rights agent (the “Rights Agreement”), (C) Subtitle 6 (the Maryland Business Combination Act), Subtitle 7 (the Maryland Control Share Acquisition Act), and Subtitle 8 of Title 3 of the Maryland General Corporation Law, and (D) any other “fair price,” “moratorium,” “control share acquisition” or any other anti-takeover statute or similar statute enacted under the state or federal laws of the United States or similar statute or regulation that may purport to be applicable to the Merger, the Voting Agreements, the Unitholder Agreements, the Class C Amendment Agreement and the transactions contemplated by this Agreement (including the Declaration Amendment), the Voting Agreements, the Unitholder Agreements and the Class C Amendment Agreement.

(c) No Defensive Measure is applicable to the Merger, the Declaration Amendment, the Voting Agreements, the Unitholder Agreements, the Class C Amendment Agreement and the transactions contemplated by this Agreement, the Voting Agreements, the Unitholder Agreements and the Class C Amendment Agreement.

Section 3.6. No Conflict or Violation; Consents. Except (i) as disclosed on the appropriate subsection of Section 3.6 of the Company Disclosure Letter and (ii) in the case of paragraphs (b), (c), (d) and (g): for (A) the filing with the Securities and Exchange Commission (the “SEC”) of the proxy statement to be filed with the SEC in connection with the Merger (the “Proxy Statement”), (B) the filing and acceptance for record of the Certificate of Merger as required by applicable Corporate Law, (C) such filings as may be required in connection with the payment of any transfer and gains taxes and (D) filings required to be made by the Company with the SEC under the Exchange Act (as defined herein) with respect to the public announcement of the pendency of the transactions contemplated hereby, neither the execution and delivery of this Agreement, the Voting Agreements, the Unitholder Agreements and the Class C Amendment Agreement nor the consummation or performance of any of the transactions contemplated hereby or thereby (including the Declaration Amendment) will, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with, or result in a violation of (i) any provision of the Company Organizational Documents, or (ii) any resolution adopted by the Board or the Company shareholders;

(b) contravene, conflict with, result in a violation of, or give (i) any international, foreign, federal, state, county, local or municipal government or administrative agency or political subdivision thereof, (ii) any governmental agency, authority, board, bureau, commission, department or instrumentality, (iii) any court or administrative tribunal, (iv) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction, or (v) any arbitration tribunal or other non-governmental authority with applicable jurisdiction (“Governmental Agency”) or other Person the right to challenge any of the transactions contemplated hereby and thereby or to exercise any remedy or obtain any relief under, any constitution, law, rule, ordinance, permit, principle of common law, regulation, statute, treaty, judgment, decree or order (“Legal Requirement”) to which the Company, the Company Subsidiaries, or any of the assets owned or used by the Company or the Company Subsidiaries, may be subject;

(c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Agency the right to revoke, withdraw, suspend, cancel, terminate, or modify, any permit, approval, consent, authorization, license, variance, or permission required by a Governmental Agency under any Legal Requirement with respect to the Company, the Company Subsidiaries or any of their respective operations or assets, including, without limitation, certificates of occupancy and certificates of need for the Company Properties (as defined herein) (“Company Permit”), except as would not reasonably be expected to have a Company Material Adverse Effect or prevent or delay in any material respect the consummation of the Merger (a “Company Prohibited Effect”);

(d) to the Knowledge of the Company, cause the Company, Parent or Sub to become subject to, or to become liable for the payment of, any Tax (as defined below), other than Transfer and Gains Taxes;

(e) with respect to any Material Contract (as defined below), contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify such Material Contract;

(f) result in the imposition or creation of any Lien (other than Permitted Liens) upon or with respect to any of the assets owned or used by the Company; or

(g) require the consent, approval, or authorization of, or registration or filing with, or notice to, any Governmental Agency or any other Person.

Section 3.7. SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed all reports, schedules, forms, statements and other documents (the “Company SEC Documents”) required to be filed with the SEC since January 1, 2000 through the date hereof under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). None of the Company Subsidiaries is required to file any reports or other documents with the SEC.

(b) As of their respective filing dates, the Company SEC Documents and any forms, reports and other documents filed by the Company with the SEC after the date hereof: (i) complied or will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable thereto, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date hereof then on the date of such filing) or will not at the time they are filed contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made with respect to information included in the Company SEC Documents that was provided in writing by Parent or Sub.

(c) The Company’s real estate investment trust taxable income (as defined in Section 857(b)(2) of the Code) for the year ended December 31, 2002 was zero dollars and the Company’s estimated real estate investment trust taxable income (as defined in Section 857(b)(2) of the Code) for the year ended December 31, 2003 (the “Estimate”) is as set forth in Section 3.7 of the Company Disclosure Letter. Section 3.7 of the Company Disclosure Letter provides, in reasonable detail, the Company’s calculation of the Estimate for the year ended December 31, 2003. The Estimate represents the Company’s reasonable good faith estimate as of the date of this Agreement of the estimated real estate investment trust taxable income of the Company for the year ended December 31, 2003 and has been prepared on the basis of the assumptions set forth in Section 3.7 of the Company Disclosure Letter, which the Company believes are fair and reasonable in light of the historical financial information relevant to the Estimate and current and reasonably foreseeable factors.

(d) The consolidated financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of the Company and its consolidated subsidiaries, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(e) The Company has no Company Subsidiaries that are not consolidated for accounting purposes.

(f) Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due) (collectively, “Liabilities”) that are material, other than Liabilities to the extent (i) reserved for on the audited balance sheet included in the audited financial statements of the Company as of December 31, 2002 (the “Financial Statement Date”) contained in the Company SEC Documents (the “Company Audited Financials”), (ii) incurred in the Ordinary Course of Business (as defined herein) after the Financial Statement Date, and which individually or in the aggregate are not reasonably expected to have a Company Material Adverse Effect, (iii) relating to performance obligations, under Leases and Contracts (as defined below) in accordance with the terms and conditions thereof which are not required by GAAP to be reflected on a regularly prepared balance sheet, or (iv) as set forth on Section 3.7(f) of the Company Disclosure Letter.

Section 3.8. Absence of Certain Changes or Events. Except as disclosed on Section 3.8 of the Company Disclosure Letter or the Company SEC Documents, since the Financial Statement Date, the Company and the Company Subsidiaries: (a) have conducted their business only in the “Ordinary Course of Business,” meaning consistent with the past practices of the Company and taken in the ordinary course of the normal day-to-day operations of the Company; and (b) there has not been (i) any Company Material Adverse Effect, (ii) any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Company Material Adverse Effect or (iii) any action which would have constituted a breach of Section 5.1 if such Section 5.1 had applied since the Financial Statement Date.

Section 3.9. Litigation. Except as disclosed on Section 3.9 of the Company Disclosure Letter, as of the date hereof there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary (including, but not limited to suits, actions or proceedings with respect to which the Company or any Company Subsidiary may be indemnified by a Company Tenant) involving, affecting or relating to any assets, properties or operations of the Company or any Company Subsidiary or the transactions contemplated by this Agreement that could reasonably be expected to have a Company Material Adverse Effect. Section 3.9 of the Company Disclosure Letter includes in each case a brief summary of any such claim or threatened claim and, to the Knowledge of the Company, any suit, action or proceeding pending or threatened against any Company Tenant under a Healthcare Lease (as defined below). Except as disclosed on Section 3.9 of the Company Disclosure Letter, there is no judgment, decree, injunction, rule or order (an “Order”) of any Governmental Agency or arbitrator outstanding against the Company or any Company Subsidiary or, to the Knowledge of the Company, any Company Tenant. Except as disclosed on Section 3.9 of the Company Disclosure Letter, no claim is pending or has been made within the last five (5) years under any trustees’ or officers’ liability insurance policy maintained at any time by the Company or any of the Company Subsidiaries.

Section 3.10. Properties.

(a) Section 3.10(a) of the Company Disclosure Letter identifies all real property owned by the Company or the Company Subsidiaries (the “Company Owned Properties”). Section 3.10(a) of the Company Disclosure Letter identifies all real property leased by the Company or the Company Subsidiaries as lessee or sublessee (the “Company Leased Properties” together with the Company Owned Properties, the “Company Properties”). Section 3.10(a) of the Company Disclosure Letter lists every real property for which the Company or the Company Subsidiaries has a Contract to buy or lease any real property at some future date. Except as provided on Section 3.10(a) of the Company Disclosure Letter, the Company or the Company Subsidiary set forth on Section 3.10(a) of the Company Disclosure Letter owns fee simple title to each of the Company Owned Properties and has a valid leasehold interest in each of the Company Leased Properties free and clear of any rights of way, easements, encumbrances written agreements or reservations of an interest in title (collectively, “Property Restrictions”) and other Liens, except for the following (collectively, the “Permitted Liens”): (i) Property Restrictions imposed or promulgated by Legal Requirements with respect to real property and improvements, including zoning regulations, provided they do not materially adversely affect the current use of any Company Property, (ii) Liens and Property Restrictions disclosed on existing title reports or existing surveys (in either case copies of which title reports and surveys have been delivered or made available to Parent), except for those Liens set forth on Section 3.10(a)(ii) of the Disclosure Letter (which Liens no longer encumber the Company Properties), (iii) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens, incurred in the Ordinary Course of Business and which (x) are not yet due and payable, (y) are duly budgeted to be paid and (z) do not materially detract from the value of or materially interfere with the present use of any of the Company Properties subject thereto or affected thereby, (iv) Liens for Taxes that are not yet due and payable, (v) any current Liens for indebtedness related to the Company Properties set forth on Section 3.10(a) of the Company Disclosure Letter, and (vi) the Space Leases (as defined herein); provided further that no Lien not in existence on the date hereof or Property Restriction (except for those described in clauses (i), (iii), (iv), (v) and (vi) above) shall be a Permitted Lien if it will materially impair business operations conducted by the Company and the Company Subsidiaries. To the Knowledge of the Company or the Company Subsidiaries, each Company Permit or other agreement, easement or other right (such agreement shall be included as a Material Contract (as defined herein)) which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Company Properties has been obtained and is in full force and effect.

(b) Section 3.10(b) of the Company Disclosure Letter lists each of the Company Properties which are under development as of the date hereof and describes the status of such development as of the date hereof.

(c) Section 3.10(c) of the Company Disclosure Letter lists each policy of title insurance for the Company Properties (each a “Company Title Insurance Policy”),

including the insurer and policy number of such Company Title Insurance Policy. Except as provided on Section 3.10(c) of the Company Disclosure Letter, each Company Title Insurance Policy has been issued insuring the Company’s or the applicable Company Subsidiary’s fee simple title to the applicable Company Owned Properties or leasehold interests in the applicable Company Leased Properties in amounts at least equal to the purchase price thereof paid by the Company or the Company Subsidiary therefor (or the value of the leasehold interest at the time of entering into the applicable Lease), subject only to Permitted Liens, and such policies are, at the date hereof, valid, in full force and effect and no claim has been made against any such policy. A true and correct copy of each Company Title Insurance Policy and back-up document referred to in each Company Title Insurance Policy has been previously delivered to Parent. Section 3.10(c) of the Company Disclosure Letter lists each survey for the Company Properties and a true and correct copy of each such survey has been previously delivered to Parent.

(d) Except as provided on Section 3.10(d) of the Company Disclosure Letter, the Company has no Knowledge (i) of any material structural defects relating to any Company Property which costs more than $100,000 to repair; (ii) of any Company Property whose building systems are not in working order in any material respect and costs more than $100,000 to repair; (iii) of any physical damage to any Company Property in excess of $100,000 for which there is no insurance in effect covering the cost of the restoration; (iv) of any current renovation or uninsured restoration to any Company Property the cost of which exceeds $250,000; or (v) of items referred to in Section 3.10(d) (without giving effect to the dollar thresholds set forth therein) which aggregate for the Company and the Company Subsidiaries more than $300,000.

(e) Except as set forth on Section 3.10(e) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has received any written notice nor has Knowledge to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties or (ii) any zoning, building or similar Legal Requirement is or will be violated in any material respect for any property by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas.

(f) Except as set forth on Section 3.10(f) of the Company Disclosure Letter, none of the Company Properties are managed by the Company or a wholly-owned Company Subsidiary.

(g) The rent roll of the Company Properties as of the date hereof that is set forth on Section3.10(g) of the Company Disclosure Letter (the “Rent Roll”) lists each Lease under which the Company or a Company Subsidiary is the lessor or the sublessor (a “Space Lease”). No Person occupies any portion of the Company Properties except pursuant to a Space Lease and no Space Lease has been assigned or sublet except as set forth on the Rent Roll. All information set forth in the Rent Roll is true, correct and complete as of the date hereof. The Company has delivered to Parent true, correct and complete copies of all Space Leases, including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, as of the date hereof.

Except as set forth in a delinquency report made available to Parent, none of the Company or any Company Subsidiary, on the one hand, nor, to the Knowledge of the Company, any other party, on the other hand, is in material default under any Space Lease or but for the passage of time or giving of notice (or both) would be in material default and neither Company nor any Company Subsidiary has received or issued any written notice of any default under any Space Lease. No tenant under any Space Lease (a “Company Tenant”) has been promised or given a loan by the Company or any Company Subsidiary. None of the Company and the Company Subsidiaries has received any advance payment of rent (other than for the current month) on account of any of the Space Leases except as shown on Section 3.10(g) of the Company Disclosure Letter. The Rent Roll discloses all security and other deposits made by each Company Tenant which have not duly been applied as of the date hereof. Except as set forth on Section 3.10(g) of the Company Disclosure Letter, no Company Tenant is currently contesting or has successfully contested amounts due under any Space Lease as additional rent or otherwise.

(h) Except as set forth on Section 3.10(h) of the Company Disclosure Letter, all material work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a Governmental Agency in connection with a site approval, zoning reclassification or other similar action relating to any of the Company Properties (e.g., local improvement district, road improvement district, environmental mitigation) have been performed, paid or taken, as the case may be, and the Company has no Knowledge of any material work, payments or actions that are required after the date hereof pursuant to such agreements. Except as set forth on Section 3.10(h) of the Company Disclosure Letter, all material work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any Space Lease have been performed, paid or taken, as the case may be, and the Company has no Knowledge of any material work, payments or actions that are required after the date hereof pursuant to such Space Leases.

(i) There are no Tax abatements or exemptions specifically affecting the Company Properties, and the Company and the Company Subsidiaries have not received any written notice of (and the Company and the Company Subsidiaries do not have any Knowledge of) any proposed increase in the assessed valuation of any of the Company Properties or of any proposed public improvement assessments.

(j) The Company or a Company Subsidiary has good title to all material personal property, free and clear of all Liens, except for Liens that are immaterial or relate to debt and encumbrances which do not materially detract from the value of such property.

(k) The Company has delivered to Parent true, correct and complete copies of all of the outstanding notes and amended and restated notes evidencing indebtedness of the Company and the Company Subsidiaries in relation to, or arising out of, any bond financing provided by the Massachusetts Housing Finance Authority with respect to any or all of those certain properties identified in Section 3.2(a) of the Company Disclosure Letter as owned by ET Sub-Cleveland Circle, LLC, ET Sub-Vernon Court, LLC, and ET

Sub-Cabot Park, LLC (collectively, the “MHFA Properties”), and there exists no bond financing indebtedness relative to such properties other than the indebtedness evidenced by such notes.

Section 3.11. Tenant Matters.

(a) To the Company’s Knowledge, each Company Tenant under any lease of any Company Property that is operated by the tenant under the applicable Space Lease as a healthcare or healthcare-related facility, including, without limitation, skilled nursing facilities and assisted living facilities (each such lease, a “Healthcare Lease”), is operating the applicable Company Property pursuant to and in compliance with all material Legal Requirements, permits, licenses, regulatory approvals, certificates of public need, accreditations and comparable authorizations from all applicable Governmental Agencies necessary or advisable for the use, operation and maintenance of the applicable Company Property (collectively, “Tenant Permits”). To the Company’s Knowledge, no Company Tenant under a Healthcare Lease is the subject of any investigation, proceeding or examination by any Government Agency concerning an actual or alleged violation of any Legal Requirement or Tenant Permit or any provider agreement held by or issued to any Company Tenant or any Company Property under which such Company Tenant is eligible to receive payment under Title XVIII of the Social Security Act (“Medicare”), Title XIX of the Social Security Act (“Medicaid”) or any other third party payor programs of any Governmental Agency or any private or quasi-private healthcare reimbursement or private payor programs (including so-called “HMO” and “PPO” programs) or any other agreement, arrangement, program or understanding with any Governmental Agency or private organization pursuant to which such Company Tenant or such Company Property qualifies for payment or reimbursement for medical or therapeutic care or other goods or services rendered or supplied to any resident (collectively, “Provider Agreements”).

(b) The Company has delivered or made available to Parent true and complete copies of (i) all reports, financial statements, correspondence, evidence of insurance, and all other deliveries made, to the Knowledge of the Company, by a Company Tenant to the Company or its Subsidiaries within the 18 months prior to this Agreement pursuant to a requirement under a Space Lease and, in any event, all such deliveries made within the 12 months prior to this Agreement, and (ii) all other material reports, financial statements, correspondence, evidence of insurance, and all other deliveries made, to the Knowledge of the Company, by a Company Tenant to the Company or its Subsidiaries within the 18 months prior to this Agreement, whether or not the same were required to be delivered pursuant to the applicable Space Lease and, in any event, all such deliveries made within the 12 months prior to this Agreement, including, without limitation, monthly financial statements and other reports, materials and information concerning each such Company Tenant’s business operations and compliance with Legal Requirements, Tenant Permits and Provider Agreements, including, but not limited to, Medicare and Medicaid cost reports, and all correspondence relating thereto or to the applicable Company Property (the items referred to in clauses (i) and (ii) are referred to collectively as “Tenant Deliveries”); provided further that any and all financial, regulatory or legal items shall be deemed for purposes of this sentence to be material. To the Company’s Knowledge, no Tenant Delivery, including, without limitation, financial information, delivered to the Company prior to the date hereof contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 3.12. Environmental Matters. The Company has delivered or made available to Parent true and complete copies of the most recent environmental documents with respect to the subject matter contained therein listed on Section 3.12of the Company Disclosure Letter (the “Company Environmental Reports”). To the Company’s Knowledge, the Company Environmental Reports constitute all material environmental documents (including, without limitation, all most recent versions of environmental investigations and testing or analysis made by or on behalf of the Company or any of the Company Subsidiaries) with respect to the Company and the Company Subsidiaries, their past and present operations, and the Company Properties in the possession or control of the Company or any Company Subsidiary. With respect to each Company Property (which for purposes of this Section 3.12 shall include all real property formerly owned, operated or leased by the Company or a Company Subsidiary during the period of such ownership, operation or lease; provided, however, that with respect to such real property formerly owned, operated or leased by the Company or a Company Subsidiary, the Company’s representations and warranties contained in this Section 3.12, shall speak only as to the Company’s Knowledge), (i) no Hazardous Substances (as defined below) have been used, stored, manufactured, treated or processed on or about any Company Property by the Company, any Company Subsidiary or, to the Knowledge of the Company, any other Person except in compliance with Environmental Law and in the Ordinary Course of Business; (ii) there has been (A) no circumstance constituting a threatened release that is reasonably likely to result in liability under Environmental Laws and (B) no release, in each case, of any Hazardous Substance on, in, under, or from any Company Property which requires any disclosure, investigation, remediation, monitoring, maintenance, abatement or deed or use restriction, or which will give rise to any other Liability or diminution in value under any Environmental Laws; (iii) the Company has not arranged for the disposal of any Hazardous Substance at, or transported any Hazardous Substance to any site for which the Company is or may be liable under Environmental Laws; (iv) the Company Property and the business conducted thereon are not in violation of Environmental Laws by the Company, any Company Subsidiary or, to the Knowledge of the Company, any other Person; (v) the Company has not received any notice of violation or potential liability under any Environmental Laws from any Person or any Governmental Agency inquiry, request for information, or demand letter under any Environmental Law relating to operations or Company Properties, nor is the Company subject to any orders, agreements, settlements or other such obligations arising under Environmental Laws, nor are there any administrative, civil or criminal actions, suits, proceedings or investigations pending or, to the Company’s Knowledge, threatened against the Company under any Environmental Law; (vi) no Lien has been or, to the Company’s Knowledge, is reasonably expected to be recorded on any Company Property by any Governmental Agency under any Environmental Law; (vii) none of the Company Properties contain any wetlands, underground storage tanks (active, inactive or abandoned) or friable asbestos or friable asbestos-containing materials; and (viii) the transactions contemplated by this Agreement are not subject to and will not trigger any requirement under Environmental Law to provide notice to a Governmental Agency of the transaction or conduct any environmental investigation and/or remediation of the Company Properties.

(a) “Environmental Laws” shall mean any Legal Requirement relating to: (i) emissions, discharges, spills, releases or threatened releases of Hazardous Substances into the ambient environment; (ii) the treatment, storage, disposal, manufacture, transportation or shipment of Hazardous Substances; (iii) the regulation of storage tanks; or (iv) otherwise relating to pollution or the protection of human health, the environment and natural resources.

(b) “Hazardous Substances” shall mean all substances, wastes, pollutants, contaminants and materials potentially harmful to human health, the environment or natural resources or otherwise regulated or defined or designated as hazardous, extremely hazardous or toxic pursuant to any Environmental Law, including, without limitation:

(i) all substances, wastes, pollutants, contaminants and materials regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous or toxic, under the following federal statutes and their state counterparts, as well as their statutes’ implementing regulations: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11011 et seq., the Safe Drinking Water Act, 33 U.S.C. Section 300f et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq., the Atomic Energy Act, 42 U.S.C. Section 22011 et seq., and the Hazardous Materials Transportation Act, 42 U.S.C. Section 1801 et seq.;

(ii) petroleum and petroleum products including crude oil and any fractions thereof;

(iii) natural gas, synthetic gas, and any mixtures thereof; and

(iv) radon, radioactive substances, asbestos, urea formaldehyde, polychlorinated biphenyls, asbestos-containing materials and toxic mold.

Section 3.13. Related Party Transactions. Set forth on Section 3.13 of the Company Disclosure Letter is a list of all Contracts entered into by the Company or any Company Subsidiary under which continuing obligations exist with (i) any consultant or any investment banker or financial advisor, in each case, relating to any material obligation to make, or which could result in the making of, any payment (except pursuant to indemnification obligations), (ii) any Person who is an officer, trustee (or person occupying a similar position in any other entity) or Affiliate (as defined below) of the Company or any of the Company Subsidiaries, any member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act (“Regulation S-K”) of any of the foregoing or any entity of which any of the foregoing is an Affiliate or (iii) any Person who acquired Company Common Stock in a private placement within the preceding three years. Such documents, true and correct copies of all of which have previously been delivered to Parent, are listed on Section 3.13 of the Company Disclosure Letter. As used in this Agreement, the term “Affiliate” shall have the meaning ascribed to such term in Rule 405 promulgated under the Securities Act.

Section 3.14. Employee Benefits. As used herein, the term “Employee Plan” includes any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, stock loan, bonus, incentive, vacation pay, tuition reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, arrangement, policy or commitment (including, without limitation, any pension plan (“Pension Plan”), as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder (“ERISA”), and any welfare plan (“Welfare Plan”) as defined in Section 3(1) of ERISA), whether any of the foregoing is funded, insured or self-funded, written or oral, (i) sponsored or maintained by the Company or the Company Subsidiaries (each a “Group Member”) and covering any Group Member’s active or former employees (or their beneficiaries), (ii) to which any Group Member is a party or by which any Group Member (or any of the rights, properties or assets thereof) is bound or (iii) with respect to which any current Group Member may otherwise have any material Liability (whether or not such Group Member still maintains such Employee Plan). Each Employee Plan is listed on Section 3.14(a) of the Company Disclosure Letter.

(a) Except as disclosed on Section 3.14 of the Company Disclosure Letter, no Group Member has any continuing liability under any Welfare Plan which provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant’s termination of employment, except as may be required by Section 4980B of the Code or Section 601 (et seq.) of ERISA, or under any applicable state law, and at the expense of the participant or the beneficiary of the participant.

(b) Each Employee Plan complies in all material respects with the applicable requirements of ERISA and any other applicable Legal Requirement governing such Employee Plan, and each Employee Plan has at all times been properly administered in all material respects in accordance with all such Legal Requirements, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all such Legal Requirements. Each Pension Plan which is intended to be qualified is qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (“IRS”) stating that such Pension Plan meets the applicable requirements of Section 401(a) of the Code and that the trust associated with such Pension Plan is tax exempt under Section 501(a) of the Code and no event has occurred which would jeopardize the qualified status of any such plan or the tax exempt status of any such trust under Sections 401(a) and Section 501(a) of the Code, respectively. No lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any Person or Governmental Agency with respect to any Employee Plan have been filed or are pending, the Company has received no notice of such a lawsuit, claim or complaint and, to the Knowledge of the Company, there is no fact or contemplated event which would be expected to give rise to any such lawsuit, claim (other than routine claims for benefits) or complaint with respect to any Employee Plan. Without limiting the foregoing, the following are true with respect to each Employee Plan:

(i) all Group Members have filed or caused to be filed every material return, report, statement, notice, declaration and other document required by any Legal Requirement or Governmental Agency (including, without limitation, the IRS and the Department of Labor) with respect to each such Employee Plan, each of such filings has been complete and accurate in all material respects and no Group Member has incurred any material Liability in connection with such filings;

(ii) all Group Members have delivered or caused to be delivered to every participant, beneficiary and other party entitled to such material, all material plan descriptions, returns, reports, schedules, notices, statements and similar materials, including, without limitation, summary plan descriptions and summary annual reports, as are required under Title I of ERISA, the Code, or both, and no Group Member has incurred any material Liability in connection with such deliveries;

(iii) all contributions and payments with respect to Employee Plans that are required to be made by a Group Member with respect to periods ending on or before the Closing Date (including periods from the first day of the current plan or policy year to the Closing Date) have been, or will be, made or accrued before the Closing Date in accordance with the appropriate plan document, actuarial report, collective bargaining agreements or insurance contracts or arrangements or as otherwise required by ERISA or the Code; and

(iv) with respect to each such Employee Plan, to the extent applicable, the Company has previously delivered or made available to Parent true and complete copies of (A) plan documents, or any and all other material documents that establish the existence of the plan, trust, arrangement, contract, policy or commitment and all amendments thereto, (B) the most recent determination letter, if any, received from the IRS, (C) the three most recent Form 5500 Annual Reports (and all schedules and reports relating thereto) and actuarial reports and (D) all related trust agreements, insurance contracts or other funding agreements that implement each such Employee Plan.

(c) With respect to each Employee Plan, there has not occurred, and no Person or entity is contractually bound to enter into, any “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA.

(d) None of the Employee Plans is a multiemployer plan, as defined in Section 3(37) of ERISA (“Multiemployer Plan”). None of the Group Members or any trade or business (whether or not incorporated) which is or has ever been treated as a single employer with any Group Member under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) has incurred any liability due to a complete or partial withdrawal from a Multiemployer Plan or due to the termination or reorganization of a Multiemployer Plan, except for any such liability which has been satisfied in full, and no events have occurred and no circumstances exist that would be expected to result in any such Liability to any Group Member or ERISA Affiliate.

(e) Except as disclosed on Section 3.14(e) of the Company Disclosure Letter, (i) none of the Employee Plans is a single-employer plan, as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA (“Title IV Plan”), (ii) the assets and liabilities in respect of the accrued benefits of any Title IV Plan disclosed on Section 3.14(e) of the Company Disclosure Letter, as set forth in the most recent actuarial valuation report prepared by such plan’s actuary, fairly present the funded status of such plan in all material respects, and (iii) since the date of such valuation report there has been no material adverse change in the funded status of any such Title IV Plan. With respect to each Title IV Plan sponsored by, or to which contributions are required of, any Group Member or ERISA Affiliate, there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived. None of the Group Members or any ERISA Affiliate has any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation (“PBGC”) or to a trustee appointed under Section 4042 of ERISA, and no events have occurred and no circumstances exist that would be expected to result in any such Liability to any Group Member or ERISA Affiliate. There has been no “reportable event” within the meaning of Section 4043 of ERISA with respect to any Title IV Plan that would require the giving of notice to the PBGC or any other event requiring disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA. None of the Group Members or any ERISA Affiliate has engaged in any transaction described in Section 4069 of ERISA that would be expected to result in Liability to any Group Member with respect to any Title IV Plan. All premiums due the PBGC with respect to any Title IV Plan have been paid when due.

(f) With respect to each Pension Plan maintained or sponsored by any Controlled Group Member, such plans provide the plan sponsor the authority to amend or terminate the plan at any time, subject to applicable requirements of ERISA and the Code.

(g) Except as disclosed on Section 3.14(e) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries is a party to any agreement or arrangement that could reasonably be expected to result, separately or in the aggregate, in the actual or deemed payment (including any payment made pursuant to Section 2.3(a) herein) by the Company or any of its Subsidiaries of any “excess parachute payments” within the meaning of Section 280G of the Code or that would be nondeductible under Section 162(m) of the Code.

Section 3.15. Employee Matters.

(a) Section 3.15(a) of the Company Disclosure Letter lists the employee handbooks of the Company and each of the Company Subsidiaries currently in effect. A copy of each such employee handbook has previously been delivered to Parent. Such handbooks fairly and accurately summarize all material employee policies, vacation policies and payroll practices of the Company and the Company Subsidiaries. Neither

the Company nor any of the Company Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or other labor organization, nor has the Company or any of the Company Subsidiaries agreed that any unit of their employees is appropriate for collective bargaining. No union or other labor organization has been certified as bargaining representative for any of the Company’s or the Company Subsidiaries’ employees. To the Knowledge of the Company there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries.

(b) Set forth on Section 3.15(b) of the Company Disclosure Letter is a true and complete list of all cash and non-cash payments, rights to property or other contract rights which will become payable, accelerated or vested to or in each employee, officer or trustee (or person occupying a similar position in any other entity) of the Company or any Company Subsidiary as a result of the Merger (other than the Merger Consideration payable to such persons solely as a result of such person’s ownership of Company Common Stock or payments made to such persons pursuant to the terms of this Agreement solely as a result of such person’s ownership of Company Options or Distribution Equivalent Rights). Except as described on Section 3.15(b) of the Company Disclosure Letter, there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made on a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement, either alone or upon the occurrence of subsequent events, with respect to any employee, officer or trustee (or person occupying a similar position in any other entity) of the Company or any Company Subsidiary.

Section 3.16. Taxes.

(a) Each of the Company and the Company Subsidiaries has filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Agency having authority to do so) and has paid (or the Company has paid on its behalf) all Taxes required to be paid by it except (i) as set forth on Section 3.16 of the Company Disclosure Letter, or (ii) as regards Taxes that are being contested in good faith by appropriate proceedings and for which the Company or the applicable the Company Subsidiary has set aside on its books adequate reserves. Such Tax returns and reports are true, correct and complete. The Company Audited Financials reflect an adequate reserve for all Taxes payable or accrued by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the Financial Statement Date. Since the Financial Statement Date, the Company has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including, without limitation, any tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither the Company nor any Company Subsidiary has incurred any liability for Taxes other than in the Ordinary Course of Business. The Company has established in its books and records reserves or accrued liabilities or expenses that are adequate for payment of all Taxes for which the Company or any Company Subsidiary is liable but are not yet due and payable. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon the Company. No deficiency for any Taxes has been proposed, asserted or assessed pursuant to a “30-day letter” or notice of deficiency sent by the IRS or any state, local or foreign taxing authority, or, to the Knowledge of the Company, threatened. No waiver of the time to assess any such Taxes has been executed by the Company or any the Company Subsidiary and, to the Knowledge of the Company, no requests for such waivers are pending.

(b) All Taxes which the Company or Company Subsidiaries are required by Law to withhold or collect, including Taxes required to have been withheld in connection with amounts paid or owing to an employee, independent contractor, creditor, stockholder or other third party and sales, gross receipts and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Agency or are held in separate bank accounts for such purpose. There are no encumbrances for Taxes upon the assets of the Company or the Company Subsidiaries except for statutory encumbrances for Taxes not yet due. For purposes of this Agreement, “Taxes” shall mean any federal, state, local, foreign or other tax, assessment, levy, lien or charge, including, without limitation, any income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, withholding, Social Security, unemployment, real property, personal property, property gains, registration, capital stock, value added, single business, occupation, workers’ compensation, alternative or add-on minimum, estimated, or other tax, including, without limitation any interest, penalties or additions thereto and water or sewer charges or rents.

(c) None of the Company or any Company Subsidiary has any liability for the Taxes of any Person other than the Company or Company Subsidiaries and the Company and Company Subsidiaries do not have any Liability for the Taxes of any Person other than the Company or Company Subsidiaries either (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements) or (ii) to the Knowledge of the Company as a transferee or successor.

(d) None of the Company or any Company Subsidiary has any Liability for the Taxes of any Person other than the Company or Company Subsidiaries and the Company and Company Subsidiaries do not have any Liability for the Taxes of any Person other than the Company or Company Subsidiaries under any tax sharing or tax indemnity agreements.

(e) The Company and each Company Subsidiary that is a U.S. corporation has disclosed to the IRS all positions taken on their federal income Tax returns which could give rise to a substantial understatement of Tax under Section 6662 of the Code.

(f) The Company (i) has since its tax year ended December 31, 1998 qualified as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code, (ii) has operated since the Financial Statement Date in such a manner as to qualify as a REIT for the taxable year ending on the earlier of December 31, 2003, or the Closing Date and, if later, for the taxable year of the Company ending on the Closing Date, and (iii) has not taken or omitted to take any action which would reasonably be expected to (A) result in any rents or other amounts paid by tenants of the Properties to be excluded from the definition of “rents from real property” or (B) result in a challenge to its status as a REIT and, to the Company’s Knowledge, no such challenge is pending or threatened. Each Company Subsidiary which is a partnership, joint venture, limited liability company or other entity other than a corporation (i) has been since its formation and continues to be treated for federal income tax purposes as a partnership or as an entity that is disregarded for federal income tax purposes and not as a corporation or an association taxable as a corporation and (ii) has not since the later of its formation or the acquisition by the Company of a direct or indirect interest therein, owned any assets (including, without limitation, securities) that would cause the Company to violate Section 856(c)(4) of the Code. Each Company Subsidiary which is a corporation or treated as an association taxable as a corporation and any Person in which the Company owns 10% or more, by vote or by value, of such Person’s securities, is and has been since its formation or acquisition by the Company a qualified REIT subsidiary under Section 856(i) of the Code, or is and has been a “taxable REIT subsidiary” under Section 856(l) of the Code. Neither the Company nor any Company Subsidiary holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of Treas. Reg. § 1.337(d)-5, Treas. Reg. § 1.337(d)-6 or Treas. Reg. § 1.337(d)-7.

(g) To the Company’s Knowledge, as of the date hereof, the Company is a “domestically-controlled” REIT within the meaning of Section 897(h) of the Code.

(h) Except as set forth on Section 3.16 of the Company Disclosure Letter (such request set forth on Section 3.16 of the Company Disclosure Letter being referred to in this Agreement as the “Genesis Ruling Request”), neither the Company nor any Company Subsidiary has pending any request for a tax ruling with a taxing authority. The Company has delivered to Parent true and correct copies of the Genesis Ruling Request, together with all related correspondence and supplemental submissions related thereto. To the Knowledge of the Company, except as has been delivered or made available to Parent, (i) neither the Company nor any Company Subsidiary has received any correspondence or other communication from, or sent any correspondence or other communication to, the IRS relating to tax credits for MHFA Properties; and (ii) neither the Company nor any Company Subsidiary is aware or in possession of any correspondence or other communications between the IRS and any other party relating to any Company Property relating to tax credits for MHFA Properties.

Section 3.17. Condition and Compliance of Property. The assets of the Company and its Subsidiaries: (i) in the aggregate are adequate to conduct the operations of the Company and its Subsidiaries in substantially the manner currently conducted and (ii) have been maintained in accordance with the Company’s and its Subsidiaries’ historical practices since December 31, 2002 in all material respects. Except as set forth on Section 3.10(d) of the Company Disclosure Letter, each building and other improvement on a Company Property is in good operating condition, ordinary wear and tear excepted, and is suitable and sufficient for the operation of the business currently conducted thereon.

Section 3.18. Compliance with Legal Requirements.

(a) Except as set forth on Section 3.18(a) of the Company Disclosure Letter or in the Company SEC Documents, the Company and the Company Subsidiaries have complied with all applicable Legal Requirements, except as would not have a Company Material Adverse Effect, and have not received any notice of violation of any such Legal Requirement.

(b) The Company and its Subsidiaries possess each Company Permit, including the certificate of occupancy for each Company Property, that is necessary or appropriate for the operations of the Company and the Company Subsidiaries as currently or currently proposed to be conducted. All Company Permits are in full force and effect and no proceeding is pending or, to the Knowledge of the Company, threatened, to revoke or limit any Company Permit. Except as set forth on Section 3.18(b) of the Company Disclosure Letter:

(i) the Company is, and at all times since the Financial Statement Date has been, in compliance in all material respects with all of the terms and requirements of each Company Permit; and

(ii) since the Financial Statement Date, neither the Company nor any Company Subsidiary has received any notice or other communication (whether oral or written) from any Governmental Agency or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any material Company Permit, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Company Permit.

Section 3.19. Contracts.

(a) Except as specifically listed on the appropriate subsection of Section 3.19(a) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to or bound by any (each of the following, collectively with all contracts, agreements, commitments, instruments and guaranties to which the Company or any Company Subsidiary is a party (“Contract”), including leases and subleases, together with any amendments thereto and any guaranties, or subordination, nondisturbance and attornment agreements, with respect to all real property leased by the Company or its Subsidiaries as lessor or lessee (“Lease”) and the other agreements or instruments listed on Section 3.13 of the Company Disclosure Letter, being a “Material Contract”):

(i) Space Lease;

(ii) Lease other than a Space Lease;

(iii) mortgage, indenture, note, or installment obligation, or other instrument or Contract for or relating to Indebtedness or which restricts any of them from prepaying any of their Indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of Indebtedness with respect to any of the Company Properties; for purposes of this Agreement, “Indebtedness” means: (A) indebtedness for borrowed money, whether secured or unsecured, (B) obligations under conditional sale or other title retention agreements relating to property purchased by such Person, (C) capitalized lease obligations, (D) obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, (E) obligations secured by Liens on assets of the Company or any Company Subsidiary whether or not the Company or any Company Subsidiary is an obligor with respect to the underlying obligations, (F) guarantees of any such indebtedness of any other Person and (G) any other obligation required by GAAP to be treated as indebtedness;

(iv) Contract relating to the service, supply, development, construction, maintenance or management of any of the Company Properties;

(v) Contract relating to management of real property other than Company Properties;

(vi) Contract relating to the development or construction of, or additions or expansions to, any Company Properties under which the Company or any of the Company Subsidiaries currently has, or expects to incur, an obligation in excess of $100,000;

(vii) Contract providing for the sale of, or option to sell, any Company Properties or the purchase of, or option to purchase, any Company Property or Company Properties or other real estate;

(viii) Contract pursuant to which it is or may be obligated to make payments, contingent or otherwise, on account of or arising out of prior acquisitions or sales of real estate or other assets;

(ix) Contract (A) that both (I) has as one of its purposes to permit a person or entity to take the position that such person or entity could defer federal taxable income that otherwise might have been recognized upon a transfer of property to any Company Subsidiary that is treated as a partnership for federal income tax purposes, and (II) (x) prohibits or restricts in any manner the disposition of any assets of the Company or any Company Subsidiary, (including, without limitation, requiring the Company or any Company Subsidiary to indemnify any person for any Tax Liabilities resulting from any such disposition), (y) requires that the Company or any Company Subsidiary maintain, or put in place, or replace, Indebtedness, whether or not secured by one or more of the Company Properties, or (z) requires that the Company or any Company Subsidiary offer to any person or entity at any time the opportunity to guarantee or otherwise assume, directly or indirectly, the risk of loss for federal income tax purposes for Indebtedness or other Liabilities of the Company or any Company Subsidiary, (B) that specifies or relates to a method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of the Company or a Company Subsidiary, or (C) that requires a particular method for allocating one or more liabilities of the Company or any Company Subsidiary under Section 752 of the Code (collectively, “Tax Protection Agreements”);

(x) Contract requiring the Company or any Company Subsidiary to provide any funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person;

(xi) Contract for the sale or lease of any of its assets other than in the Ordinary Course of Business;

(xii) Contract imposing non-competition or exclusive dealing obligations on it or limiting the names or the geographic location in which the Company or any Company Subsidiary may conduct its business;

(xiii) Contract or agreement for the employment of any stockholder, trustee (or person occupying a similar position in any other entity), officer, consultant or key employee not terminable without penalty or Liability arising from such termination or any severance or change-in-control contract or arrangement;

(xiv) Contract relating to an interest in a Person other than a Subsidiary;

(xv) Contract relating to cleanup, abatement or other actions in connection with environmental liabilities; or

(xvi) Contract which (A) involves future payment by or to the Company or any Company Subsidiary in excess of $50,000 or (B) is otherwise material to the extent relating to the conduct of the business of the Company.

(b) Each Material Contract is (i) valid, binding and enforceable against the Company or the Company Subsidiary party thereto, and to the Company’s Knowledge the other parties thereto, in accordance with its terms, and (ii) in full force and effect. The Company or the Company Subsidiary party thereto has performed all material obligations required to be performed by it under each of the Material Contracts. Except as set forth on Section 3.19(b) of the Company Disclosure Letter, neither the Company, any Company Subsidiary, nor, to the Company’s Knowledge, any other party thereto is in material breach of or default under any Material Contract (and, to the Company’s

Knowledge, no event has occurred which, with due notice or lapse of time or both, would constitute such a default). Neither the Company, any Company Subsidiary, nor, to the Company’s Knowledge, any other party thereto is in material breach of or default under any Healthcare Lease (and no event has occurred which, with due notice or lapse of time or both, would constitute such a default). Neither the Company nor any Company Subsidiary has received a written notice of breach or termination of any Material Contract. The Company has delivered or made available to Parent a copy of each Contract listed or required to be listed on Section 3.19(a) of the Company Disclosure Letter and each of the same has not been modified or amended except as set forth on Section 3.19(a) of the Company Disclosure Letter.

Section 3.20. Investment Company Act of 1940. Neither the Company nor any of the Company Subsidiaries is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended.

Section 3.21. Trademarks, Patents and Copyrights.

(a) Except as set forth on Section 3.21(a) of the Company Disclosure Letter, or to the extent the inaccuracy of any of the following, individually or in the aggregate, would not have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own all right, title and interest in and to, or have a valid and enforceable license to use, all trademarks, service marks, logos, trade dress, product configurations, corporate names, trade names and other indications of origin, and the goodwill of the business connected therewith and symbolized thereby, patents, registered designs, copyrights, computer software and databases, domain names, Internet Web sites (and all intellectual property and proprietary rights used in connection therewith or incorporated therein), inventions, trade secrets, know-how, business methods and all other proprietary and intellectual property rights and information, including all grants, registrations and applications relating to all of the foregoing (collectively, the “Intellectual Property”) used or held for use in connection with their respective business as currently conducted or as contemplated to be conducted (such Intellectual Property owned by or licensed to the Company and the Company Subsidiaries, collectively, the “Company Intellectual Property”); (ii) neither the Company nor any Company Subsidiary has received a demand, claim, notice or inquiry from any Person that challenges or threatens to challenge the validity of, or the rights of the Company or such Company Subsidiary in, any Company Intellectual Property, and the Company knows of no basis for any such challenge; (iii) the Company and the Company Subsidiaries are not violating or infringing, and have not violated or infringed, any Intellectual Property of any other Person in such a way that would have a Company Material Adverse Effect; (iv) to the Knowledge of the Company, no Person is infringing any Company Intellectual Property; (v) the Company and the Company Subsidiaries are not under any obligation to pay royalties or other payments in connection with any agreement granting the Company or any Company Subsidiary the right to use the software or any other Intellectual Property of any third party, nor does any such agreement prohibit the Company or Company Subsidiary from assigning its rights thereunder (including by operation of law) or contain any “change of control” restriction, nor will the Company or any Company Subsidiary be, as a result of the transactions contemplated in this Agreement, in breach of any agreement relating to the Company Intellectual Property; and (vi) no present or former employee, officer, trustee or director of the Company or any Company Subsidiary, or any agent or outside contractor of the Company or any Company Subsidiary, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Company Intellectual Property.

(b) Section 3.21(b) of the Company Disclosure Letter contains a complete and current list of: (i) patents and patent applications; (ii) copyright applications and registrations, (iii) trademark and service mark applications and registrations and material unregistered marks and trade names; (iv) domain names; and (v) license and other agreements pertaining to the Company Intellectual Property.

Section 3.22. Insurance.

(a) Section 3.22 of the Company Disclosure Letter sets forth a list of all insurance policies and all material fidelity bonds or other insurance service contracts (the “Insurance Policies”) providing coverage for the properties or operations of the Company and the Company Subsidiaries. There is no claim by the Company pending under any of the Insurance Policies. All premiums payable under all Insurance Policies have been paid, and the Company has otherwise complied in all material respects with the terms and conditions of all the Insurance Policies. The Insurance Policies are valid and enforceable in accordance with their terms and insure against risks and liabilities that the Company believes are customary in the industry and as required by Legal Requirements and the Contracts. Neither the Company nor any Company Subsidiary has received notice from any insurance carrier: (i) threatening a suspension, revocation, modification or cancellation of any Insurance Policy or a material increase in any premium in connection therewith, or (ii) informing the Company or any Company Subsidiary that any coverage listed on Section 3.22 of the Company Disclosure Letter will or may not be available in the future on substantially the same terms as now in effect.

(b) To the knowledge of the Company, Section 3.22 of the Company Disclosure Letter sets forth a list of all Insurance Policies and insurance certificates maintained by Company Tenants providing coverage with respect to Company Properties or the operation thereof.

Section 3.23. Books and Records of the Company. The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Parent, are complete and correct, accurately reflect in reasonable detail the transactions to which the Company or any Company Subsidiary is a party or by which its properties are bound in accordance with GAAP consistently applied and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and action taken by, the Company shareholders, the Board, and committees of the Board of the Company, and no meeting of any such shareholders, Board, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be delivered to Parent.

Section 3.24. Certain Payments. Since January 1, 2000, neither the Company nor any Company Subsidiary, nor, to the Company’s Knowledge, any of their respective trustees, directors, officers, agents or employees has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Company Subsidiary, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

Section 3.25. Genesis Contracts. Except as specifically listed on Section 3.25 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to or bound by any Contract to which Genesis or any Affiliate of Genesis is a party or by which Genesis or any Affiliate of Genesis is bound (each, a “Genesis Contract”). The Company has delivered to Parent complete and correct copies of each Genesis Contract, including any amendment, supplement or modification thereof or waiver or consent related thereto.

Section 3.26. Brokers; Schedule of Fees and Expenses. Except as disclosed on Section 3.26 of the Company Disclosure Letter, no broker, investment banker, financial advisor or other person, other than Wachovia Capital Markets, LLC, the fees and expenses of which have previously been disclosed to Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 3.27. Opinion of Financial Advisor. The Board of Trustees of the Company has received the opinion of Wachovia Capital Markets, LLC, to the effect that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock, a copy of which opinion in the form in which it has been or will be delivered to the Company has been delivered to Parent.

Section 3.28. Information Supplied. None of the information to be supplied by the Company or, to the Knowledge of the Company, its officers, trustees, representatives, agents or employees specifically for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to the holders of the Company Common Stock or at the time of the meeting of the Company’s shareholders to consider the Merger (the “Company Shareholders Meeting”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the date of the Company Shareholders Meeting, any event with respect to the Company or any Company Subsidiaries, or with respect to information supplied by the Company specifically for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement, such event shall be so described by the Company. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or any of its Subsidiaries or other information supplied by the Company for inclusion therein, will comply as to form, in all material respects, with the provisions of the Exchange Act, and each such document required to be filed with any Governmental Agency other than the SEC will comply in all material respects with the provisions of applicable law as to the information required to be contained therein. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied or to be supplied by Parent or its affiliates for inclusion or incorporation by reference in the Proxy Statement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent and Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1. Organization, Standing and Power of Parent.

(a) Parent is a corporation duly organized and validly existing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted or currently proposed to be conducted.

(b) Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned or held under lease or the nature of its activities make such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to prevent or delay in any material respect the consummation of the Merger (a “Parent Material Adverse Effect”).

(c) Parent has previously delivered to the Company complete and correct copies of its Amended and Restated Articles of Incorporation and By-Laws and of Sub’s Certificate of Formation and Limited Liability Company Agreement.

Section 4.2. Organization, Standing and Power of Sub.

(a) Sub is a limited liability company duly organized and validly existing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as now being conducted or currently proposed to be conducted.

(b) Sub is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned or held under lease or the nature of its activities make such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.3. Authority. Each of Parent and Sub has the requisite corporate or limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Sub and consummation by each of Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

Section 4.4. No Conflict or Violation; Consents. Except (i) as disclosed on Section 3.6 of the Company Disclosure Letter and subject to receipt of the consents and consummation of the transactions set forth on Section 7.2(d) of the Company Disclosure Letter, and (ii) in the case of paragraphs (b) through (e) below: for (A) the filing with the SEC of the Proxy Statement and such reports under Section 13(a) of the Exchange Act as may be required in connection with the Voting Agreements, the Unitholder Agreements, the Class C Amendment Agreement and the transactions contemplated by the Voting Agreements, the Unitholder Agreements and the Class C Amendment Agreement, (B) the filing of the Certificate of Merger as required by applicable Corporate Law, and (C) such filings as may be required in connection with the payment of any transfer and gains taxes, neither the execution and delivery of this Agreement, the Voting Agreements, the Unitholder Agreements and the Class C Amendment Agreement nor the consummation or performance of any of the transactions contemplated hereby or thereby will, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with, or result in a violation of (i) any provision of the Certificate of Incorporation or By-Laws of Parent or the Certificate of Formation or Limited Liability Company Agreement of Sub, or (ii) any resolution adopted by the board of directors or the stockholders of Parent and Sub;

(b) contravene, conflict with, or result in a violation of, or give any Governmental Agency or other Person the right to challenge any of the transactions contemplated hereby and thereby or to exercise any remedy or obtain any relief under, any Legal Requirement to which Parent or Sub may be subject;

(c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Agency the right to revoke, withdraw, suspend, cancel, terminate, or modify, any permit, approval, consent, authorization, license, variance, or permission required by a Governmental Agency under any Legal Requirement (a “Parent Permit”) with respect to Parent, any Subsidiary of Parent, or any of their respective operations or assets, except as would not reasonably be expected to have a Parent Material Adverse Effect;

(d) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contracts, agreements, commitments, instruments and guaranties to which Parent or any Parent Subsidiary is a party or any Parent Permit; or

(e) require with respect to Parent or any Parent Subsidiary, the consent, approval, or authorization of, or registration or filing with, or notice to, any Governmental Agency or any other Person.

Section 4.5. Funds. On the Closing Date, Parent will have available all funds necessary to pay the Merger Consideration and to satisfy all of their other respective obligations hereunder.

Section 4.6. Brokers. No broker, investment banker or other person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, for which fee or commission the Company or any Company Subsidiary may be liable.

Section 4.7. Sub Operations. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated herein. As of the Effective Time, all of the outstanding membership interests of Sub will be owned directly or indirectly by Parent.

Section 4.8. Information Supplied. None of the information to be supplied by Parent or its officers, directors, representatives, agents or employees specifically for inclusion or incorporation by reference in the Proxy Statement to be filed with the SEC in connection with the Merger will, on the date it is first mailed to the holders of Company Common Stock or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the date of the Company Shareholders Meeting, any event with respect to Parent, or with respect to information supplied by Parent specifically for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement, such event shall be so described by Parent and provided to the Company. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form, in all material respects, with the provisions of the Exchange Act, and each such document required to be filed with any Governmental Agency other than the SEC will comply in all material respects with the provisions of applicable law as to the information required to be contained therein. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to the information supplied or to be supplied by the Company or any affiliate thereof for inclusion or incorporation by reference in the Proxy Statement.

ARTICLE V.

COVENANTS

Section 5.1. Conduct of the Company’s Business Pending Merger. Prior to the Effective Time, except as (x) set forth on Section 5.1 of the Company Disclosure Letter, (y) consented to in writing by Parent or (z) as contemplated herein, the Company shall, and shall cause each of the Company Subsidiaries to:

(a) Affirmative Business Covenants.

(i) conduct its business: (x) only in the Ordinary Course of Business, (y) in compliance with all Legal Requirements and Contracts and (z) in substantially the same manner as heretofore conducted;

(ii) use its commercially reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and employees;

(iii) maintain its books and records in accordance with GAAP consistently applied and not change any of its methods, principles or practices of accounting in effect at the Financial Statement Date, except as may be required by GAAP;

(iv) maintain insurance in such amounts and against such risks and losses as in effect on the date hereof, except any changes in the Ordinary Course of Business;

(v) perform in all material respects all obligations under all Leases and other Material Contracts and Company Permits, and enforce its material rights under all Material Contracts and Leases unless, in the good faith judgment of the Company, after consultation with Parent, the Company determines that enforcement of such rights is inadvisable;

(vi) continue to maintain, in all material respects, their properties in accordance with present practices in a condition, taken as a whole, reasonably suitable for their current use;

(vii) including the distributions contemplated by Section 6.8, make distributions at times and in amounts sufficient to maintain in effect the Company’s status as a REIT under the Code;

(viii) maintain the Company’s qualification as a REIT under the Code; and

(ix) file all Tax returns and reports when due and timely pay all Taxes, except for such Taxes that are being contested in good faith by appropriate proceedings and for which the Company or the applicable Company Subsidiary has set aside on its books adequate reserves.

(b) Negative Business Covenants. not

(i) incur, become subject to or assume or agree to incur, become subject to or assume (X) any Liabilities other than in the Ordinary Course of Business or (Y) any Indebtedness;

(ii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to (x) wholly owned Company Subsidiaries or (y) as permitted by Section 5.1(f)(v));

(iii) exercise an option to acquire additional real property;

(iv) sell, lease, mortgage, subject to Lien or Property Restrictions, or otherwise dispose of, any Company Property or other assets, excluding any such Lien or Property Restriction as is not material individually or in the aggregate to the applicable asset and excluding sales of personal property that do not exceed $50,000 in the aggregate;

(v) pay, discharge or satisfy any material Liabilities, other than the payment, discharge or satisfaction, in the Ordinary Course of Business consistent with past practice, or in accordance with their terms, of Liabilities reflected or reserved against in the Company Audited Financials, or incurred since the Financial Statement Date in the Ordinary Course of Business consistent with past practice;

(vi) subject to Section 5.6, modify, amend or terminate in any material respect, or suffer or allow to terminate (except in accordance with its terms as of the date hereof), any Material Contract or any Contract pursuant to which the Persons identified in Section 3.26 of the Company Disclosure Letter are entitled to receive the fees specified in such Section or otherwise increase the fees payable to the Persons identified in Section 3.26 or waive, release or assign any material rights or claims thereunder, or enter into any new Material Contracts;

(vii) subject to Section 5.6, modify, amend or terminate, or suffer or allow to terminate (except in accordance with its terms as of the date hereof), any Genesis Contract; waive, release or assign any rights or claims thereunder; perform its obligations under any Genesis Contract in any manner materially inconsistent with the express terms of such Genesis Contract as of the date hereof; enter into any Contract to which Genesis or any Subsidiary of Genesis would be a party or by which Genesis or any Subsidiary of Genesis would be bound; or transact any business or make any payment to Genesis or any Subsidiary of Genesis other than pursuant to the express terms of such Genesis Contract as of the date hereof;

(viii) subject to Section 5.6, modify, amend or terminate, or suffer or allow to terminate (except in accordance with its terms as of the date hereof), any lease of any Company Property which is operated by the Company Tenant under a Healthcare Lease; waive, release or assign any rights or claims thereunder; or perform its obligations under any Healthcare Lease in any manner materially inconsistent with the express terms of such Healthcare Lease as of the date hereof;

(ix) make or agree to make any capital expenditure other than in the Ordinary Course of Business or capital expenditures in excess of $100,000 in the aggregate;

(x) (A) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation (each, a “Commitment”) for the acquisition of any real property or other transaction involving nonrefundable deposits in excess of $50,000 and, in any event, not in excess of $100,000 in the aggregate, (B) commence construction of, or enter into any Commitment to develop or construct, other real estate projects involving in excess of $50,000, or (C) enter into any lease (i) that will be operated by the tenant thereunder as a healthcare or healthcare-related facility, including, without limitation, skilled nursing facilities and assisted living facilities or (ii) in excess of 2,500 square feet or incur or commit to incur any tenant allowances or landlord funded construction expenditures related thereto;

(xi) merge or consolidate with, acquire all or substantially all of the assets of, or acquire the beneficial ownership of a majority of the outstanding capital stock or other equity interest in any Person or division thereof, or acquire any assets, including real estate, except purchases in the ordinary course of business consistent with past practice in an amount not involving more than $100,000, in the aggregate;

(c) Organizational Documents. not amend the Company Organizational Documents or the articles of incorporation, by-laws, partnership agreement, joint venture agreement or comparable charter or organization document of the Company or any Company Subsidiary;

(d) Capital Stock. not (i) declare, set aside or pay any dividend or other distribution payable in cash, shares, stock or property with respect to the Company’s shares of beneficial interest or that of the Company Subsidiaries, other than pursuant to Section 6.8 hereof and other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, (ii) redeem, purchase or otherwise acquire directly or indirectly any of the Company’s shares of beneficial interest (or options, warrants, calls, commitments or rights of any kind to acquire any shares of beneficial interest of the Company) or capital stock of any Company Subsidiaries, except (A) for deemed transfers of Company excess shares required under Article 7 of the Declaration in order to preserve the status of the Company as a REIT under the Code, and (B) in connection with the use of Company Common Stock to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein, (iii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of beneficial interest or capital stock of any class of the Company or the Company Subsidiaries, other than Company Common Stock issued upon the exercise of Company Options listed on Section 3.3(d) of the Company Disclosure Letter; (iv) accept a promissory note in payment of the exercise price of any Company Option, except as otherwise required pursuant to the terms of a Company Option in effect as of the date hereof; (v) split, combine or reclassify the outstanding shares of beneficial interest or capital stock or other equity of the Company or of its Subsidiaries; (vi) make any loan or advance to, or payment (including with respect to outstanding Indebtedness) for the benefit of, any direct or indirect beneficial owner of any Company Common Stock or Company Options, other than payment of salary and benefits to employees, in the Ordinary Course of Business, consistent with past practice, and advances permitted under Section 5.1(f)(v).

(e) Defensive Measures. ensure that the Defensive Measures are not applicable to the Merger, the Declaration Amendment, the Voting Agreements, the Unitholder Agreements, the Class C Amendment Agreement and the transactions contemplated by this Agreement, the Voting Agreements, the Unitholder Agreements and the Class C Amendment Agreement.

(f) Employees and Affiliates. not:

(i) increase in any manner the compensation or fringe benefits of any trustee (or person occupying a similar position in any other entity) or officer of the Company or any Company Subsidiary or pay any benefit not required by any plan and arrangement as in effect as of the date hereof;

(ii) increase the compensation or benefits payable or to become payable to the Company’s employees or employees of any of the Company’s Subsidiaries, other than the payment of 2003 annual bonuses; provided, that the aggregate amount of the 2003 annual bonuses shall not exceed the amount set forth in Section 5.1(f)(ii) of the Company Disclosure Letter, as such amount shall be reduced by the accrued, but unpaid bonus amounts payable to individuals who cease to be employees of the Company and its Subsidiaries prior to the payment of the 2003 annual bonuses; provided, further that no bonuses shall be awarded for employment or services rendered in 2004;

(iii) (A) adopt any new, (B) grant any award under, or (C) amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under, any existing Employee Plan;

(iv) enter into or modify or amend any employment or severance agreement with or grant any severance or termination rights to any officer, trustee (or person occupying a similar position in any other entity) or employee;

(v) make any loan to any trustee (or person occupying a similar position in any other entity), executive officer or employee (other than travel advances in the Ordinary Course of Business to employees who are not executive officers); or

(vi) engage in a transaction with (except pursuant to Contracts listed on Section 3.13 of the Company Disclosure Letter), or enter into, amend, modify, terminate, waive or take any similar action with respect to any Contract with, an Affiliate, or a person described in clauses (i), (ii), or (iii) of Section 3.13.

(g) Litigation. not settle or otherwise compromise any shareholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement, the Voting Agreements, the Unitholder Agreements or the Class C Amendment Agreement or any material litigation, arbitration or other judicial or administrative dispute or proceeding relating to the Company, any of the Company Subsidiaries or any of their respective assets;

(h) Taxes. not (i) make or rescind any express or deemed election relative to Taxes or alter any method of Tax accounting, (ii) enter into any Tax sharing, Tax indemnity or Tax Protection Agreement; (iii) settle, compromise, enter into, or agree to enter into a closing agreement or settle any material federal, state, local or foreign Tax liability, but, subject to compliance with Section 6.7(d), receipt of a ruling in response to the Genesis Ruling Request shall not be subject to this clause (iii), (iv) engage in any action that could reasonably be expected to cause the Company to fail to continue to qualify as a REIT; or (v) take any action, omit to take any action or enter into any transaction that results in any increased Tax liability or reduction of any Tax Asset of the Company, but no breach of this clause (v) shall be deemed to arise from the Company’s operation of its business in the Ordinary Course of Business; provided that the operating of the Company’s business in the Ordinary Course of Business shall not include the sale or monetization of tax losses. “Tax Asset” means any net operating loss, net capital loss, foreign tax credit, charitable deduction or any other credit or tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes);

(i) Consent Fees. not make any payments or incur any Liability or obligation for the purpose of obtaining any consent from any Person to the Merger (excluding, for the avoidance of doubt, any Company Transaction Expenses incurred in connection with obtaining any such consent), other than (i) filing fees paid to Governmental Agencies in connection with the Merger and (ii) payments not in excess of $50,000 in the aggregate;

(j) Competing Transactions. not waive the benefits of, or agree to modify in any material manner, any confidentiality, standstill or similar agreement relating to the Company or the Company Subsidiaries;

(k) Satisfaction of Closing Conditions. not take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(l) No Authorization of Prohibited Matters. not authorize, recommend, propose or announce an intention to do any of the foregoing prohibited actions, or enter into any Contract to do any of the foregoing prohibited actions; and

(m) Fees and Expenses. not pay in excess of $100,000 of Company Transaction Expenses (as defined below) in the aggregate in any calendar month, except for regulatory filing fees and other similar expenses the payment of which may not be deferred until the Closing Date, and shall not pay or incur any Company Transaction Expenses to any Affiliate of the Company.

Section 5.2. Conduct of Business of Parent. During the period from the date hereof and continuing until the Effective Time or until the termination of this Agreement pursuant to Article IX, Parent shall not, without the prior written consent of the Company, take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied or authorize, recommend, propose or announce an intention to do any of the foregoing prohibited actions.

Section 5.3. Access to Information: Confidentiality.

(a) Each of the Company and Parent shall, and shall cause each of its Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors, brokers, consultants and other representatives of such other party (collectively, “Representatives”), reasonable access during normal business hours with reasonable advance notice to all their respective properties (including for the purpose of performing any environmental investigation that Parent shall, in its sole discretion, deem necessary or advisable), books, contracts, commitments, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request, including, without limitation, a list of all significant personal property owned by the Company and its Subsidiaries.

(b) The Company, and any Company Subsidiary, shall reasonably promptly provide any consent required in order for Parent to have reasonable access to, and to consult and communicate with, the officers of Company Tenants during normal business hours upon reasonable advance notice prior to the Effective Time and shall use its commercially reasonable efforts to cause such Company Tenants to permit such access, consultation and communication.

(c) Each of the Company and Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cause its Representatives to, hold any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the provisions of, the confidentiality agreement between Parent and the Company dated October 20, 2003 (the “Confidentiality Agreement”).

(d) Notwithstanding anything else in this Agreement or the Confidentiality Agreement, any information relating to “tax structure” or “tax treatment” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby shall not be confidential and may be disclosed by any party hereto without limitation of any kind. This provision is intended to cause the transactions contemplated hereby not to be offered under “conditions of confidentiality” for purposes of Treasury Regulation Section 1.6011-4(b)(3) and shall be construed consistently with such purpose.

Section 5.4. Notices of Certain Events. From and after the date hereof until the termination of this Agreement or the Effective Time, each of the Company and Parent shall promptly notify the other:

(a) of any notice or other communication from any Person (i) alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or (ii) making allegations which, if true, would cause any representation or warranty made by it contained in this Agreement that is qualified as to Company Material Adverse Effect or Parent Material Adverse Effect to be untrue or inaccurate in any respect or any such representation or warranty that is not so qualified to be untrue or inaccurate in any material respect;

(b) of any notice or other communication from any Governmental Agency in connection with the transactions contemplated by this Agreement;

(c) of any actions, suits, claims, investigations or proceedings commenced or, to their Knowledge, threatened that relate to the consummation of the transactions contemplated by this Agreement;

(d) (i) if any representation or warranty made by it contained in this Agreement that is qualified as to Company Material Adverse Effect or Parent Material Adverse Effect becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect; (ii) of any failure to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; and (iii) of the occurrence of any event that, individually or in the aggregate, is reasonably likely to cause a Company Prohibited Effect or a Parent Material Adverse Effect; and

(e) of any notice of default under any Material Contract by or to any Person.

Section 5.5. Tenant Information. The Company will deliver to Parent promptly, and in no event later than five (5) Business Days after receipt by the Company or its Subsidiary, true and complete copies of all Tenant Deliveries and will advise Parent promptly if it comes within the Company’s Knowledge that any Tenant Deliveries, whether delivered prior to or after the date hereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.6. Certain Space Leases. Prior to the Effective Time, the Company shall enter into the amended Space Leases contemplated by that certain Master Agreement, dated as of September 11, 2003, between Genesis Healthcare Ventures, Inc. and the Company Partnership (the “Genesis Master Agreement”) in accordance with terms of the forms of amended lease annexed thereto with such changes as are set forth on Section 5.6 of the Company Disclosure Letter.

Section 5.7. Estoppel Certificates. Prior to the Effective Time, the Company shall use commercially reasonable efforts to procure the estoppel certificates from each Company Tenant and lessor to the Company or any Company Subsidiary listed on Section 7.2(k) of the Company Disclosure Letter.

ARTICLE VI.

ADDITIONAL COVENANTS

Section 6.1. Proxy Statement; the Company Shareholders Meeting.

(a) As promptly as reasonably practicable after the date hereof, the Company shall prepare and file the preliminary Proxy Statement with the SEC. Parent shall have the right to review drafts of the preliminary Proxy Statement and consult with the Company on the preparation thereof. The Company shall use its commercially reasonable efforts to (i) obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with and review by Parent, to respond promptly to any comments made by the SEC with respect to the preliminary Proxy Statement; and (ii) as promptly as practicable upon the earlier of (y) receiving notification that the SEC is not reviewing the preliminary Proxy Statement and (z) the conclusion of any SEC review of the preliminary Proxy Statement, cause a definitive Proxy Statement to be filed with the SEC and mailed to the Company’s shareholders and, if necessary, after the definitive Proxy Statement shall have been so filed and mailed, promptly circulate amended or supplemental proxy materials and, if required in connection therewith, resolicit proxies; provided, however, that no such amended or supplemental proxy materials will be filed or mailed by the Company without consultation with and review by Parent. The Company will promptly notify Parent of the receipt of comments of the SEC and of any request from the SEC for amendments or supplements to the preliminary Proxy Statement or definitive Proxy Statement or for additional information, and will promptly supply Parent with copies of all written correspondence between the Company or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the preliminary Proxy Statement, the definitive Proxy Statement, the Merger or any of the other transactions contemplated by this Agreement. Parent will cooperate with the Company in connection with the preparation of the Proxy Statement, including, but not limited to, furnishing to the Company any and all information regarding Parent and its affiliates as may be required to be disclosed therein. Subject to the provisions of Section 6.6, the Proxy Statement shall include the recommendation of the Board to the shareholders of the Company in favor of approval and adoption of the Merger.

(b) Subject to Section 6.6, the Company shall, as promptly as reasonably practicable after the Proxy Statement is “cleared” by the SEC, duly call, give notice of, convene and hold the Company Shareholders Meeting, for the purpose of obtaining the Company Shareholder Approval. The Company will, through its Board, recommend to its shareholders approval of this Agreement, the Merger and the transactions contemplated by this Agreement; provided, that prior to the Company Shareholders Meeting, such recommendation may be withdrawn, modified or amended as provided in Section 6.6. Subject to Section 6.6, the Company shall use commercially reasonable efforts to solicit and obtain from shareholders of the Company proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of Parent, advisable to secure any vote or consent of shareholders required by Corporate Law and the Company Organizational Documents to effect the Merger.

(c) Provided that this Agreement has not been terminated pursuant to Section 9.1, the Company shall call and hold the Company Shareholders Meeting whether or not the Board at any time subsequent to the date hereof determines that this Agreement or the Merger is no longer advisable, recommends the rejection thereof by the Company shareholders, or otherwise makes an adverse recommendation with respect to the Merger.

Section 6.2. Anti-Takeover Provisions. The Board of the Company shall redeem the Rights prior to the Effective Time or otherwise render the Rights Agreement inapplicable to the Merger and the other transactions contemplated hereby (including the Declaration Amendment) and by the Voting Agreements, the Unitholder Agreements and the Class C Amendment Agreement. Each party shall take all actions required, if any, necessary to exempt or otherwise render the Defensive Measures inapplicable (or continue the exemption or inapplicability of) to the Merger and the other transactions contemplated hereby (including the Declaration Amendment) and by the Voting Agreements, the Unitholder Agreements and the Class C Amendment Agreement.

Section 6.3. Commercially Reasonable Efforts; Consents and Approvals. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do, or cause to be done, all things necessary, proper or advisable under or in compliance with applicable Legal Requirements to consummate and make effective the transactions contemplated by, and comply with their applicable covenants set forth in, this Agreement, the Voting Agreements, the Unitholder Agreements and the Class C Amendment Agreement, including to obtain all necessary waivers, consents and approvals from any Person, including, without limitation, the Company obtaining those set forth on Section 3.6 of the Company Disclosure Letter, to effect all necessary registrations and filings, to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), the Voting Agreements, the Unitholder Agreements or the Class C Amendment Agreement and to cause the transactions set forth in Section 7.2(f) to be consummated. Notwithstanding the foregoing, the Company shall not obtain any consent that will affect Parent or the Company to either of their economic detriment, including any modification of any Contract or Company Permit, and the Company shall not pay consideration of more than $50,000, in the aggregate, in connection with obtaining any such waivers, consents and approvals. The Company has not incurred and will not incur (whether previously paid, paid after the date hereof or accrued and unpaid as of the Closing Date) liabilities, obligations or expenses in excess of the amounts set forth on Section 6.3 of the Company Disclosure Letter in connection with the transactions contemplated by the Genesis Master Agreement, whether such transactions have been consummated on or prior to the date hereof or shall be consummated at a future date. The parties hereto shall execute and deliver any reasonably requested documents (in form and substance) at the closing to facilitate the transactions contemplated hereby and any other reasonably related purpose (such as obtaining title insurance). The Company agrees to amend its constituent documents as requested by Parent, which amendments shall be effective at the Effective Time (the “Declaration Amendment”), subject to compliance with applicable law.

Section 6.4. The Company Partnership.

(a) The Company shall provide all reasonable cooperation in connection with the consummation of the purchase of partnership interests in the Company Partnership (other than the Class C Units) prior to the Effective Time in accordance with the terms of the Unitholder Agreements. The Company shall, in consultation with Parent, cause the Company Partnership to be, at all times up to and including the Effective Time, a validly existing limited partnership under Title 6, Chapter 17 of the Delaware Code Annotated.

(b) Parent shall have the right, in its sole discretion, to require that the Company Partnership merge with or into any affiliate of Parent (a “Company Partnership Merger”), which Company Partnership Merger shall take place concurrent with or immediately prior or subsequent to the Merger. Upon Parent’s request, the Company and Parent shall take all actions reasonably required to effectuate the Company Partnership Merger.

Section 6.5. Resignations. Upon the written request of Parent, (i) the Company shall cause any or all of the trustees (or persons occupying similar positions in any other entity) and/or officers of each direct or indirect wholly owned Subsidiary and the Company Partnership to resign or be removed or, as to officers, to resign or be terminated, effective as of the Effective Time, and (ii) if the Company or any of its affiliated entities has the right to appoint any trustee (or person occupying a similar position in any other entity) or to cause the resignation or termination of any officer of any other entity in which the Company (directly or indirectly) owns an equity interest, the Company shall cause, effective as of the Effective Time, such trustee to resign or to be removed and/or such officer to resign or be terminated.

Section 6.6. No Solicitation.

(a) On and after the date hereof and prior to the Effective Time, the Company agrees that:

(i) neither the Company nor any Company Subsidiary shall invite, initiate, solicit or encourage, directly or indirectly, any inquiries, proposals, discussions or negotiations or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to the Company shareholders) with respect to any direct or indirect (A) merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction, (B) sale, acquisition, tender offer, exchange offer (or the filing of a registration statement under the Securities Act in connection with such an exchange offer), share exchange or other transaction or series of related transactions that, if consummated, would result in the issuance of securities representing, or the sale, exchange or transfer of, 20% or more of the outstanding voting equity securities of the Company or equity interests in any Company Subsidiary (including, without limitation, partnership interests and units), or (C) sale, lease, exchange, mortgage, pledge, transfer or other disposition (“Transfer”) of any assets of the Company or any Company Subsidiary in one or a series of related transactions that, if consummated, would result in the Transfer of more than 20% of the consolidated assets of the Company (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”), or engage in any discussions or negotiations with or provide any confidential or non-public information or data to, or afford access to properties, books or records to, any Person relating to, or that may reasonably be expected to lead to, an Acquisition Proposal, or enter into any letter of intent, agreement in principle or agreement relating to an Acquisition Proposal, or propose publicly to agree to do any of the foregoing, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal (including, without limitation, by amending or granting any waiver under, the Rights Agreement);

(ii) neither the Company nor any Company Subsidiary shall permit any of their respective Representatives to engage in any of the activities described in Section 6.6(a)(i);

(iii) the Company and the Company Subsidiaries shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing (including, without limitation, any Acquisition Proposal) and shall take commercially reasonable actions to inform each Company Representative, of the obligations undertaken in this Section 6.6 and to cause each such Company Representative to comply with such obligations; and

(iv) the Company shall (A) notify Parent promptly (but in any event within 48 hours after receipt thereof), orally and in writing, if the Company, any Company Subsidiary or any Company Representative receives (1) an Acquisition Proposal or any material amendment or change in any previously received Acquisition Proposal, (2) any request for confidential or nonpublic information or data relating to, or for access to the properties, books or records of, the Company or any Company Subsidiary by any Person that has made, or to such party’s knowledge may be considering making, an Acquisition Proposal, or (3) any oral or written expression that any such activities, discussions or negotiations are sought to be initiated or continued with the Company, and, as applicable, include in such notice the identity of the Person making such Acquisition Proposal, indication or request, the material terms of such Acquisition Proposal, indication or request and, if in writing, shall promptly deliver to Parent copies of any proposals, indications of interest, indication or request along with all other related documentation and correspondence; and (B) keep Parent informed of the status and material terms of (including all material changes to the status or material terms of) any such Acquisition Proposal, indication or request.

(b) Notwithstanding Section 6.6(a), the Board shall not be prohibited from furnishing information to or entering into discussions or negotiations with, any Person that makes a bona fide written Acquisition Proposal to the Board after the date hereof which was not invited, solicited or encouraged, directly or indirectly, by the Company, any Company Subsidiary or any Company Representative on or after the date hereof if, and only to the extent that, (i) the Board concludes in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its duties to the Company’s shareholders under Maryland law, (ii) the Board determines in good faith, after consultation with its financial advisors of nationally recognized reputation and outside legal counsel, that such Acquisition Proposal is reasonably likely to result in a Superior Acquisition Proposal (as defined herein), (iii) the Company complies with all of its obligations under this Agreement, (iv) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions with such Person and (v) the Company enters into a confidentiality agreement with such Person the material terms of which are (without regard to the terms of such Acquisition Proposal) in all material respects no less favorable to the Company, and no less restrictive to the Person making such Acquisition Proposal, than those contained in the Confidentiality Agreement.

(c) If the Board or any committee thereof intends: (i) to approve or recommend, or propose to approve or recommend, any Superior Acquisition Proposal, or (ii) to cause the Company to enter into any agreement with respect to any Superior Acquisition Proposal (other than any confidentiality agreement as contemplated by Section 6.6(b)) (a “Competing Agreement”), then at least three (3) Business Days prior to taking such action: (A) the Company shall provide Parent with written notice advising Parent that the Board has received a Superior Acquisition Proposal that it intends to accept, specifying the material terms and conditions of such Superior Acquisition Proposal and identifying the Person or Persons making such Superior Acquisition Proposal, and (B) the Company shall, and shall cause its financial and legal advisors to, negotiate in good faith with Parent to make such adjustments in the terms and conditions of this Agreement as would cause such Superior Acquisition Proposal to no longer constitute a Superior Acquisition Proposal (the “Adjusted Terms”). If following the completion of such three (3) Business Day period the Company and Parent have been unable to agree upon Adjusted Terms that cause such Superior Acquisition Proposal to no longer constitute a Superior Acquisition Proposal (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal), then the Board or any committee thereof may: (i) approve, advise or recommend, or propose to approve, advise or recommend, such Superior Acquisition Proposal; (ii) make an Adverse Recommendation or (iii) cause the Company to enter into a Competing Agreement with respect to such Superior Acquisition Proposal.

(d) For all purposes of this Agreement, “Superior Acquisition Proposal” means a bona fide written proposal made by a third party to acquire, directly or indirectly, the Company and/or the Company Subsidiaries pursuant to a tender or exchange offer, merger, share exchange, consolidation or sale of all or substantially all of the assets of the Company and the Company Subsidiaries or otherwise (i) on terms which the Board determines in good faith, after consultation with the Company’s financial advisors of nationally recognized reputation, would be more favorable to the holders of the Company Common Stock than those provided for in the Merger, (ii) for which financing, to the extent required, in the reasonable judgment of the Board is capable of being obtained and (iii) which the Board determines in good faith is reasonably capable of being consummated.

(e) Any “stop, look and listen” disclosure that the Board may be compelled to make with respect to the receipt of an Acquisition Proposal in order to comply with its duties imposed by Rule 14d-9 or 14e-2 of the Exchange Act shall not constitute a violation of this Section 6.6.

(f) Nothing in this Section 6.6 shall (i) permit the Company to terminate this Agreement (except as expressly provided in Article IX) or (ii) except as expressly provided herein, affect any other obligations of the Company under this Agreement.

Section 6.7. Taxes.

(a) Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (including with any related interest, penalties or additions to tax, “Transfer and Gains Taxes”). From and after the Effective Time, Parent shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to shareholders of the Company, all Transfer and Gains Taxes.

(b) The Company will consult with and provide Parent the opportunity to review and comment upon all returns, reports, questionnaires, applications or other documents to be filed after the date hereof by the Company with respect to Taxes including, without limitation, the Company’s federal, state and local income and franchise Tax returns and reports for its taxable years ended December 31, 2002 and 2003, and shall not file any such returns, reports or other documents without the prior review and comment of Parent, which shall not be unreasonably delayed.

(c) The Company will cause each of the Company Subsidiaries to consult with and provide Parent the opportunity to review and comment upon all returns, reports, questionnaires, applications or other documents to be filed after the date hereof by each respective subsidiary of the Company with respect to Taxes including, without limitation, each of the Company Subsidiaries’ federal, state and local income and franchise Tax returns and reports for its taxable years ended December 31, 2002 and 2003, and the Company shall not cause any of its subsidiaries to file any such returns, reports or other documents without the prior review and comment of Parent, which shall not be unreasonably delayed.

(d) The Company will afford Parent and its representatives the opportunity to participate in (i) any discussions with the IRS regarding the Genesis Ruling Request and (ii) conferences with the Company’s advisors in respect of the Genesis Ruling Request, including the opportunity to review and comment upon any proposed submissions in advance.

(e) The Company shall use commercially reasonable efforts to ensure that the $5.0 million that is the subject of the Genesis Ruling Request is received at the earliest practicable date, which efforts may include those set forth on Section 6.7(e) of the Company Disclosure Letter.

Section 6.8. Coordination of Dividends. From and after the date hereof, the Company shall not declare, pay or make any dividend or distribution to its shareholders without the prior written consent of Parent; provided, however, that the written consent of Parent shall not be required for the authorization and payment of (i) dividends and distributions required for the Company to maintain its status as a REIT under the Code (each, a “REIT Dividend”) and (ii) a quarterly distribution with respect to the Company Common Stock for the Company’s fiscal quarter ending December 31, 2003 of up to $.18 per share of Company Common Stock. In the event that a distribution with respect to the Company Common Stock permitted by this Section 6.8 has (x) a record date prior to the Effective Time and (y) has not been paid as of the Effective Time, the holders of Company Common Stock shall be entitled to receive such distribution from the Company at the time such shares are exchanged pursuant to this Agreement. Notwithstanding any provision in this Section 6.8 to the contrary, Parent may, prior to the Effective Time, (a) request in writing that the Company’s Board authorize the declaration and payment (with the payment to be made immediately prior to the Effective Time) of such dividends as may be necessary to distribute the additional real estate investment trust taxable income (as defined in Section 857(b)(2) of the Code) that Parent estimates would result from an election under Section 338 of the Code (a “338 Dividend”); and (b) request in writing that the Company’s Board authorize the declaration and payment at the time specified in the request of such REIT Dividends as may be necessary to ensure the Company’s continued qualification as a REIT under the Code; provided as to clauses (a) and (b) that Parent provides such written notice sufficiently in advance of the Effective Time so as to allow for the setting of any record date and notices required by the New York Stock Exchange, the Company’s Declaration or Maryland law. Upon receipt of such request, the Company’s Board shall authorize the requested 338 Dividend (which 338 Dividend may be conditional on the Closing) or REIT Dividend, as the case may be, subject to requirements of law and rules of the New York Stock Exchange and compliance with the Company’s Declaration, including any liquidity requirements that may be applicable as a condition precedent to declaration of a dividend. Any request by Parent under clause (b) shall be accompanied by an opinion of a tax advisor of recognized national standing (which may be Ernst & Young LLP or Willkie Farr & Gallagher LLP) which concludes that there is a significant risk that failure to make such distribution would result in failure of the Company to qualify as a REIT under the Code.

Section 6.9. New York Stock Exchange Listing. During the period from the date hereof and continuing until the Effective Time: (i) the Company shall take all such action that is required for the Company Common Stock to remain listed on the New York Stock Exchange in accordance with Section 3-202(c)(1)(ii) of the Maryland General Corporation Law, and (ii) Parent shall take all such action that is required for its shares of common stock, par value $.25 per share, to remain listed on the New York Stock Exchange in accordance with Section 3-202(c)(1)(ii) of the Maryland General Corporation Law.

Section 6.10. Amendment of Company Disclosure Letter. The Company shall be entitled to supplement any information disclosed in the Company Disclosure Letter to disclose actions taken, or agreements entered into, by the Company or its Subsidiaries after the date of this Agreement, which are permitted to be taken or entered into pursuant to Section 5.1 hereof and which, if existing at the date of this Agreement, would have been required to be set forth or described in such Company Disclosure Letter. Except for the Sections of the Company Disclosure Letter expressly referring to a specific date certain, for all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Section 7 (excluding Section 7.2(c)) have been fulfilled, the Company Disclosure Letter shall be deemed to be the Company Disclosure Letter as amended or supplemented pursuant hereto to reflect such supplemented information.

Section 6.11. Parent Indenture. The Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to effect any modifications (to become effective as of the Effective Time) to any agreements or organizational or other documents of the Company or its Subsidiaries necessary for Parent and its Subsidiaries to comply, in such manner as is determined by Parent, with the covenants in the outstanding indentures or credit agreements of Parent and its Subsidiaries in connection with the implementation of the transactions contemplated by this Agreement.

ARTICLE VII.

CONDITIONS

Section 7.1. Conditions to Each Party’s Obligation to Effect the Merger. The obligations of each party to effect the Merger and consummate the other transactions contemplated herein to occur on the Closing Date shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a) The Company Shareholder Approval. The Company shall have received the Company Shareholder Approval.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect.

Section 7.2. Additional Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger and consummate the other transactions contemplated herein to occur on the Closing Date are subject to the following additional conditions, any one or more of which may be waived in writing by Parent:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement which are qualified as to Company Material Adverse Effect are true and correct, and the other representations and warranties of the Company contained in the Agreement are true and correct in all material respects, in either case, on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date. Parent shall have received a certificate signed on behalf of the Company by its chief executive officer or its chief financial officer, in such capacity, to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by its chief executive officer or its chief financial officer, in such capacity, to such effect.

(c) Material Adverse Effect. Since the date hereof, there shall have been no Company Material Adverse Effect.

(d) Consents. All consents and approvals listed on Section 7.2(d)(i) of the Company Disclosure Letter shall have been obtained. Each of the transactions or conditions set forth on Section 7.2(d)(ii) of the Company Disclosure Letter shall have been consummated or satisfied substantially in accordance with the terms existing (if applicable) on the date hereof under the relevant transaction documents previously made available to Parent (but including therein the changes to certain lease amendments referenced in Section 5.6 of the Company Disclosure Letter) or, if no such relevant transaction documents exist on the date hereof, on terms reasonably acceptable to Parent.

(e) Tax Opinions Relating to REIT Status. Parent shall have received an opinion from Pepper Hamilton LLP, dated as of the Closing Date, in the form attached hereto as Exhibit F, to the effect that, commencing with its taxable year ended December 31, 1998 through and including the end of its taxable year ended December 31, 2002, the Company qualified as a REIT under the Code, and from January 1, 2003 through the Closing Date, the Company’s proposed method of operation will enable the Company to continue to meet the requirements for qualification as a REIT under the Code. In the event that the Effective Time of the Merger is after December 31, 2003, (i) the year ended immediately prior to the year in which the Effective Time occurs shall be substituted for 2002 and (ii) the year in which the Effective Time occurs shall be substituted for 2003.

(f) The Company Partnership. At or prior to the Effective Time, each partner (excluding the Company and the holder of Class C Units, which has executed the Class C Amendment Agreement) in the Company Partnership shall sell such partner’s partnership interests to Parent or Parent’s designee, (x) as to any partner who has executed a Unitholder Agreement as of the date hereof, in accordance with the terms of the applicable Unitholder Agreement, and (y) in the case of any other such partner, in accordance with an agreement substantially identical to the Unitholder Agreements executed as of the date hereof or pursuant to such other agreement acceptable to Parent or pursuant to rights in favor of the Company to cause such interests to be sold to Parent (or Parent’s designee) in accordance with the terms and conditions of the Second Amended and Restated Agreement of Limited Partnership of the Company Partnership; and the representations and warranties of the parties thereto (excluding Parent) contained in any such agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and any covenants of the parties thereto (excluding Parent) shall have been complied with in all material respects.

(g) The Class C Amendment Agreement. At or prior to the Effective Time, the transactions contemplated by the Class C Amendment Agreement shall have been consummated on the terms set forth therein, and the representations and warranties of the parties thereto (other than Parent) set forth in the Class C Amendment Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and any covenants of the parties thereto (excluding Parent) shall have been complied with in all material respects.

(h) Defensive Measures. The Rights and the other Defensive Measures shall not be applicable to the Merger, the Declaration Amendment, the Voting Agreements, the Unitholder Agreements, the Class C Amendment Agreement or the transactions contemplated by this Agreement, the Voting Agreements, the Unitholder Agreements or the Class C Amendment Agreement.

(i) Company Cash. As of the Closing Date, (i) the Company and the Company Subsidiaries shall own in the aggregate an amount of unrestricted and restricted cash and cash equivalents at least equal to the respective amounts thereof set forth on Section 7.2(i) of the Company Disclosure Letter for such date; provided that the amount of unrestricted cash and cash equivalents (x) may include up to $5.0 million of cash that is the subject of the Genesis Ruling Request, but only if the IRS has issued a ruling in response to the Genesis Ruling Request, such ruling is reasonably satisfactory to Parent, or the ownership of such cash has otherwise been established in a manner reasonably acceptable to Parent and, pending distribution to the Company, such cash is held in escrow on terms reasonably acceptable to Parent, (y) shall be deemed to include the amount of any 338 Dividend or REIT Dividend paid by the Company prior to the Closing Date, and (z) shall be deemed to include the amount of any Company Transaction Expenses paid prior to the Closing Date in accordance with Section 5.1(m) hereof; and (ii) the Company Transaction Expenses shall not exceed $3.5 million; provided, however, that if as of the Closing Date the Company 7.2 Liabilities do not exceed the amount set forth on Section 7.2(l) of the Company Disclosure Letter such expense limit shall be increased from $3.5 million to $3.7 million. As used herein, “Company Transaction Expenses” shall mean the expenses of the Company and its Subsidiaries related to this Agreement and the consummation of the transactions contemplated hereby, whether paid, accrued or otherwise incurred as of the Closing Date, including, without limitation, fees and expenses payable to investment bankers, attorneys and accountants, fees and expenses of Ridgeway Capital, LLC, severance costs, proxy costs and fees payable to Michael R. Walker, but Company Transaction Expenses shall not include consent fees and transfer taxes.

(j) Genesis Spin-off. Genesis shall have consummated the transaction contemplated by that certain Separation and Distribution Agreement, dated as of

October 27, 2003, by and between Genesis Healthcare Ventures, Inc. and GHC (the “Genesis Spin-off”) in accordance with the terms thereof existing on the date hereof, with such modifications as are specified in Section 5.6 of the Company Disclosure Letter.

(k) Estoppel Certificates. The Company shall have received and delivered to Parent the estoppel certificates listed on Section 7.2(k) of the Company Disclosure Letter, in a form to be reasonably agreed upon by Parent and the Company or in such form as is required under any agreement listed on Section 7.2(k) of the Company Disclosure Letter.

(l) Certain Liabilities. Immediately prior to the Effective Time, the Company and its Subsidiaries shall not have or be subject to, on a consolidated basis, Liabilities (excluding deferred revenue, Company Transaction Expenses, mortgages, bonds, notes payable and capital lease obligations, but including Indebtedness under existing lines of credit) (collectively, “Company 7.2 Liabilities”) in excess of the amount set forth on Section 7.2(l) of the Company Disclosure Letter, which amount shall be calculated in accordance with GAAP and on a basis consistent with the financial statements described in Section 3.7(d). As used in this Section 7.2(l), “deferred revenue” shall include any Liability that the Company accrues after September 30, 2003 as deferred revenue on account of it s receipt of a cash payment in exchange for (x) a consent to a change of guarantor or (y) a lease reduction or modification, in either such case as part of the Genesis and Benchmark restructurings, which deferred revenues shall not be deemed Company 7.2 Liabilities. Compliance with this condition shall be evidenced by a certificate executed by the principal financial officer of the Company with reasonable supporting schedules and other relevant information attached.

Section 7.3. Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and to consummate the other transactions contemplated herein to occur on the Closing Date is further subject to the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement which are qualified as to Parent Material Adverse Effect are true and correct, and the other representations and warranties of the Parent contained in the Agreement are true and correct in all material respects, in either case, on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and the Company shall have received a certificate signed on behalf of Parent by its chief executive officer or its chief financial officer, in such capacity, to such effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by its chief executive officer or its chief financial officer, in such capacity, to such effect.

ARTICLE VIII.

EMPLOYEE BENEFITS AND POST-CLOSING COVENANTS

Section 8.1. Employee Plans and Other Employee Arrangements. As of the Effective Time, all Persons employed by the Company and the Company Subsidiaries shall, at the option of Parent, either continue to be eligible to participate in the Employee Plans then maintained by the Company and the Company Subsidiaries or be eligible to participate in the same manner as other similarly situated employees of Parent in any “employee benefit plan,” as defined in Section 3(3) of ERISA, sponsored or maintained by Parent for similarly situated employees after the Effective Time. With respect to each such employee benefit plan, service with the Company or any Company Subsidiary (as applicable) shall be included only for purposes of determining eligibility to participate and vesting (if applicable). With respect to medical benefits provided by Parent or any Parent Subsidiary on and after the Closing Date, coverage that would otherwise be denied due to a preexisting illness shall be provided to those employees who had such coverage under a plan sponsored by the Company or any Company Subsidiary before the Closing Date. Nothing contained in this Section 8.1 shall be deemed to obligate Parent, the Company or their respective Subsidiaries to continue the employment or benefits with respect to any Person employed by the Company or any Company Subsidiary as of the Effective Time for any period of time thereafter. From and after the Effective Time, the Surviving Entity shall assume all severance obligations of the Company as set forth in Section 8.1 of the Company Disclosure Letter.

Section 8.2. Indemnification of Company Officers and Trustees.

(a) From and after the Effective Time, the Surviving Entity shall provide exculpation and indemnification for each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or trustee (or person occupying a similar position in any other entity) of the Company or any Company Subsidiary (the “Indemnified Parties”) which is the same as the exculpation and indemnification provided to the Indemnified Parties by the Company (including advancement of expenses, if so provided) in the Company Organizational Documents, as in effect at the close of business on the date hereof, which exculpation and indemnification shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of individuals who were, at any time prior to the Effective Time, trustees, officers or employees of the Company; provided, that such exculpation and indemnification covers actions on or prior to the Effective Time, including, without limitation, all transactions contemplated by this Agreement.

(b) The Surviving Entity shall obtain and maintain in effect at the Effective Time and continuing until the sixth anniversary thereof “run-off” directors and officers liability insurance with a coverage amount and other terms and conditions comparable to the Company’s current directors and officers liability insurance policy covering the trustees and officers of the Company with respect to their service as such prior to the Effective Time; provided, however, that in no event shall the Surviving Entity be required to expend more than an amount per year equal to 175% of current annual premiums paid by the Company for such insurance to obtain and maintain insurance coverage pursuant hereto, in which case the Surviving Entity shall obtain and maintain insurance coverage on comparable terms that provides the maximum coverage that is then available for 175% of such annual premiums.

(c) The provisions of this Section 8.2 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Parent, the Surviving Entity and the Company. Parent agrees to pay all costs and expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party or his or her heirs or his or her personal representatives in successfully enforcing the indemnity or other obligations of Parent under this Section 8.2. The provisions of this Section 8.2 shall survive the Merger and are in addition to any other rights to which an Indemnified Party may be entitled.

(d) In the event that Parent, the Surviving Entity or any of their respective successors or assigns transfers all or substantially all of its properties and assets to any Person, then the transferee shall assume the obligations set forth in this Section 8.2, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party covered hereby.

Section 8.3. Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest, perfect or confirm of record or otherwise establish in the Surviving Entity full right, title and interest in, to or under any of the assets, property, rights, privileges, powers and franchises of the Company and Sub, the officers and directors of the Surviving Entity are fully authorized in the name and on behalf of each of the Constituent Entities or otherwise to take all such lawful and reasonably necessary or desirable action.

ARTICLE IX.

TERMINATION AND FEES

Section 9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if any Governmental Agency shall have issued an Order (which Order each party hereto shall use its commercially reasonable efforts to have vacated or reversed), in each case permanently restraining, enjoining or otherwise prohibiting the Merger, and such Order shall have become final and non-appealable;

(c) by either Parent or the Company if the Company shareholders fail to approve the Merger upon the taking of a vote at the Company Shareholders Meeting or any adjournment thereof;

(d) after May 31, 2004, by either Parent or the Company if the Merger shall not have been consummated by such date for any reason; provided that in such case the terminating party is not in material breach of its representations, warranties, covenants or agreements under this Agreement in any manner that shall have caused or resulted in the failure to consummate the Merger on or before such date;

(e) by Parent, if (i) the Board shall have withdrawn or materially modified its recommendation of this Agreement or the Merger in a manner adverse to Parent or its shareholders or shall have resolved to do so; (ii) the Board shall have approved or recommended an Acquisition Proposal made by any Person other than Parent or Sub; or (iii) the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal;

(f) by the Company, if prior to the approval of the Merger at the Company Shareholders Meeting the Board shall have approved, and the Company shall concurrently enter into, a definitive agreement providing for the implementation of a Superior Acquisition Proposal; but only if (i) the Company is not then in breach of Section 6.6, and (ii) prior to such termination the Company shall have made payment of the full amounts required by Section 9.3;

(g) by Parent, if: (i) any of the representations and warranties of the Company contained in this Agreement which are qualified as to Company Material Adverse Effect shall not be true and correct, (ii) any of the other representations and warranties of the Company contained in this Agreement shall not be true and correct in all material respects, or (iii) the Company shall have failed to perform in all material respects any obligation or to comply with any agreement or covenant to be performed or complied with by it under this Agreement, subject to in the case of clauses (i), (ii) or (iii) which breach is not cured by five (5) Business Days following written notice to the Company; or

(h) by the Company, if (i) any of the representations and warranties of Parent or Sub contained in this Agreement which are qualified as to Parent Material Adverse Effect shall not be true and correct, (ii) any of the other representations and warranties of Parent or Sub contained in this Agreement shall not be true and correct in all material respects, or (iii) Parent shall have failed to perform in all material respects any obligation or to comply with any agreement or covenant to be performed or complied with by it under this Agreement, subject to in the case of clauses (i), (ii) or (iii) which breach is not cured by five (5) Business Days following written notice to Parent.

Section 9.2. Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 9.1, this Agreement shall forthwith become void and of no further force and effect without any liability or obligation on the part of Parent, Sub or the Company, except as provided in Sections 5.3(c) and (d), Sections 9.2, 9.3, 10.2, 10.3, 10.4, and 10.6 through 10.12, which provisions shall survive the termination; provided, however, that nothing herein shall relieve any party from any liability for any breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 9.3. Fees and Expenses.

(a) Except as provided in paragraphs (b), (c) and (d) below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses (including broker’s or finder’s fees and the expenses of its representatives).

(b) If any of the conditions set forth in paragraph (c) or (d) below are satisfied, then the Company shall, subject to and in accordance with such paragraphs, pay to Parent, by wire transfer of immediate available funds to an account specified by Parent, the Break-Up Fee (as defined below) or the Parent Expense Reimbursement (as defined below).

(c) The Company shall pay the Break-Up Fee (or the portion thereof described below) as follows:

(i) if Parent terminates this Agreement pursuant to the provisions of Section 9.1(e) or if the Company terminates this Agreement pursuant to the provisions of Section 9.1(f) or if either party terminates this Agreement at a time when Parent had the right to terminate pursuant to Section 9.1(e), the Company shall pay to Parent the Break-Up Fee, which payment shall be made concurrent with any such termination by the Company and on the same day as any such termination by Parent; or

(ii) if an Acquisition Proposal is received or publicly disclosed after the date hereof, and thereafter Parent or the Company terminates this Agreement pursuant to Section 9.1(c), and within twelve (12) months following such termination, the Company enters into a definitive agreement providing for, or consummates, an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal which had been received or publicly disclosed at the time of termination of this Agreement), the Company shall, concurrent with consummating such transaction, pay to Parent the Break-Up Fee; or

(iii) if an Acquisition Proposal is received or publicly disclosed after the date hereof, and thereafter Parent or the Company terminates this Agreement pursuant to Section 9.1(d), and within twelve (12) months following such termination, the Company enters into a definitive agreement providing for, or consummates, an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal which had been received or publicly disclosed at the time of termination of this Agreement), the Company shall, concurrent with consummating such transaction, pay to Parent the Break-Up Fee.

(d) The Company shall pay the Parent Expense Reimbursement (or the portion thereof described below) to Parent (provided the Company was not entitled to terminate this Agreement pursuant to Section 9.1(h)) if Parent or the Company terminates this Agreement pursuant to (i) Section 9.1(b) (but only on account of an Order resulting from a claim by a Person other than a Governmental Agency), (ii) Section 9.1(c) (and no Acquisition Proposal was received or publicly disclosed after the date hereof and prior to termination), (iii) Section 9.1(d) (and no Acquisition Proposal was received or publicly disclosed after the date hereof and prior to termination), unless the sole remaining unsatisfied or unwaived condition as of such termination date is the failure to obtain any of the consents and approvals listed on Section 7.2(d)(i) of the Company Disclosure Letter, or (iv) Section 9.1(c) or (d), if an Acquisition Proposal was received or publicly disclosed after the date hereof, but the Break-Up Fee is not payable to Parent in accordance with the terms of Section 9.3(c)(ii) or (iii), as the case may be. In the case of clauses (i), (ii), and (iii) above, the payment of the Parent Expense Reimbursement (or the portion thereof described below) shall be made within two Business Days after termination of this Agreement, and in the case of clause (iv) above, such payment shall be made within two Business Days after termination of the Acquisition Proposal.

(e) “Break-Up Fee” shall be an amount equal to the lesser of (i) $4,250,000 (the “Maximum Break-Up Fee”) and (ii) the sum of (A) the maximum amount that can be paid to Parent without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), as determined by independent accountants to Parent, and (B) in the event Parent receives a letter from outside counsel (the “Break-Up Fee Tax Opinion”) indicating that Parent’s receipt of the Maximum Break-Up Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) or that the receipt by Parent of the excess of the Maximum Break-Up Fee over the amount payable in clause (A) following the receipt of such opinion would not be deemed constructively received prior thereto, the Maximum Break-Up Fee less the amount payable under clause (A) above. In the event that Parent is not able to receive the Maximum Break-Up Fee, the Company shall place the unpaid amount in escrow and shall not release any portion thereof to Parent unless and until the Company receives, from time to time, any one or combination of the following: (i) a letter from Parent’s independent accountants indicating the maximum amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements or (ii) a Break-Up Fee Tax Opinion indicating the maximum amount that can be paid at that time to as Qualifying Income, as gross income that is excluded under the REIT Requirements or as amounts not constructively received prior to such time, in either of which events the Company shall pay to Parent the lesser of the unpaid Maximum Break-Up Fee or the maximum amount stated in the letter referred to in (i) above or the opinion referred to in (ii) above.

(f) The “Parent Expense Reimbursement” shall be an amount equal to the lesser of (i) Parent’s out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys’, accountants’ and investment bankers’ fees and expenses), not to exceed $1,500,000, and (ii) the sum of (A) the maximum amount that can be paid to Parent without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to Parent, and (B) in the event Parent receives a Break-Up Fee

Tax Opinion indicating that Parent’s receipt of the Parent Expense Reimbursement would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements or that receipt by Parent of the excess of the Parent Expense Reimbursement over the amount payable under clause (A) following the receipt of such opinion would not be deemed constructively received prior thereto, the Parent Expense Reimbursement less the amount payable under clause (A) above. In the event that Parent is not able to receive the full Parent Expense Reimbursement, the Company shall pay Parent the unpaid amount within two (2) Business Days after receipt, from time to time, of any one or combination of the following: (i) a letter from Parent’s independent accountants indicating the maximum amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements or (ii) a Break-Up Fee Tax Opinion indicating the maximum amount that can be paid at that time to Parent as Qualifying Income, as gross income that is excluded under the REIT Requirements or as amounts not constructively received prior to such time, in either of which events the Company shall pay to Parent the lesser of the unpaid Parent Expense Reimbursement or the maximum amount stated in the letter referred to in (i) above or the opinion referred to in (ii) above.

(g) The payment of the Break-Up Fee or the Parent Expense Reimbursement shall be compensation and liquidated damages for the loss suffered by Parent as a result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances, and does not constitute a penalty. The Break-Up Fee or the Parent Expense Reimbursement shall not be deemed to constitute the measure of damages suffered by Parent in any instance in which the payment of the Break-Up Fee or Parent Expense Reimbursement is not provided for under the terms of this Agreement. In the event that Parent is required to commence litigation to seek all or a portion of the amounts payable under this Section 9.3, and Parent prevails in such litigation, Parent shall be entitled to receive, in addition to all amounts that it is otherwise entitled to receive under this Section 9.3, all expenses (including, without limitation, attorneys’ fees) which it has incurred in enforcing its rights hereunder. Subject to the preceding sentence and excluding damages arising out of any breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, neither party shall have any other liability to the other after the payment thereof.

(h) The Company’s obligation to pay any unpaid portion of the Break-Up Fee or Parent Expense Reimbursement shall terminate three years from the date of this Agreement, provided the Company’s obligation to pay any amounts under this Section 9.3 shall have accrued within the applicable time period set forth in this Section 9.3.

ARTICLE X.

GENERAL PROVISIONS

Section 10.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement confirming the representations and warranties in this Agreement shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 10.2. Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective board of directors or board of trustees, as applicable, at any time before or after approval hereof by the Company shareholders, but, after such approval, no amendment shall be made which reduces the Merger Consideration, or which under applicable Legal Requirements requires the approval of Company shareholders without first obtaining such approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 10.3. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) one (1) Business Day after the date when deposited with a reputable express courier service (charges prepaid) for overnight delivery to the recipient, (c) when sent to the recipient by telecopy (receipt electronically confirmed by sender’s telecopy machine) or electronic mail if during normal business hours of the recipient, otherwise on the next Business Day, or (d) seven (7) Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Company and to Parent and Sub at the addresses indicated below:

If to the Company:	ElderTrust
Little Falls Centre One
2711 Centerville Road
Suite 108
Attention: Michael R. Walker
Facsimile: (302) 993-1023
Email: mwalker@eldertrust.com

With a copy to:	Pepper Hamilton LLP
(which shall not constitute notice)

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103-2799

Facsimile: (215) 981-4750

Email: friedmanm@pepperlaw.com

  or katzb@pepperlaw.com

Attention: Michael H. Friedman, Esquire

   or Brian M. Katz, Esquire

If to Parent or Sub:	Ventas, Inc.
4360 Brownsboro Road Suite 115 Louisville, KY 40207-1642 Facsimile: (502) 357-9050 Email: rriney@ventasreit.com Attention: T. Richard Riney, Esquire

With a copy to:	Willkie Farr & Gallagher LLP
(which shall not constitute notice)	787 Seventh Avenue New York, New York 10019 Facsimile: (212) 728-9239 Email: tcerabino@willkie.com Attention: Thomas M. Cerabino, Esq.

or to such other address as either party hereto may, from time to time, designate in writing delivered pursuant to the terms of this Section 10.3.

Section 10.4. Assignment and Parties in Interest.

(a) Neither this Agreement nor any of the rights, duties, or obligations of any party hereunder may be assigned or delegated (by operation of law or otherwise) by either party hereto except with the prior written consent of the other party hereto.

(b) Except for the Indemnified Parties, who following the Effective Time are express third party beneficiaries of Section 8.2, this Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective permitted successors and assigns.

Section 10.5. Announcements. All press release or other written public statements with respect to the transactions contemplated by this Agreement prior to the Closing Date shall be approved by both Parent and the Company prior to the issuance thereof; provided that (i) either party may make any public disclosure it believes in good faith is required by Legal Requirement or rule of any stock exchange on which its securities are traded (in which case the disclosing party shall use its reasonable best efforts to advise the other party prior to making such disclosure and to provide the other party a reasonable opportunity to review the proposed disclosure) and (ii) the parties hereof acknowledge and agree that they will file a copy of this Agreement as an exhibit to their respective Form 8-Ks to be filed with the SEC promptly after the execution hereof.

Section 10.6. Entire Agreement. This Agreement (including the Company Disclosure Letter and the Exhibits attached hereto) and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof, supersede and are in full substitution for any and all prior agreements and understandings among them relating to such subject matter, and no party shall be liable or bound to the other party hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants, or agreements except as specifically set forth herein or in accordance with the Confidentiality Agreement. The Exhibits and the Company Disclosure Letter to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 10.7. Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 10.8. Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.

Section 10.9. Governing Law; Venue.

(a) Except to the extent to which the Merger is subject to the Maryland General Corporation Law, this Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed therein.

(b) Any proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may only be brought against any of the parties in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

(c) Process in any proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

(d) Each party to this Agreement waives, to the fullest extent permitted by applicable Legal Requirements, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement.

Section 10.10. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of construction shall be applied against any party. Any references to any Legal Requirement shall also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless otherwise specifically stated: (a) a term has the meaning assigned to it by this Agreement; (b) including means “including but not limited to”; (c) “or” is disjunctive but not exclusive; (d) words in the singular include the plural, and in the plural include the singular; (e) provisions apply to successive events and transactions; (f) “$” means the currency of the United States of America; (g) “written” or “writing” includes “e-mail” and other similar forms of electronic communication; and (h) “Knowledge” of any Person means the actual knowledge of the executive officers of such Person, and in the case of the Company, the persons listed on Section 10.10(a) of the Company Disclosure Letter and in the case of Parent, the individuals listed on Section 10.10(b) of the disclosure letter delivered by Parent to the Company prior to the execution of this Agreement.

Section 10.11. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by Legal Requirements, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 10.12. Specific Performance. Without limiting or waiving in any respect any rights or remedies of Parent under this Agreement now or hereinafter existing at law or in equity or by statute, each of the parties hereto shall be entitled to seek specific performance of the obligations to be performed by the other in accordance with the provisions of this Agreement.

Section 10.13. Tax Treatment. Solely for purposes of Section 332 of the Code, this Merger Agreement and the transactions contemplated hereby are intended to be treated as a plan of complete liquidation of the Company into Parent following the Merger.

[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

ELDERTRUST

By:	/s/ Michael R. Walker
Name:	Michael R. Walker
Title:	Acting President, Chief Executive Officer and Chief Financial Officer

VENTAS, INC.

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice President and General Counsel

VENTAS SUB, LLC

By:	Ventas, Inc.

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice President and General Counsel

Appendix B

November 19, 2003

Board of Trustees

ElderTrust

Little Falls Centre One

2711 Centerville Road

Suite 108

Wilmington, Delaware 19808

Gentlemen:

You have asked Wachovia Capital Markets, LLC (“Wachovia Securities”) to advise you with respect to the fairness, from a financial point of view, of the Merger Consideration (as hereinafter defined) to be received by the holders of ElderTrust common shares of beneficial interest, par value $.01 per share (the “Company Common Stock”), pursuant to that certain Agreement and Plan of Merger, dated as of November 19, 2003 (the “Agreement”), by and among Ventas, Inc. (“Ventas”), Ventas Sub, LLC (“Sub”), and ElderTrust. Capitalized terms in this letter shall have the meanings ascribed to them in the Agreement unless the context clearly requires otherwise.

As more fully described in the Agreement, Sub shall be merged with and into ElderTrust, with ElderTrust as the surviving entity and a wholly-owned subsidiary of Ventas (the “Merger”). Pursuant to the Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive $12.50 in cash following the Merger, subject to adjustment as set forth in the following sentence (as adjusted, the “Merger Consideration”). If (x) from and after the date of the Agreement, ElderTrust declares or pays a dividend or distribution to its shareholders (including any 338 Dividend or REIT Dividend), but excluding those dividends and distributions permitted by clause (ii) of Section 6.8 of the Agreement (all such dividends or distributions, “Excess Distributions”), the Merger Consideration per share of Company Common Stock shall be reduced by the amount equal to the quotient obtained by dividing the aggregate amount of Excess Distributions by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time; and (y) the Closing shall not have occurred by May 31, 2004, the Merger Consideration per share of Company Common Stock shall be increased by an amount equal to the product of (a) $.72 divided by 365, multiplied by (b) the number of days that have elapsed from and including June 1, 2004 through but not including the Closing Date.

In arriving at our opinion, we have, among other things:

•	Reviewed the Agreement, including the financial terms of the Agreement.

Board of Trustees

ElderTrust

November 19, 2003

•	Reviewed certain business, financial and other information, including financial forecasts, regarding ElderTrust that was furnished to us by its management, and have discussed ElderTrust’s business and prospects with its management.

•	Reviewed historical closing prices of the Company Common Stock for the twelve month period ended November 17, 2003.

•	Considered certain financial data for ElderTrust and compared that data with similar data regarding certain other publicly traded companies that we deemed to be relevant.

•	Compared the proposed financial terms of the Agreement with the financial terms of certain other business combinations and transactions that we deemed to be relevant.

•	Developed a discounted cash flow model for ElderTrust.

•	Calculated a net asset value per share of Company Common Stock based on ElderTrust’s projected net operating income.

•	Considered other information such as financial studies, analyses and investigations, as well as financial and economic and market criteria that we deemed to be relevant.

In connection with our review, we have, with your consent, relied upon the accuracy and completeness of the foregoing financial and other information, and have not assumed any responsibility for any independent verification of such information. We have further relied upon the assurance of ElderTrust’s management that they are unaware of any facts that would make the information provided to us incomplete or misleading in any material respects. With respect to ElderTrust’s financial forecasts, we have assumed that they have been reasonably prepared and reflect the best current good faith estimates and judgments of management as to the future financial performance of the Company. We have discussed ElderTrust’s financial projections with its management, but we assume no responsibility for and express no view as to financial projections of ElderTrust or the assumptions upon which they are based. In arriving at our opinion, we have conducted physical inspections of certain of the properties or facilities of ElderTrust, but have not made any comprehensive evaluations or appraisals of the assets or liabilities of ElderTrust.

In rendering our opinion, we have assumed that the representations and warranties of each party contained in the Agreement are true and correct and that the Merger contemplated by the Agreement will be consummated on the terms described in the Agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third-party consents and/or approvals, no restrictions will be imposed that will have an adverse effect on the Merger or other actions contemplated by the Agreement. Our opinion is necessarily based on economic, market, financial and other conditions and the information made available to us as of the date hereof. Although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address the relative merits of the Merger or other actions contemplated by the Agreement compared with other business strategies that may have been considered by ElderTrust’s management and/or Board of Trustees or any committee thereof.

B-2

Board of Trustees

ElderTrust

November 19, 2003

Wachovia Securities is a trade name of Wachovia Capital Markets, LLC, an investment banking subsidiary and affiliate of Wachovia Corporation. We have been engaged to render certain financial advisory services to the Board of Trustees of ElderTrust in connection with the Agreement and will receive a fee for such services, which include the delivery of this opinion.

Please note that an affiliate of Wachovia Securities is the sole lender in a $7.5 million credit facility maintained by ElderTrust. Wachovia Securities is also currently engaged as advisor to ElderTrust with respect to (i) certain restructuring transactions announced on September 11, 2003 and (ii) a review of ElderTrust’s strategic alternatives. Additionally, in the ordinary course of our business, we may trade in the securities of ElderTrust and Ventas for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is solely for the information and use of the Board of Trustees of ElderTrust in connection with its consideration of the Merger and does not and shall not confer any rights or remedies upon the holders of Company Common Stock or any other person or be used or relied upon for any other purpose. Our opinion does not and shall not constitute a recommendation to any holder of Company Common Stock as to how such holder should vote in connection with the Merger or any other matter related thereto. Our opinion may not be summarized, excerpted from, or otherwise publicly referred to without our prior written consent, except that this opinion may be reproduced in full and described in the proxy statement mailed or provided to the holders of Company Common Stock in accordance with the Agreement.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above, and other factors we deem to be relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of Company Common Stock pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

WACHOVIA CAPITAL MARKETS, LLC

B-3

THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF PROPOSAL 1.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE
Please mark your votes as indicated in this example	☒

PROPOSAL 1:	FOR AGAINST ABSTAIN

To approve and adopt the Agreement and Plan of Merger by and among
ElderTrust, Ventas, Inc., a Delaware corporation, and Ventas Sub, LLC, a
Delaware limited liability company and a wholly-owned subsidiary of Ventas,
Inc., dated as of November 19, 2003, the merger, and the other transactions contemplated by the merger agreement, including the proposed amendments to our declaration of trust to be effected as part of the merger, that are described in the enclosed proxy statement.

☐ ☐ ☐
To transact such other business as may properly be brought before the meeting or any adjournments or postponement of the meeting or matters incidental thereto.	Each proxy agent present and acting in person or by the substitute may exercise all of the powers conferred by this proxy. THE PROPOSAL SET
FORTH HEREIN IS MORE FULLY DESCRIBED IN THE
ACCOMPANYING PROXY STATEMENT.

Dated: , 200

Signature

Signature if held jointly

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.	Please sign your name exactly as it is printed on this proxy indicating any title or other representative capacity. If more than one name is printed on this proxy, then all must sign.

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Ù    FOLD AND DETACH HERE    Ù

Authorize a Proxy to Vote by Internet or Telephone or Mail

Internet and telephone proxy authorization is available 24 Hours a Day, 7 Days a Week through 11:59 PM Eastern Time the day prior to special meeting day.

Your Internet or telephone proxy authorizes each of the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned your proxy card.

Internet http://www.eproxy.com/ett	OR	Telephone 1-800-435-6710	OR	Mail Mark, sign and date
Use the Internet to authorize your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to authorize your proxy. Have your proxy card in hand when you call.		your proxy card and return it in the enclosed postage-paid envelope.

If you authorize your proxy to vote by Internet or by telephone,

you do NOT need to mail back your proxy card.

ElderTrust

SPECIAL MEETING OF SHAREHOLDERS

February 3, 2004

SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned hereby appoints Harold L. Zuber, Jr. and Michael R. Walker, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to represent the undersigned and to vote, as directed, all common shares of beneficial interest of ElderTrust held by the undersigned and entitled to be voted at the Special Meeting of Shareholders to be held on Tuesday, February 3, 2004 at 3:00p.m., local time, at 101 East State Street, Kennett Square, Pennsylvania 19348 or at any adjournment or postponement of the meeting. The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Shareholders and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting.

The votes entitled to be cast by the undersigned will be cast as instructed below. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” the proposal as described in the proxy statement and in the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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Ù    FOLD AND DETACH HERE    Ù